Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Carlisle Companies Incorporated,

Carlisle Fluid Technologies, Inc.,

Graco Inc.,

and

Finishing Brands Holdings Inc.

dated as of October 7, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 PURCHASE AND SALE OF ASSETS		21
2.1.	Acquired Assets	21
2.2.	Excluded Assets	24
2.3.	Assumed Liabilities	26
2.4.	Excluded Liabilities	28

ARTICLE 3 PURCHASE PRICE		30
3.1.	Purchase Price and Initial Purchase Price	30
3.2.	Post-Closing Purchase Price Adjustment	30
3.3.	Allocation of Purchase Price	32
3.4.	Bulk Sales Compliance	32

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GRACO AND GRACO US FINISHING BRANDS		33
4.1.	Authority; Consents	33
4.2.	Organization and Qualification	33
4.3.	Acquired Subsidiaries	34
4.4.	Good Title; Sufficiency of Assets	35
4.5.	Financial Statements; Internal Controls	35
4.6.	No Material Change	36
4.7.	Inventory	37
4.8.	Tax Matters	37
4.9.	Real Property	39
4.10.	Intellectual Property	41
4.11.	Material Contracts	43
4.12.	Employee Matters	45
4.13.	Litigation	48
4.14.	Compliance with Laws; FCPA	48
4.15.	Permits and Licenses	49
4.16.	Environmental Matters	50
4.17.	Insurance	51
4.18.	Benefit Plans/Schemes	52
4.19.	Books and Records	54
4.20.	Transactions with Related Parties	54
4.21.	No Undisclosed Liabilities	54
4.22.	Major Customers and Suppliers	55
4.23.	Product Warranties	55
4.24.	Brokers or Agents	55
4.25.	ITW Purchase Agreement	55
4.26.	Scope of Representations and Warranties of Graco and Graco US Finishing Brands	56

4.27.	No Additional Representations	56

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT AND US PURCHASER		56
5.1.	Authority; Consents	56
5.2.	Organization and Qualification	57
5.3.	Financial Ability	57
5.4.	Brokers or Agents	57

ARTICLE 6 COVENANTS		58
6.1.	Pre-Closing Covenants	58
6.2.	Post-Closing Covenants	66
6.3.	Employee Matters	71
6.4.	Tax Matters	74
6.5.	Environmental Investigation and Remediation	77
6.6.	FTC-Required Compliance Training Programs	77
6.7.	Retained Powder Finishing Accounts Receivable	77

ARTICLE 7 CONDITIONS TO CLOSING AND CLOSING DELIVERIES		79
7.1.	Conditions of Purchasers’ Obligations	79
7.2.	Conditions of Sellers’ Obligations	82

ARTICLE 8 INDEMNIFICATION		84
8.1.	Survival	84
8.2.	Indemnification by Graco	84
8.3.	Indemnification by Purchaser	86
8.4.	Limitations on Indemnification	86
8.5.	Procedure for Indemnification of Third Party Claims	89
8.6.	Procedure for Indemnification of Other Claims	90
8.7.	Tax Treatment of Indemnity Payments	90

ARTICLE 9 MISCELLANEOUS		90
9.1.	Termination	90
9.2.	Expenses	92
9.3.	Governing Law; Venue; Waiver of Jury Trial	92
9.4.	Notices	92
9.5.	Entire Agreement; Amendment	93
9.6.	Waiver	94
9.7.	Benefit; Assignability	94
9.8.	Counterparts	94
9.9.	Publicity and Disclosures	94
9.10.	No Third-Party Rights; Interplay with Final Order	94
9.11.	Headings	94
9.12.	Remedies	95
9.13.	Further Assurances	95
9.14.	Disclosure Schedules	95
9.15.	Severability of Invalid Provision	95

9.16.	Interpretation; Construction	95
9.17.	Graco Guaranty	96
9.18.	Purchaser Parent Guaranty	96

EXHIBITS

Exhibit A – Forms of Non-U.S. Subsidiary Purchase Agreements

Exhibit B – Mutual Transition Services Agreement

Exhibit C – Form of Cross License Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (including all schedules, exhibits and other agreements attached hereto or made a part hereof, and all amendments hereto, this “Agreement”) is made and entered into as of October 7, 2014, by and among Carlisle Companies Incorporated, a Delaware corporation (“Purchaser Parent”), Carlisle Fluid Technologies, Inc., a Delaware corporation (“US Purchaser”), Graco Inc., a Minnesota corporation (“Graco”), and Finishing Brands Holdings Inc., a Minnesota corporation (“Graco US Finishing Brands”).

WITNESSETH:

WHEREAS, Graco, Gema USA Inc., a Minnesota corporation (f/k/a Graco Holdings Inc.) (“Gema USA”), Graco Minnesota Inc., a Minnesota corporation (“Graco Minnesota”), Illinois Tool Works Inc., a Delaware corporation (“ITW Parent”), and ITW Finishing LLC, a Delaware limited liability company (“ITW US Seller”), are parties to a certain Asset Purchase Agreement, dated as of April 14, 2011, as amended by a certain First Amendment to Asset Purchase Agreement, dated as of April 2, 2012, entered into by and among Graco, Gema USA, Graco Minnesota, Graco US Finishing Brands, ITW Parent and ITW US Seller (collectively, including all schedules, exhibits and other agreements attached thereto or made part thereof, and all amendments thereto, the “ITW Purchase Agreement”);

WHEREAS, pursuant to, and upon the terms and conditions of, the ITW Purchase Agreement, Graco, Gema USA, Graco US Finishing Brands and certain Subsidiaries of Graco purchased substantially all of the assets of ITW Parent, ITW US Seller and certain other Subsidiaries of ITW Parent relating to: (i) the worldwide business of ITW Parent and its Affiliates of (a) developing, assembling, manufacturing, distributing, selling and servicing liquid finishing systems and products, including, but not limited to, the business of developing, manufacturing and selling products under the Binks, DeVilbiss, Ransburg, and BGK brand names and (b) the Stray Powder Business (as defined below) (the foregoing businesses, as acquired by Graco and its Affiliates pursuant to the ITW Purchase Agreement and operated since the consummation of the transactions contemplated by the ITW Purchase Agreement, being the “Liquid Finishing Business”); and (ii) the worldwide business of ITW Parent and its Affiliates of developing, assembling, manufacturing, distributing, selling and servicing powder finishing systems and products, including, but not limited to, the business of developing, manufacturing and selling products under the Gema brand name (but excluding the Stray Powder Business, which activities form part of the Liquid Finishing Business) (the foregoing business, as acquired by Graco and its Affiliates pursuant to the ITW Purchase Agreement and operated since the consummation of the transactions contemplated by the ITW Purchase Agreement, being the “Powder Finishing Business”);

WHEREAS, the transactions contemplated by the ITW Purchase Agreement were consummated on April 2, 2012 and, accordingly, Graco and its Subsidiaries own and operate the Liquid Finishing Business and the Powder Finishing Business, in each case as acquired by Graco and its Subsidiaries pursuant to the ITW Purchase Agreement;

WHEREAS, on December 15, 2011, prior to the consummation of the transactions contemplated by the ITW Purchase Agreement, the U.S. Federal Trade Commission (the “FTC”) issued an administrative Complaint (the “Administrative Complaint”) charging Graco, ITW Parent and ITW US Seller with violations of Section 7 of the Clayton Act, as amended, 15. U.S.C. § 18, and Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, in connection with the transactions contemplated by the ITW Purchase Agreement;

WHEREAS, Graco, ITW Parent and ITW US Seller denied the charges in the Administrative Complaint;

WHEREAS, on March 26, 2012: (i) Graco, ITW Parent, ITW US Seller and the FTC (together with counsel for each of the foregoing) executed and delivered a certain Agreement Containing Consent Orders (the “Consent Agreement”) in respect of the Administrative Complaint; and (ii) the FTC issued an Order to Hold Separate and Maintain Assets (the “Hold Separate Order”), pursuant to which the FTC allowed the transactions contemplated by the ITW Purchase Agreement to proceed, but required Graco to hold separate the assets of the Liquid Finishing Business (exclusive of the Stray Powder Business), upon the terms and subject to the conditions of the Hold Separate Order;

WHEREAS, subsequent to entering into the Consent Agreement, the FTC voted to approve the Consent Agreement and a proposed Decision and Order, settling the charges in the Administrative Complaint;

WHEREAS, on October 6, 2014, the FTC voted to approve a final Decision and Order (the “Final Order”), which requires Graco to sell the assets of the Liquid Finishing Business to a purchaser approved by the FTC within 180 days of the Final Order becoming final and effective; and

WHEREAS, Purchasers desire to purchase from Sellers, and Sellers desire to sell to Purchasers, substantially all of the assets of Sellers relating to the Liquid Finishing Business, but not any of the assets of Sellers relating to the Powder Finishing Business (other than the Retained Powder Assets), the Graco Liquid Finishing Business or any other business of Graco and its Affiliates (which assets are being retained by Sellers), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties and obligations contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The capitalized terms referred to in this Agreement have the meanings indicated below (and other capitalized terms are defined elsewhere in this Agreement):

“3M-Related Agreements” means: (a) that certain Settlement Agreement, dated as of October 23, 2008, by and among Graco US Finishing Brands (as the assignee of ITW Parent and ITW US Seller), 3M Company and 3M Innovative Properties; (b) that certain Supply and

License Agreement, dated as of October 23, 2008, by and among Graco US Finishing Brands (as the assignee of ITW Parent and ITW US Seller), 3M Company and 3M Innovative Properties; (c) that certain Mutual Release, dated as of June 6, 2013, by and among ITW Parent, Graco, Gema USA, Graco Minnesota and Graco US Finishing Brands; (d) that certain Assignment and Assumption Agreement and Bill of Sale, dated as of June 6, 2013, by and between ITW Parent and Graco US Finishing Brands; (e) that certain Agreement,  dated as of June 6, 2013, by and between ITW Parent and Graco US Finishing Brands in respect of the assignment of the DeKups trademark; and (f) that certain Trademark Assignment, dated as of June 6, 2013, by and between ITW Parent and Graco US Finishing Brands in respect of the assignment of the DeKups trademark.

“Acquired Assets” has the meaning provided in Section 2.1.

“Acquired Contracts” has the meaning provided in Section 2.1(e).

“Acquired ITW Ancillary Agreements” has the meaning provided in Section 2.1.

“Acquired ITW Intellectual Property” has the meaning provided in Section 6.2(g)(i).

“Acquired Subsidiaries” has the meaning provided in Section 2.1.

“Acquisition Proposal” has the meaning provided in Section 6.1(f).

“Administrative Complaint” has the meaning provided in the Recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, except as is otherwise provided herein, Purchaser Parent’s Affiliates following the Closing shall include the Acquired Subsidiaries.

“Agreement” has the meaning provided in the Preamble to this Agreement.

“Ancillary Agreements” means any Contract (including, but not limited to, the Bill of Sale, the Non-U.S. Subsidiary Purchase Agreements, the Mutual Transition Services Agreement, the Restrictive Covenant Assignment, the Cross License Agreement, the Transition Services Assignment and Assumption Agreement, the Transitional Trademark License Assignment and Assumption Agreement and the Transitional Trademark License and Permitted Use Agreement) which is or is to be entered into at Closing or otherwise pursuant to this Agreement.  The Ancillary Agreements executed by a specified Person shall be referred to as “such Person’s Ancillary Agreements,” “its Ancillary Agreements” or another similar expression.

“Antitrust Laws” has the meaning provided in Section 9.1(c).

“Anti-Corruption Laws” has the meaning provided in Section 4.14(c).

“Applicable Law” means all laws, statutes, constitutions, treaties, rules, codes, ordinances, regulations, rulings, whether federal, state, local, foreign, international, or other, and all orders, judgments, injunctions, decrees, permits, certificates and licenses of any Governmental Authority, and all interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal.

“Application for Approval of Divestiture” has the meaning provided in Section 6.1(g).

“Asset Selling Subsidiaries” means Graco US Finishing Brands, Graco Australia and Graco International Holdings.

“Asset Selling Subsidiaries Acquired Assets” has the meaning provided in Section 2.1.

“Assigned Acquired Subsidiaries Section 6.2(g) Rights and Benefits” has the meaning assigned to such term in the Restrictive Covenant Assignment.

“Assigned Section 6.2(g) Rights and Benefits” has the meaning assigned to such term in the Restrictive Covenant Assignment.

“Assigned Transition Services Rights and Benefits” has the meaning assigned to such term in the Transition Services Assignment and Assumption Agreement.

“Assigned Transitional Trademark License Rights and Benefits” has the meaning assigned to such term in the Transitional Trademark License Assignment and Assumption Agreement.

“Assumed Benefit Plans/Schemes” has the meaning provided in Section 6.3(a).

“Assumed Liabilities” has the meaning provided in Section 2.3.

“Assumed Transition Services Liabilities” has the meaning assigned to such term in the Transition Services Assignment and Assumption Agreement.

“Assumed Transitional Trademark License Liabilities” has the meaning assigned to such term in the Transitional Trademark License Assignment and Assumption Agreement.

“Audited Annual Financial Statements” has the meaning provided in Section 4.5(a).

“ASTM” has the meaning provided in Section 6.5.

“Basket” has the meaning provided in Section 8.4(c).

“Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into at the Closing by and among the applicable Purchasers, Graco and Graco US Finishing Brands, in a customary form reasonably acceptable to Purchaser Parent and Graco.

“Books and Records” means all books, records, data, ledgers, files, documents, Tax Returns, instruments, papers, computer files (including files stored on a computer’s hard drive or on other storage media), electronic files, correspondence, lists (including all customer and supplier lists and other information relating to customers and suppliers), drawings, and specifications, creative materials, advertising, merchandising, and promotional materials, sales materials, studies, reports, and other printed materials and records in any other medium.

“Bulk-Transfer Laws” has the meaning provided in Section 3.4.

“Business Day” means any day of the week other than (i) Saturday and Sunday and (ii) any day which banks located in Minneapolis, Minnesota or Charlotte, North Carolina are generally closed for business.

“Business Intellectual Property” means: (a) all Intellectual Property that is owned by any Asset Selling Subsidiary related to the Liquid Finishing Business (exclusive of the Stray Powder Business), including, but not limited to, any Intellectual Property owned by any Asset Selling Subsidiary related to the Liquid Finishing Business (exclusive of the Stray Powder Business) that is listed on Schedule 1.4 and any DeKups Intellectual Property that is owned by any Asset Selling Subsidiary; (b) all Intellectual Property that is owned by any Asset Selling Subsidiary and is necessary for making, having made, using, offering for sale, selling, importing or exporting DeVilbiss Powder Finishing Products, including, but not limited to, any Intellectual Property owned by any Asset Selling Subsidiary that is listed on Schedule 1.4 and necessary for making, having made, using, offering for sale, selling, importing or exporting DeVilbiss Powder Finishing Products; (c) all Intellectual Property that is owned by any Asset Selling Subsidiary and is necessary for making, having made, using, offering for sale, selling, importing or exporting Ransburg Powder Finishing Products, including, but not limited to, any Divested Stray Ransburg Powder IP that is owned by any Asset Selling Subsidiary and any Intellectual Property owned by any Asset Selling Subsidiary that is listed on Schedule 1.4 and necessary for making, having made, using, offering for sale, selling, importing or exporting Ransburg Powder Finishing Products; and (d) all Intellectual Property that is owned by any Acquired Subsidiary, including, but not limited to, any Intellectual Property owned by any Acquired Subsidiary that is listed on Schedule 1.4, any DeKups Intellectual Property that is owned by any Acquired Subsidiary, any Divested Stray Ransburg Powder IP that is owned by any Acquired Subsidiary, and any Intellectual Property owned by any Acquired Subsidiary that is listed on Schedule 1.4 and necessary for making, having made, using, offering for sale, selling, importing or exporting DeVilbiss Powder Finishing Products; provided, however, that, notwithstanding the foregoing, Business Intellectual Property shall specifically exclude: (i) any and all Excluded Domain Names; (ii) any and all Retained Stray Ransburg Powder IP; (iii) any and all Intellectual Property related to the Powder Finishing Business, except to the extent that any such Intellectual Property is DeKups Intellectual Property, is set forth on Schedule 1.2(a) or Schedule 1.4 or is ordered pursuant to the Final Order to be divested by Graco, in which case such Intellectual Property shall constitute Business Intellectual Property even if related to the Powder Finishing Business; and (iv) any and all Intellectual Property related to the Graco Liquid Finishing Business.

“Business Registered Intellectual Property” has the meaning provided in Section 4.10(a).

“Carlisle Confidential Information” means the information, if any, provided by Purchaser Parent or its Affiliates to Graco or its Affiliates in connection with this Agreement and the transactions contemplated hereby that is not generally available to the public.

“Cash and Cash Equivalents” means the sum of all cash and the fair market value (expressed in U.S. dollars) of all cash equivalents of any kind determined in accordance with GAAP (including bank account balances and money market accounts, net of outstanding checks issued by any Acquired Subsidiary) of the Acquired Subsidiaries, in each case as of the Closing Date (but before giving effect to the consummation of the transactions contemplated by this Agreement).  For the avoidance of doubt, Cash and Cash Equivalents shall include all Retained Powder Finishing Business Cash and Cash Equivalents.

“Closing” means the actual delivery of the instruments for conveyance of the Acquired Assets and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement and the consummation of the transactions contemplated hereby, which shall take place at the offices of Dorsey & Whitney LLP, 50 S. Sixth Street, Minneapolis, Minnesota or at such other place as the parties may mutually agree on: (i) if all of the conditions precedent in Sections 7.1 and 7.2 have been satisfied or waived (other than conditions with respect to actions that are to be taken at the Closing), the date that is four (4) Business Days following the date on which Graco delivers written notice thereof to Purchaser Parent, or Purchaser Parent delivers written notice thereof to Graco; or (ii) such other date as Graco and Purchaser Parent may mutually agree on.  The effective time of the Closing shall be deemed to be the Effective Time.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competitive Powder Finishing Products” has the meaning provided in Section 6.2(f)(i).

“Completed Disclosure Schedules” means the following schedules included in the Disclosure Schedules as of the date hereof: Schedule 1.1(a), Schedule 1.1(b), Schedule 1.2(a), Schedule 1.2(b), Schedule 1.3, Schedule 1.4, Schedule 1.5, Schedule 1.6(a), Schedule 1.6(b), Schedule 2.1(i), Schedule 2.1(ii), Schedule 2.1(l), Schedule 2.2(s), Schedule 3.2(a), Schedule 3.3 (other than those portions of Schedule 3.3 which, by the terms of Schedule 3.3, are subject to update and amendment by Graco prior to the Closing), Schedule 4.2, Schedule 4,3, Schedule 4.5(a), Schedule 4.5(b), Schedule 4.12(b), Schedule 4.12(f), Schedule 4.16(a), Schedule 4.16(b), Schedule 4.23 and Schedule 6.1(j)(i).

“Computer Systems” has the meaning provided in Section 4.10(h).

“Confidential Information” means any information concerning the Liquid Finishing Business that is not generally available to the public.

“Consent Agreement” has the meaning provided in the Recitals to this Agreement.

“Contract” means with respect to the Liquid Finishing Business any contract, agreement, lease, indenture, purchase order, sales order, mortgage, note, bond or other binding commitment, whether written or oral.

“Cross License Agreement” means the license agreement to be entered into at the Closing by and among Graco US Finishing Brands, Graco, Gema Switzerland GmbH, a company organized under the laws of Switzerland, Purchaser Parent and US Purchaser, substantially in the form attached as Exhibit C hereto, pursuant to which Graco US Finishing Brands, Graco and Gema Switzerland GmbH license to Purchaser Parent and US Purchaser all of the Retained Stray Ransburg Powder IP and certain other Acquired ITW Intellectual Property that is not Business Intellectual Property, and Purchaser Parent and US Purchaser license to Graco US Finishing Brands, Graco and Gema Switzerland GmbH certain of the Divested Stray Ransburg Powder IP.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses but excluding any punitive, exemplary, special, consequential damages and diminution in value claims which result from or arise out of (i) breach of any representation or warranty made in Article 4 or Article 5, (ii) breach by any party to this Agreement of any of the covenants or agreements contained herein or to be performed before the Closing Date or (iii) any indemnification claim made pursuant to Section 8.2(b) for which any of such damages would be excluded under the ITW Purchase Agreement if such claim were made directly against ITW Parent pursuant to Article 8 of the ITW Purchase Agreement; provided, however, that the foregoing exclusions (except for the exclusion for punitive damages) shall not apply: (i) to the extent any such damages are awarded to a third party pursuant to a Third Party Claim; or (ii) to the determination of Damages if a party breaches this Agreement by failing to effect the Closing where all of the conditions (except those conditions which by their terms cannot be satisfied until the Closing) contained in Article 7 to such party’s obligation to effect the Closing have been fully satisfied or waived, and those that cannot be satisfied until the Closing are then capable of being fully satisfied or waived.

“Debt” means, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness secured by any Lien on property owned, whether or not the indebtedness secured thereby has been assumed; (iii) indebtedness evidenced by notes, bonds, debentures or other similar instruments; (iv) capital leases, including all amounts representing the capitalization of rentals in accordance with GAAP; (v) “earnouts” or similar payment obligations; (vi) all guarantees, endorsements and other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (v) above; and (vii) interest, penalties, premiums, fees and expenses related to any of the foregoing.  For the avoidance of doubt, Debt shall exclude any Debt-Like Liabilities.

“Debt-Like Liabilities” means Liabilities of the Liquid Finishing Business of the types described on Schedule 1.5.

“DeKups Intellectual Property” means the Intellectual Property listed on Schedule 1.3.

“DeVilbiss Powder Finishing Products” means the powder coating guns and related replacement parts developed, assembled, manufactured, distributed, sold or serviced by the Liquid Finishing Business under the DeVilbiss brand name, as described on Schedule 1.1(a).

“DeVilbiss Powder Finishing Products Field of Use” means those markets in Brazil into which DeVilbiss Powder Finishing Products have been sold during the two-year period preceding the Closing Date.

“Disclosure Schedules” means the disclosure schedules attached to and made part of this Agreement.

“Disclosure Schedule Update” has the meaning provided in Section 6.1(k)(ii).

“Divested Stray Ransburg Powder IP” means the Intellectual Property set forth on Schedule 1.2(a).

“Effective Time” means 12:01 a.m. on the Closing Date, local time in each jurisdiction in which the Liquid Finishing Business is conducted.

“Employee Benefit Plan/Scheme” means any employee benefit plan, scheme, program or arrangement of any kind (including any stock option or ownership plan, stock appreciation rights plan, stock purchase plan, bonus, incentive compensation, pension, superannuation, deferred compensation or profit-sharing plan, or any arrangement regarding any vacation, holiday, sick leave, fringe benefit, pre-Tax premium or flexible spending account plan or any plan providing benefits on or in anticipation of retirement or death) applicable to any Employees.

“Employee List” has the meaning provided in Section 4.12(n).

“Employees” means the employees (whether full-time, part-time or contract) of Graco and its Affiliates who are engaged in the Liquid Finishing Business; provided, however, that Employees shall exclude any employees (whether full-time, part-time or contract) of Graco who are engaged in the Liquid Finishing Business by virtue of providing human resources, finance, corporate, administrative or other centralized support to the Liquid Finishing Business.

“Environmental Laws” means any Applicable Law or other legal requirement pertaining to pollution, the environment and/or the health or safety of the public or employees, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602, et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; any foreign, international, state, or local Applicable Law similar to the foregoing; all regulations issued pursuant to the foregoing; all Permits issued to any Seller pursuant to the foregoing; all common law decisions and any other state, federal, foreign, international, or local Applicable Law pertaining to: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or release of any Hazardous Material into the environment, including into sewer systems or within buildings; (iii) the control of hazardous wastes; (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including hazardous building materials; or (v) worker or community protection.

“Excluded Assets” has the meaning provided in Section 2.2.

“Excluded Domain Names” means Internet domain names or social media accounts used in the Liquid Finishing Business by Graco or its Affiliates (including any Acquired Subsidiary and any Asset Selling Subsidiary) prior to the Closing Date which include “Graco” or any other trademarks of Graco or its Affiliates (including any Acquired Subsidiary and any Asset Selling Subsidiary) which are excluded from Business Intellectual Property.

“Excluded Liabilities” has the meaning provided in Section 2.4.

“Existing Powder Finishing Business Customer” means any Person that is or was a customer of the Powder Finishing Business at any time during the two-year period preceding the Closing Date.

“Extra-Liquid Finishing Business Intercompany Accounts Payable” means all accounts payable between any Asset Selling Subsidiary with respect to the Liquid Finishing Business or Acquired Subsidiary, on the one hand, and Graco or any Affiliate of Graco (other than any Asset Selling Subsidiary or Acquired Subsidiary), on the other hand.

“Extra-Liquid Finishing Business Intercompany Accounts Receivable” means all accounts receivable between any Asset Selling Subsidiary with respect to the Liquid Finishing Business or Acquired Subsidiary, on the one hand, and Graco or any Affiliate of Graco (other than any Asset Selling Subsidiary or Acquired Subsidiary), on the other hand.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78m and 78dd-1, et seq.

“Final Adjustment Amount” has the meaning provided in Section 3.2(a).

“Final Allocation” has the meaning provided in Section 3.3.

“Final Closing Balance Sheet” has the meaning provided in Section 3.2(a).

“Final Closing Documents” has the meaning provided in Section 3.2(b).

“Final Closing Statement” has the meaning provided in Section 3.2(a).

“Final Order” has the meaning provided in the Recitals to this Agreement.

“FTC” has the meaning provided in the Recitals to this Agreement.

“FTC-Related Matters” means the allegations, claims, restrictions, limitations, conditions, approvals, consents and requirements contained in or contemplated by the Administrative Complaint, the Consent Agreement, the Hold Separate Order and the Final Order, including, but not limited to, the submission of the Application for Approval of Divestiture and the FTC’s approval of Purchasers as purchasers of the Liquid Finishing Business and the transactions contemplated by this Agreement and the Ancillary Agreements.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Gema Separation Acquired Subsidiaries” means Graco Germany Finishing Brands, Graco Japan Finishing Brands, Graco UK Finishing Brands and DeVilbiss Ransburg de México, S. de R.L. de C.V., a company organized under the laws of Mexico.

“Gema Separation Transactions” has the meaning provided in Section 6.1(n).

“Gema USA” has the meaning provided in the Recitals to this Agreement.

“Government Official” has the meaning provided in Section 4.14(c).

“Governmental Authority” means any supranational, national, federal, state, departmental, county, municipal, regional or other governmental or quasi-governmental authority, agency, board, body, instrumentality, commission, tribunal, court, or arbitrator, whether U.S. or foreign.

“Graco” has the meaning provided in the Preamble to this Agreement.

“Graco Australia” means Graco Australia Pty Ltd, a proprietary company limited by shares organized under the laws of Australia.

“Graco Brazil Finishing Brands” means DeVilbiss Equipamentos para Pintura Ltda., a sociedade empresária limitada organized under the laws of Brazil.

“Graco China Finishing Brands” means Finishing Brands (Shanghai) Co., Ltd., a wholly-foreign owned limited liability company organized under the laws of the People’s Republic of China.

“Graco Confidential Information” means any of the following information that is not generally available to the public: (i) the information, if any, (whether or not included in the Acquired Assets or part of the assets of any Acquired Subsidiary) concerning the Powder Finishing Business, the Graco Liquid Finishing Business or any other business of Graco or its Affiliates (other than the Liquid Finishing Business) provided by Graco or its Affiliates to Purchaser Parent or its Affiliates in connection with this Agreement and the transactions contemplated hereby pursuant to the Nondisclosure Agreement, dated June 28, 2012, between Purchaser Parent and Graco; (ii) the information concerning the Powder Finishing Business included in the Acquired Assets or part of the assets of any Acquired Subsidiary; and (iii) the information concerning the Powder Finishing Business, if any, that Employees are aware of due to the integration of portions of the Liquid Finishing Business with the Powder Finishing Business prior to the consummation of the transactions contemplated by the ITW Purchase Agreement.

“Graco Germany Finishing Brands” means Finishing Brands Germany GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany.

“Graco International Holdings” means the Hong Kong branch office of Graco International Holdings S.à r.l., a Société à responsabilité limitée organized under the laws of Luxembourg.

“Graco Japan Finishing Brands” means Ransburg Industrial Finishing K.K., a stock company organized under the laws of Japan and domesticated in Delaware, USA.

“Graco Liquid Finishing Business” means the business of developing, assembling, manufacturing, distributing, selling and servicing liquid finishing systems and products in which Graco and its Affiliates were engaged prior to the consummation of the transactions contemplated by the ITW Purchase Agreement and in which Graco and its Affiliates have been engaged since the consummation of the transactions contemplated by the ITW Purchase Agreement and which are not subject to the oversight of the Hold Separate Trustee, independent of the operation of the Liquid Finishing Business.

“Graco Minnesota” has the meaning provided in the Recitals to this Agreement.

“Graco UK Finishing Brands” means Finishing Brands UK Limited, a private limited company organized under the laws of England and Wales.

“Graco US Finishing Brands” has the meaning provided in the Preamble to this Agreement.

“Hazardous Materials” means any “hazardous substance,” “pollutant,” or “contaminant” as defined at 42 U.S.C. §9601, as well as any extremely hazardous substances, toxic substances, hazardous waste, pollutant, contaminant and any other substance, material or waste regulated by an Environmental Law.  Hazardous Materials shall include petroleum products, agricultural chemicals, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Law.

“Hired Employees” has the meaning provided in Section 6.3(d).

“Historical DeVilbiss Powder Finishing Products” means: (a) any DeVilbiss Powder Finishing Products that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012; (b) any predecessor product to the products described in clause (a) of this definition; and (c) any pre-Closing improvements or additions to the products described in clauses (a) and (b) of this definition to the extent not covered by any valid claim of any Acquired ITW Intellectual Property that is not Business Intellectual Property, including, but not limited to, Category 1 Graco Licensed Intellectual Property and Category 2 Graco Licensed Intellectual Property (in each case, as defined in the Cross License Agreement).

“Historical Gema Powder Finishing Products” means: (a) powder finishing systems and products (other than DeVilbiss Powder Finishing Products, Historical DeVilbiss Powder Finishing Products, Ransburg Powder Finishing Products and Historical Ransburg Powder Finishing Products) that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012, including, but not limited to, powder finishing systems and products under the Gema brand name that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012; and (b) any pre-Closing improvements or additions to the powder finishing systems and products described in clause (a) of this definition to the extent not covered by any valid claim of any Acquired ITW Intellectual Property that is Business Intellectual Property.

“Historical Liquid Finishing Products” means: (a) liquid finishing systems and products that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012, including, but not limited to, liquid finishing systems and products under the Binks, DeVilbiss, Ransburg and BGK brand names that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012; (b) any pre-Closing improvements or additions to the liquid finishing systems and products described in clause (a) of this definition to the extent not covered by any valid claim of any Acquired ITW Intellectual Property that is not Business Intellectual Property, including, but not limited to, Category 1 Graco Licensed Intellectual Property and Category 2 Graco Licensed Intellectual Property (in each case, as defined in the Cross License Agreement); and (c) any of the liquid finishing systems and products identified on Schedule 1.6(a) that were manufactured, sold or serviced by the Liquid Finishing Business (whether as operated by ITW Parent or any of its Affiliates or by Graco or any of its Affiliates) prior to the Closing to the extent covered by a valid claim of U.S. Patent No. 6,562,138 or any continuations, divisionals, continuations-in-part, reissues, reexaminations or foreign counterparts of U.S. Patent No. 5,686,149 (which expired or was abandoned prior to the date hereof) but not to the extent covered by any valid claim of any other Acquired ITW Intellectual Property that is not Business Intellectual Property.

“Historical Ransburg Powder Finishing Products” means: (a) any Ransburg Powder Finishing Products that were manufactured, sold or serviced by ITW Parent or any of its Affiliates on or before April 2, 2012; (b) any predecessor product to the products described in clause (a) of this definition; (c) any pre-Closing improvements or additions to the products described in clauses (a) and (b) of this definition to the extent not covered by any valid claim of any Acquired ITW Intellectual Property that is not Business Intellectual Property, including, but not limited to, Category 1 Graco Licensed Intellectual Property and Category 2 Graco Licensed Intellectual Property (in each case, as defined in the Cross License Agreement); and (d) any of the Ransburg Powder Finishing Products identified on Schedule 1.6(b) that were manufactured, sold or serviced by the Stray Powder Business (whether as operated by ITW Parent or any of its Affiliates or by Graco or any of its Affiliates) prior to the Closing to the extent covered by a valid claim of U.S. Patent No. 6,562,138 or any continuations, divisionals, continuations-in-part, reissues, reexaminations or foreign counterparts of U.S. Patent No. 5,686,149 (which expired or was abandoned prior to the date hereof) but not to the extent covered by any valid claim of any other Acquired ITW Intellectual Property that is not Business Intellectual Property.

“Hold Separate Order” has the meaning provided in the Recitals to this Agreement.

“Hold Separate Trustee” has the meaning assigned to such term in the Hold Separate Order.

“Inactive Employee” has the meaning provided in Section 6.3(b).

“Income Tax” means any federal, state, local, or foreign tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Incomplete Disclosure Schedules” means any schedules included in the Disclosure Schedules as of the date hereof that are not Completed Disclosure Schedules.  For the avoidance of doubt, the Incomplete Disclosure Schedules include those portions of Schedule 3.3 which, by the terms of Schedule 3.3, are subject to update and amendment by Graco prior to the Closing.

“Indemnification Cap” has the meaning provided in Section 8.4(a).

“Indemnified Party” has the meaning provided in Section 8.5(a).

“Indemnifying Party” has the meaning provided in Section 8.5(a).

“Independent Firm” has the meaning provided in Section 3.2(b).

“Initial Purchase Price” has the meaning provided in Section 3.1(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers and social media accounts, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“Intra-Liquid Finishing Business Intercompany Accounts Payable” means all accounts payable between any Asset Selling Subsidiaries (with respect to the Liquid Finishing Business), between any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and any Acquired Subsidiary or between any Acquired Subsidiaries.

“Intra-Liquid Finishing Business Intercompany Accounts Receivable” means all accounts receivable between any Asset Selling Subsidiaries (with respect to the Liquid Finishing Business), between any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and any Acquired Subsidiary or between any Acquired Subsidiaries.

“ITW Parent” has the meaning provided in the Recitals to this Agreement.

“ITW Purchase Agreement” has the meaning provided in the Recitals to this Agreement.

“ITW Purchase Agreement Damages” has the meaning provided in Section 2.3(j).

“ITW Purchase Agreement Purchaser Group” means the Purchaser Group under and as defined in the ITW Purchase Agreement.

“ITW Purchase Agreement Seller Group” has the meaning provided in Section 2.3(j).

“ITW Purchase Agreement Indemnification Cap” means the Indemnification Cap under and as defined in the ITW Purchase Agreement.

“ITW Section 8.2(a) Capped Damages” means any Damages for which indemnification is provided under Section 8.2(b), where, assuming arguendo that (i) the Purchaser Group were a direct beneficiary of the ITW Purchase Agreement Purchaser Group’s indemnification rights under Section 8.2(a) of the ITW Purchase Agreement and (ii) the Purchaser Group were entitled to bring an indemnification claim directly against ITW Parent pursuant to Section 8.2(a) of the ITW Purchase Agreement for such Damages (in satisfaction of the conditions set forth in Section 8.2(b)(ii)), ITW Parent would be obligated to indemnify the Purchaser Group for such Damages pursuant to Section 8.2(a) of the ITW Purchase Agreement (without giving effect to the limitations on indemnification contained in the ITW Purchase Agreement) and (if, notwithstanding the immediately-preceding parenthetical, effect were given to the ITW Purchase Agreement Indemnification Cap) such Damages would be subject to (and applied against) the ITW Purchase Agreement Indemnification Cap.

“ITW Section 8.2(a) Cap-Excluded Damages” means any Damages for which indemnification is provided under Section 8.2(b), where, assuming arguendo that (i) the Purchaser Group were a direct beneficiary of the ITW Purchase Agreement Purchaser Group’s indemnification rights under Section 8.2(a) of the ITW Purchase Agreement and (ii) the Purchaser Group were entitled to bring an indemnification claim directly against ITW Parent pursuant to Section 8.2(a) of the ITW Purchase Agreement for such Damages (in satisfaction of the conditions set forth in Section 8.2(b)(ii)), ITW Parent would be obligated to indemnify the Purchaser Group for such Damages pursuant to Section 8.2(a) of the ITW Purchase Agreement (without giving effect to the limitations on indemnification contained in the ITW Purchase Agreement) and (if, notwithstanding the immediately-preceding parenthetical, effect were given to the ITW Purchase Agreement Indemnification Cap) such Damages would not be subject to (and not applied against) the ITW Purchase Agreement Indemnification Cap.

“ITW Section 8.2(c) Damages” means any Damages for which indemnification is provided under Section 8.2(b), where, assuming arguendo that (i) the Purchaser Group were a direct beneficiary of the ITW Purchase Agreement Purchaser Group’s indemnification rights under Section 8.2(c) of the ITW Purchase Agreement and (ii) the Purchaser Group were entitled to bring an indemnification claim directly against ITW Parent pursuant to Section 8.2(c) of the ITW Purchase Agreement for such Damages (in satisfaction of the conditions set forth in Section 8.2(b)(ii)), ITW Parent would be obligated to indemnify the Purchaser Group for such Damages pursuant to Section 8.2(c) of the ITW Purchase Agreement (without giving effect to the limitations on indemnification contained in the ITW Purchase Agreement).

“ITW Section 8.2(j) Damages” means any Damages for which indemnification is provided under Section 8.2(b), where, assuming arguendo that (i) the Purchaser Group were a direct beneficiary of the ITW Purchase Agreement Purchaser Group’s indemnification rights under Section 8.2(j) of the ITW Purchase Agreement and (ii) the Purchaser Group were entitled to bring an indemnification claim directly against ITW Parent pursuant to Section 8.2(j) of the ITW Purchase Agreement for such Damages (in satisfaction of the conditions set forth in Section 8.2(b)(ii)), ITW Parent would be obligated to indemnify the Purchaser Group for such Damages pursuant to Section 8.2(j) of the ITW Purchase Agreement (without giving effect to the limitations on indemnification contained in the ITW Purchase Agreement).

“ITW US Seller” has the meaning provided in the Recitals to this Agreement.

“Latest Financial Statements” has the meaning provided in Section 4.5(c).

“Leased Real Property” has the meaning provided in Section 4.9(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, levy or other security interest.

“Liquid Finishing Business” has the meaning provided in the Recitals to this Agreement.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Liquid Finishing Business does not include the Graco Liquid Finishing Business.

“Liquid Finishing Transferred Employees” means the Employees identified as Liquid Finishing Transferred Employees on Schedule 4.12(n), each of whom shall be transferred to and hired by an Affiliate of Graco engaged in the Powder Finishing Business and shall not be Hired Employees.

“Lower Net Working Capital Target Amount” has the meaning provided in Section 3.1(a).

“Material Adverse Effect” means a material adverse effect, whether individually or in the aggregate, on the business, operations, properties, assets, condition (financial or otherwise), Liabilities, or results of operations of the Liquid Finishing Business; provided, however, that none of the following (individually or in the aggregate) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) conditions generally affecting the United States or world economy or generally affecting one or more industries in which the Liquid Finishing Business operates; (b) national or international political or social conditions, including acts of terrorism or the engagement in or escalation of hostilities or acts of war involving the United States; (c) any natural disaster; (d) financial, banking or securities markets conditions and changes therein (including any disruption thereof, any decline in the price of any security or any market index or change in interest rates); (e) any increase in competition, whether from new entrants or existing competitors in any market in which the Liquid Finishing Business operates; or (f) any failure, in and of itself, by the Liquid Finishing Business to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to the Liquid Finishing Business; provided that, in each case, such changes, events, occurrences or states of facts do not disproportionately affect the Liquid Finishing Business in any material respect.

“Minor Claims” has the meaning provided in Section 4.13.

“Mutual Transition Services Agreement” means a mutual transition services agreement, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by and among the Purchasers and Sellers parties thereto, providing for: (i) the provision by the Sellers parties thereto of certain transition services to certain of the Purchasers; and (ii) the provision by the Purchasers parties thereto of certain transition services to certain of the Sellers, in each case upon the terms and subject to the conditions of the Mutual Transition Services Agreement.

“Net Working Capital” means, as measured as of the Effective Time on the Closing Date, (i) the sum of (A) the amount of total current assets (in each case, net of reserves) of the Liquid Finishing Business which constitute Acquired Assets or are assets of an Acquired Subsidiary plus (B) the amount of total Retained Powder Finishing Business Accounts Receivable (in each case, net of reserves), less (ii) the sum of (A) the amount of total current liabilities of the Liquid Finishing Business which constitute Assumed Liabilities, plus (B) the amount of total Retained Powder Finishing Business Accounts Payable, plus (C) the amount of total customer deposits of the Liquid Finishing Business which, as Debt-Like Liabilities, constitute Assumed Liabilities, in each case calculated in accordance with the methodologies used to calculate net working capital on Schedule 3.2(a).  Notwithstanding the foregoing, in no event shall any of the following be taken into account in calculating Net Working Capital: (1) Cash and Cash Equivalents; (2) any Debt of an Asset Selling Subsidiary (to the extent constituting Assumed Liabilities); (3) any Debt of any Acquired Subsidiary; (4) any Debt-Like Liabilities (other than customer deposits, which, even though constituting Debt-Like Liabilities, shall be taken into account in calculating Net Working Capital) of any Asset Selling Subsidiary or any Acquired Subsidiary; and (5) any current liabilities of any Gema Separation Acquired Subsidiary (other than Retained Powder Finishing Business Accounts Payable, which shall be taken into account in calculating Net Working Capital) arising out of the operation of the Powder Finishing Business.

“Non-Income Tax” or “Non-Income Taxes” means any Tax that is not an Income Tax.

“Non-U.S. Employees” means Employees engaged or employed immediately prior to the Closing wholly or primarily outside the United States, including those individuals identified on Schedule 4.12(n) as having a primary residence outside the United States.

“Non-U.S. Subsidiary Purchase Agreements” means all of the purchase agreements relating to: (a) in the case of each Acquired Subsidiary, the applicable Purchaser’s acquisition of all of the equity interests in each such Acquired Subsidiary, to be entered into at the Closing by and between such Purchaser and Graco and/or the Stock Selling Subsidiaries, as applicable; or (b) in the case of each Asset Selling Subsidiary (other than Graco US Finishing Brands), to be entered into at the Closing by and between the applicable Purchaser and each such Asset Selling Subsidiary.  The Non-U.S. Subsidiary Purchase Agreements shall be substantially in the forms attached as Exhibit A hereto, as applicable, with such revisions as are mutually agreed upon by Purchaser Parent and Graco as necessary or appropriate to reflect the laws, regulations, and other requirements of any jurisdiction in which the applicable Acquired Subsidiary or Asset Selling Subsidiary is organized.

“Notice of Objection” has the meaning provided in Section 3.2(b).

“Owned Real Property” has the meaning provided in Section 4.9(a).

“Past Due Retained Powder Finishing Business Accounts Receivable” has the meaning provided in Section 6.7(c).

“Permits” means all approvals, permits, licenses, orders, registrations, certificates, authorizations, consents, variances, and similar rights obtained from any Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any mechanic’s, materialmen’s, landlord’s or similar Lien arising or incurred in the ordinary course of business that secures any amount that is not overdue, (c) any Lien securing any Debt that is an Assumed Liability, (d) any easement, covenant, condition or restriction that does not materially impair the use, operation, or value of any asset to which it relates and as to which no material violation or encroachment exists, (e) any zoning or other governmentally established Lien that does not materially interfere with the operation of the Liquid Finishing Business, (e) purchase money liens securing rental payments under capital lease arrangements or (f) any other imperfections of title, if any, that do not materially impair the use, operation, or value of any asset to which it relates.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, joint-stock company, or Governmental Authority.

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to a Straddle Period, any portion thereafter beginning on the day immediately following the Closing Date.

“Powder Finishing Business” has the meaning provided in the Recitals to this Agreement.

“Pre-Closing Income Taxes” has the meaning provided in Section 6.4(a).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Product” means any products and services provided by the Liquid Finishing Business.

“Purchase Price” has the meaning provided in Section 3.1(a).

“Purchaser Group” has the meaning provided in Section 8.2.

“Purchaser Guaranteed Obligations” has the meaning provided in Section 9.18(a).

“Purchaser Parent” has the meaning provided in the Preamble to this Agreement.

“Purchasers” means Purchaser Parent, US Purchaser and any Subsidiaries of Purchaser Parent that become Purchasers pursuant to Section 6.1(j), and each of them individually is referred to herein as a “Purchaser.”

“Ransburg Powder Finishing Products” means the powder coating applicators and related replacement parts developed, assembled, manufactured, distributed, sold or serviced by the Liquid Finishing Business under the Ransburg brand name, as described on Schedule 1.1(b).

“Ransburg Powder Finishing Products Field of Use” means the automotive markets in the United States into which Ransburg Powder Finishing Products have been sold during the two-year period preceding the Closing Date.

“Real Property” has the meaning provided in Section 4.9(a).

“Real Property Lease” has the meaning provided in Section 4.9 (a).

“Restrictive Covenant Assignment” means a certain Restrictive Covenant Assignment, to be entered into at the Closing by and among Sellers, the Acquired Subsidiaries and Purchasers, in form and substance reasonably satisfactory to Graco and Purchaser Parent, pursuant to which (among other things) Sellers shall assign to Purchasers certain of Sellers’ rights and benefits under Section 6.2(g) of the ITW Purchase Agreement.

“Retained Powder Assets” means all of the following, even if relating to, used in or arising out of the Powder Finishing Business: (i) the Retained Powder Finishing Business Accounts Receivable; (ii) the Retained Powder Finishing Business Cash and Cash Equivalents; (iii) subject to clauses (i) and (ii) of this definition, all other assets, properties, rights, claims, privileges, and interests of every kind and character (other than tangible personal property (including machinery, equipment, parts, goods, furniture, furnishings, hardware, computers, automobiles, trucks, tractors, trailers and tools), which is separately addressed in clause (iv) of this definition, and other than Intellectual Property, which is separately addressed in clause (v) of this definition) owned by an Acquired Subsidiary that are ordered pursuant to the Final Order to be divested by Graco; (iv) all tangible personal property (including machinery, equipment, parts, goods, furniture, furnishings, hardware, computers, automobiles, trucks, tractors, trailers and tools), wherever located, in each case owned by an Acquired Subsidiary and primarily relating to, used in, or arising out of the Liquid Finishing Business; and (v) any Intellectual Property owned by an Acquired Subsidiary that is set forth on Schedule 1.2(a), Schedule 1.3 or Schedule 1.4 or is ordered pursuant to the Final Order to be divested by Graco.

“Retained Powder Finishing Business Accounts Payable” means all accounts payable of the Powder Finishing Business which are a Liability of Graco Australia or any Acquired

Subsidiary.  For the avoidance of doubt, all Retained Powder Finishing Business Accounts Payable constitute Assumed Liabilities.

“Retained Powder Finishing Business Accounts Receivable” means all accounts receivable of the Powder Finishing Business which are an asset of Graco Australia or any Acquired Subsidiary.  For the avoidance of doubt, all Retained Powder Finishing Business Accounts Receivable constitute Acquired Assets (in the case of the Retained Powder Finishing Business Accounts Receivable which are an asset of Graco Australia) and all Retained Powder Finishing Business Accounts Receivable which are an asset of any Acquired Subsidiary shall continue to be an asset of any such Acquired Subsidiary following the Closing Date.

“Retained Powder Finishing Business Accounts Receivable Repurchase Amount” has the meaning provided in Section 6.7(c).

“Retained Powder Finishing Business Accounts Receivable Repurchase Notice” has the meaning provided in Section 6.7(c).

“Retained Powder Finishing Business Cash and Cash Equivalents” means the sum of all cash and the fair market value (expressed in U.S. dollars) of all cash equivalents of any kind determined in accordance with GAAP (including bank account balances and money market accounts, net of outstanding checks issued by any Acquired Subsidiary) of the Acquired Subsidiaries, in each case as of the Closing Date (but before giving effect to the consummation of the transactions contemplated by this Agreement), to the extent derived from or attributable to the operations of the Powder Finishing Business.

“Retained Section 6.2(g) Rights and Benefits” has the meaning assigned to such term in the Restrictive Covenant Assignment.

“Retained Stray Ransburg Powder IP” means the Intellectual Property set forth on Schedule 1.2(b).

“Retained Transition Services Rights and Benefits” has the meaning assigned to such term in the Transition Services Assignment and Assumption Agreement.

“Retained Transitional Trademark License Rights and Benefits” has the meaning assigned to such term in the Transitional Trademark License Assignment and Assumption Agreement.

“Scheduled Contracts” has the meaning provided in Section 4.11(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means Graco and the Subsidiary Sellers, and each of them individually is referred to herein as a “Seller.”

“Seller Group” has the meaning provided in Section 8.3.

“Seller Guaranteed Obligations” has the meaning provided in Section 9.17(a).

“Seller Owned Real Property” has the meaning provided in Section 4.9(a).

“Seller Transaction Expenses” means any and all costs, expenses and fees incurred by Sellers in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and expenses of their respective legal, accounting and financial advisors.

“Sellers’ Knowledge,” “the Knowledge of Sellers” or any similar expression means the actual knowledge after reasonable consultation with the Hold Separate Trustee, of Karen Park Gallivan and Christian E. Rothe.

“Stock Selling Subsidiaries” means Graco do Brasil Ltda., a sociedade empresária limitada organized under the laws of Brazil, Graco Limited, a private limited company organized under the laws of England and Wales, and Gema USA.

“Straddle Period” means any Income Tax period that includes (but does not end on) the Closing Date.

“Stray Powder Business” means the business of developing, assembling, manufacturing, distributing, selling and servicing DeVilbiss Powder Finishing Products and Ransburg Powder Finishing Products.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Subsidiary Sellers” means the Asset Selling Subsidiaries and the Stock Selling Subsidiaries, and each of them individually is referred to herein as a “Subsidiary Seller.”

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Proceeding” has the meaning provided in Section 6.4(f)(i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning provided in Section 8.5(a).

“Transfer Tax” has the meaning provided in Section 6.4(d).

“Transition Services Assignment and Assumption Agreement” means a certain Transition Services Assignment and Assumption Agreement, to be entered into at the Closing by and between Graco and Purchaser Parent, in form and substance reasonably satisfactory to Graco and Purchaser Parent, pursuant to which (among other things) Graco shall assign to Purchaser Parent certain of Graco’s rights and benefits under, and Purchaser Parent shall assume certain of Graco’s obligations under, that certain Transition Services Agreement, dated as of April 2, 2012, by and between Graco and ITW Parent.

“Transitional Trademark License Assignment and Assumption Agreement” means a certain Transitional Trademark License Assignment and Assumption Agreement, to be entered into at the Closing by and between Graco and Purchaser Parent, in form and substance reasonably satisfactory to Graco and Purchaser Parent, pursuant to which (among other things) Graco shall assign to Purchaser Parent certain of Graco’s rights and benefits under, and Purchaser Parent shall assume certain of Graco’s obligations under, that certain Transitional Trademark License and Permitted Use Agreement, dated as of April 2, 2012, by and among ITW Parent, ITW Limited, incorporated and registered in England and Wales, and Graco.

“Transitional Trademark License and Permitted Use Agreement” means the Transitional Trademark License and Permitted Use Agreement to be entered into at the Closing by and between Purchaser Parent and Graco, in form and substance reasonably satisfactory to Purchaser Parent and Graco, pursuant to which: (i) Graco shall to grant a transitional trademark license to Purchaser Parent in respect of any brands, co-brands, trademarks, trade names or trade dress retained by Graco or any Affiliate of Graco that, as of the Closing Date, appears on any inventory (including finished products, work-in-process, and packaging materials) of the Liquid Finishing Business; and (ii) Graco allows Purchaser Parent to use certain of the Excluded Domain Names, in each case upon the terms and subject to the conditions contained therein.

“Trapped Gema Assets and Employees” has the meaning provided in Section 6.1(n).

“Unqualified Representations” means any representation or warranty contained in Article 4 that is not, as of the date hereof, subject to or qualified by a Disclosure Schedule; provided, however, that the representations and warranties contained Sections 4.1(b) and 4.1(c) shall not constitute Unqualified Representations.

“Unresolved Items” has the meaning provided in Section 3.2(b).

“Upper Net Working Capital Target Amount” has the meaning provided in Section 3.1(a).

“US Purchaser” has the meaning provided in the Preamble to this Agreement.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1.                            Acquired Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, Graco and Graco US Finishing Brands shall, and shall cause Sellers to, sell, convey, transfer and deliver to Purchasers, and Purchaser Parent and US Purchaser shall, and shall cause

Purchasers to, purchase from Sellers, free and clear of any Liens (except for Permitted Liens), all of the following (all of the following being the “Acquired Assets”): (i) all of the equity ownership interests, beneficial or otherwise, in the entities listed on Schedule 2.1(i) (collectively, the “Acquired Subsidiaries”), each of which is a wholly-owned direct or indirect Subsidiary of Graco; (ii) the rights under such Contracts as are set forth on Schedule 2.1(ii) (the “Acquired ITW Ancillary Agreements”), and (iii) all of the assets, properties, rights, claims, privileges, and interests of the Asset Selling Subsidiaries of every kind and character and wherever located, in each case, relating to, used in, or arising out of the Liquid Finishing Business, except for the Excluded Assets (the “Asset Selling Subsidiaries Acquired Assets”).  Without limiting the generality of the foregoing, the Asset Selling Subsidiaries Acquired Assets include all of the Asset Selling Subsidiaries’ right, title and interest in and to the following, except to the extent constituting Excluded Assets:

(a)                                 the Seller Owned Real Property, together with all buildings, structures, installations, fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of any Asset Selling Subsidiary therein or thereunto pertaining;

(b)                                 the Real Property Leases to which any Asset Selling Subsidiary is a party and all interests of any Asset Selling Subsidiary therein, including real estate fixtures, leasehold improvements, security and other deposits, common-area-maintenance refunds, adjustments, and other amounts now or hereafter payable to any Asset Selling Subsidiary under or in respect of such leases;

(c)                                  accounts receivable (including, but not limited to, all Extra-Liquid Finishing Business Intercompany Accounts Receivable), notes receivable, prepaid expenses, prepayments by customers, and deposits held by any Asset Selling Subsidiary relating to the Liquid Finishing Business;

(d)                                 all tangible personal property (including machinery, equipment, parts, goods, furniture, furnishings, hardware, computers, automobiles, trucks, tractors, trailers and tools) of any Asset Selling Subsidiary used in the Liquid Finishing Business, including, but not limited to, all tooling, molds, dies and other equipment in which Graco US Finishing Brands has any rights or interests pursuant to that certain Settlement Agreement, dated as of October 23, 2008, by and among Graco US Finishing Brands (as the assignee of ITW Parent and ITW US Seller), 3M Company and 3M Innovative Properties and that certain Supply and License Agreement, dated as of October 23, 2008, by and among Graco US Finishing Brands (as the assignee of ITW Parent and ITW US Seller), 3M Company and 3M Innovative Properties;

(e)                                  the 3M-Related Agreements and all Contracts of any Asset Selling Subsidiary relating to the Liquid Finishing Business (the “Acquired Contracts”), including the Contracts to which any Asset Selling Subsidiary is a party as set forth on Schedule 4.10(e), but excluding any Contract to which any Asset Selling Subsidiary is a party that is not disclosed in Schedule 4.11 if (i) such non-disclosure constitutes a misrepresentation under Section 4.11 and (ii) the assumption of such Contract by any Purchaser would, in such Purchaser’s reasonable determination, materially and adversely affect such Purchaser, unless Purchaser Parent gives written notice to Graco that it deems such Contract to constitute an Acquired Contract;

(f)                                   all Business Intellectual Property of the Asset Selling Subsidiaries, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including the DeKups Intellectual Property owned by any Asset Selling Subsidiary and the Intellectual Property owned by any Asset Selling Subsidiary as listed on Schedule 1.2(a) or Schedule 1.4;

(g)                                  all Permits issued to or held by any Asset Selling Subsidiary and relating to the Liquid Finishing Business, to the extent transferable;

(h)                                 all Books and Records of any Asset Selling Subsidiary relating to the Liquid Finishing Business (except for the Books and Records identified as Excluded Assets); provided, however, that: (1) where any such Books and Records contain information that relates to both the Liquid Finishing Business and to any other business of Graco or any of its Affiliates and such information cannot be segregated in a manner that preserves the usefulness of such information as it relates to the Liquid Finishing Business, the Asset Selling Subsidiaries Acquired Assets shall include originals of such Books and Records and the applicable Asset Selling Subsidiary shall be entitled to retain copies of such Books and Records, except that following the Closing Date Purchaser Parent shall cause Purchasers to provide Graco access to the originals of such Books and Records where copies of such Books and Records are insufficient for evidentiary or regulatory purposes; or (2) where any such Books and Records contain information for which an Asset Selling Subsidiary has a legal obligation to retain the originals of such Books and Records, the Asset Selling Subsidiaries Acquired Assets shall include only copies of such Books and Records and the applicable Asset Selling Subsidiary shall be entitled to retain the originals of such Books and Records, except that following the Closing Date the applicable Asset Selling Subsidiary shall provide Purchaser Parent access to the originals of such Books and Records where copies of such Books and Records are insufficient for evidentiary or regulatory purposes;

(i)                                     all claims, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes) of any Asset Selling Subsidiary relating to the Liquid Finishing Business, except for the Excluded Assets described in Sections 2.2(h) and 2.2(i);

(j)                                    all inventory (including finished products, work in process, raw materials, supplies, spare parts, and packaging materials) in the possession of any Asset Selling Subsidiary (including inventory at customer locations or in transit or otherwise owned by any Asset Selling Subsidiary) relating to the Liquid Finishing Business;

(k)                                 all goodwill of any Asset Selling Subsidiary relating to the Liquid Finishing Business;

(l)                                     all tangible personal property of any Asset Selling Subsidiary listed on Schedule 2.1(l);

(m)                             the Assigned Section 6.2(g) Rights and Benefits, the Assigned Transition Services Rights and Benefits and the Assigned Transitional Trademark License Rights and Benefits;

(n)                                 any Retained Powder Finishing Business Account Receivable which is an asset of Graco Australia; and

(o)                                 all assets held with respect to the Assumed Benefit Plans/Schemes.

2.2.                            Excluded Assets.  Notwithstanding anything to the contrary herein, the Acquired Assets do not include any right, title and interest of any Seller in the following (the “Excluded Assets”):

(a)                                 any cash and cash equivalents of the Sellers;

(b)                                 the ITW Purchase Agreement (except to the extent of any Assigned Section 6.2(g) Rights and Benefits, which are Acquired Assets), together with any and all Ancillary Agreements under and as defined in the ITW Purchase Agreement (other than the Acquired ITW Ancillary Agreements, the Assigned Transition Services Rights and Benefits and the Assigned Transitional Trademark License Rights and Benefits, which are Acquired Assets);

(c)                                  the charter, qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance, and existence of each Asset Selling Subsidiary as a corporation or limited liability company, as applicable;

(d)                                 any Contract relating to the issuance of securities or governance of any Asset Selling Subsidiary;

(e)                                  any Contract to which any Asset Selling Subsidiary is a party that is not disclosed in Schedule 4.11 if (i) such non-disclosure constitutes a misrepresentation under Section 4.11 and (ii) the assumption of such Contract by any Purchaser would, in such Purchaser’s reasonable determination, materially and adversely affect such Purchaser, unless Purchaser Parent gives written notice to Graco that it deems such Contract to constitute an Acquired Contract;

(f)                                   each Asset Selling Subsidiary’s books or records relating to internal corporate matters, Tax Returns and associated work papers through the Closing Date, and any other Books and Records of any Asset Selling Subsidiary to the extent not related to the Acquired Assets or the Liquid Finishing Business;

(g)                                  all books, documents, records and files of any Asset Selling Subsidiary prepared in connection with or relating in any way to the transaction covered by this Agreement or the Ancillary Agreements, including bids received from other parties and analyses relating in any way to the Liquid Finishing Business;

(h)                                 reimbursements or refunds owed to any Asset Selling Subsidiary for Taxes for which any Asset Selling Subsidiary is responsible under this Agreement;

(i)                                     any Asset Selling Subsidiary’s rights under any policies of insurance purchased by Graco or any Affiliate of Graco, or any benefits, proceeds, or premium refunds payable or paid thereunder or with respect thereto (except as provided in Section 6.1(h));

(j)                                    all assets held with respect to any Asset Selling Subsidiary’s Employee Benefit Plans/Schemes (other than any assets held with respect to any Assumed Benefit Plans/Schemes, which are Acquired Assets);

(k)                                 all personnel, payroll, benefits, work authorization, and other associated necessary records related to any Hired Employee that any Asset Selling Subsidiary is not legally permitted to transfer to Purchasers;

(l)                                     all Intra-Liquid Finishing Business Intercompany Accounts Receivable, which accounts are subject to Section 6.1(i);

(m)                             all Excluded Domain Names;

(n)                                 the Retained Section 6.2(g) Rights and Benefits, the Assigned Acquired Subsidiaries Section 6.2(g) Rights and Benefits, the Retained Transition Services Rights and Benefits and the Retained Transitional Trademark License Rights and Benefits;

(o)                                 all Liquid Finishing Transferred Employees;

(p)                                 all assets, properties, rights, claims, privileges, and interests of every kind and character (other than tangible personal property (including machinery, equipment, parts, goods, furniture, furnishings, hardware, computers, automobiles, trucks, tractors, trailers and tools), which is separately addressed in Section 2.2(q), and other than Intellectual Property, which is separately addressed in Section 2.2(r)) and wherever located, in each case, relating to, used in, or arising out of: (i) the Powder Finishing Business, except to the extent that any such asset, property, right, claim, privilege, or interest is ordered pursuant to the Final Order to be divested by Graco; or (ii) the Graco Liquid Finishing Business;

(q)                                 all tangible personal property (including machinery, equipment, parts, goods, furniture, furnishings, hardware, computers, automobiles, trucks, tractors, trailers and tools), wherever located, in each case: (i) primarily relating to, used in, or arising out of the Powder Finishing Business; or (ii) relating to, used in, or arising out of the Graco Liquid Finishing Business;

(r)                                    any Intellectual Property that is not Business Intellectual Property, including, but not limited to: (i) any and all Retained Stray Ransburg Powder IP; (ii) any and all Intellectual Property related to the Powder Finishing Business, except to the extent that any such Intellectual Property is DeKups Intellectual Property, is set forth on Schedule 1.2(a) or Schedule 1.4 or is ordered pursuant to the Final Order to be divested by Graco; and (iii) any and all Intellectual Property related to the Graco Liquid Finishing Business;

(s)                                   any asset identified on Schedule 2.2(s);

(t)                                    that certain Consent and Release, dated June 6, 2013, by and among Graco, 3M Company and 3M Innovative Properties; and

(u)                                 the rights of any Seller under this Agreement and the Ancillary Agreements.

2.3.                            Assumed Liabilities.  On the terms and subject to the conditions of this Agreement, Purchaser Parent and US Purchaser shall, and shall cause Purchasers to, assume only the following Liabilities of Graco and the Asset Selling Subsidiaries (the following Liabilities, together with any and all Liabilities of the Acquired Subsidiaries, being the “Assumed Liabilities”) and no others, at the Closing:

(a)                                 Graco’s Liabilities and obligations under any Acquired ITW Ancillary Agreement that is assigned or transferred to Purchasers, but not including any Liability arising out of any breach or default of such Acquired ITW Ancillary Agreement by Graco, or relating to portions performed or to be performed by Graco, on or before the Closing Date;

(b)                                 subject to Section 2.3(r), the Asset Selling Subsidiaries’ Liabilities and obligations under any Acquired Contract that is assigned or transferred to Purchasers, but not including any Liability arising out of any breach or default of such Acquired Contract by any Asset Selling Subsidiary, or relating to portions performed or to be performed by any Asset Selling Subsidiary, on or before the Closing Date;

(c)                                  all Liabilities of the Asset Selling Subsidiaries that appear on the Final Closing Balance Sheet, as finally determined in accordance with Section 3.2(b), except for the Liabilities described in Section 2.4;

(d)                                 all Liabilities of Asset Selling Subsidiaries with respect to any Owned Real Property or any Leased Real Property or current Liquid Finishing Business operations at any Owned Real Property or Leased Real Property arising under any Environmental Law (except as provided in Section 2.4(c));

(e)                                  all Liabilities under any purchase orders with suppliers and vendors of the Asset Selling Subsidiaries with respect to the Liquid Finishing Business outstanding at the Closing Date;

(f)                                   all Liabilities of Sellers assumed by Purchasers under Sections 6.3(a) and (i);

(g)                                  all Liabilities of the Asset Selling Subsidiaries with respect to any Products arising under any intellectual property law at any time, including laws relating to patent infringement and including Liabilities arising out of the matters set forth on Schedule 2.3(g);

(h)                                 Graco’s and each Asset Selling Subsidiary’s obligations under the ITW Purchase Agreement to the extent relating to the Liquid Finishing Business, including, but not limited to, any obligation of Graco or any Asset Selling Subsidiary to cause any Acquired Subsidiary to take or refrain from taking any action relating to the Liquid Finishing Business, but not including any Liability arising out of any breach of such obligations by Graco or any Asset

Selling Subsidiary, or relating to portions performed or to be performed, on or before the Closing Date;

(i)                                     all Liabilities to the extent relating to the Liquid Finishing Business that constitute Assumed Liabilities under and as defined in the ITW Purchase Agreement;

(j)                                    subject to and in accordance with, in each case, the terms, conditions and limitations contained in Article 8 of the ITW Purchase Agreement:  all of Graco’s and each Asset Selling Subsidiary’s Liabilities under Section 8.3(b) or (c) of the ITW Purchase Agreement to indemnify the Seller Group (as defined in the ITW Purchase Agreement and, as used herein, the “ITW Purchase Agreement Seller Group”) against, and hold the ITW Purchase Agreement Seller Group harmless from, any and all Damages (as defined in the ITW Purchase Agreement and, as used herein, “ITW Purchase Agreement Damages”) that are incurred by the ITW Purchase Agreement Seller Group arising from or relating to the matters: (A) set forth in Section 8.3(b) of the ITW Purchase Agreement, solely to the extent such ITW Purchase Agreement Damages arise from or relate to Purchaser Parent’s, US Purchaser’s or a Purchaser’s failure to discharge and satisfy, or failure to cause to be discharged and satisfied, the Assumed Liabilities described in Section 2.3(h) hereof; and (ii) set forth in Section 8.3(c) of the ITW Purchase Agreement, solely to the extent such ITW Purchase Agreement Damages arise from or relate to an Assumed Liability;

(k)                                 all Liabilities of Graco and the Asset Selling Subsidiaries for receiving and processing claims under any Product warranty, scheduling the repair or replacement of any item covered under any such warranty, repairing or replacing any item covered under any such warranty and paying all costs and expenses of the foregoing;

(l)                                     all Liabilities of Graco and the Asset Selling Subsidiaries arising under the pension plans relating to the Employees or retirees of the Liquid Finishing Business located in Germany;

(m)                             any Liability for (i) Non-Income Taxes of Graco (or any Affiliate of Graco) relating to the Liquid Finishing Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, in each case, to the extent reflected on the Final Closing Balance Sheet; (ii) Non-Income Taxes of Purchaser Parent or US Purchaser (or any Affiliate of Purchaser Parent or US Purchaser following the Closing) or relating to the Liquid Finishing Business, the Acquired Assets or the Assumed Liabilities for any Post-Closing Tax Period; (iii) Income Taxes of Purchaser Parent or US Purchaser (or any Affiliate of Purchaser Parent or US Purchaser) or relating to the Liquid Finishing Business, the Acquired Assets or the Assumed Liabilities for any period that is a Post-Closing Tax Period; and (iv) Taxes that are the responsibility of Purchaser Parent or US Purchaser pursuant to Section 6.4;

(n)                                 any Extra-Liquid Finishing Business Intercompany Account Payable which is a Liability of an Asset Selling Subsidiary;

(o)                                 any Retained Powder Finishing Business Account Payable which is a Liability of Graco Australia;

(p)                                 the Assumed Transition Services Liabilities and the Assumed Transitional Trademark License Liabilities;

(q)                                 all Debt-Like Liabilities; and

(r)                                    the Asset Selling Subsidiaries’ Liabilities and obligations under any Real Property Leases constituting Acquired Contracts that are assigned or transferred to Purchasers, including any Liability relating to portions performed or to be performed by any such Asset Selling Subsidiary on or before the Closing Date, in each case, to the extent reflected on the Final Closing Balance Sheet, but not including any Liability arising out of any breach or default of any such Real Property Lease by any such Asset Selling Subsidiary or any Liabilities under any such Real Property Lease arising under any Environmental Laws.

For the avoidance of doubt, any and all Liabilities of the Acquired Subsidiaries (including, but not limited to, the Retained Powder Finishing Business Accounts Payable which are Liabilities of the Acquired Subsidiaries) shall continue to be Liabilities of the Acquired Subsidiaries following the Closing and, accordingly, such Liabilities are being indirectly assumed by Purchasers at the Closing by virtue of such Liabilities continuing to be Liabilities of the Acquired Subsidiaries following the Closing under the ownership of Purchasers.

2.4.                            Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, none of Purchaser Parent, US Purchaser or any Purchaser nor any other Affiliate of Purchaser Parent or US Purchaser shall have any responsibility for or is assuming any Liabilities of Graco or any Asset Selling Subsidiary of any nature whatsoever which are not specifically included in the Assumed Liabilities (any Liabilities which are not specifically included in the Assumed Liabilities being the “Excluded Liabilities”), including the following:

(a)                                 Liabilities, including Liabilities arising under any Environmental Laws, with respect to any real properties that are not included in the definition of Owned Real Property or Leased Real Property;

(b)                                 Liabilities arising out of the operation of the Liquid Finishing Business on or prior to the Closing Date, except to the extent included as Assumed Liabilities;

(c)                                  Liabilities (including Liabilities arising under Environmental Laws) arising out of or related to (i) the operations of Eagle Industries, Inc., including but not limited to any operations at the Owned Real Property in Toledo, Ohio, and (ii) any releases of Hazardous Materials into the Ottawa River and Maumee Bay, including but not limited to releases described in or disclosed by the Preassessment Screen for the Ottawa River and Maumee Bay dated November 3, 2004, prepared by the United States Fish and Wildlife Service/United States Department of the Interior;

(d)                                 Liabilities arising under or relating to any Employee Benefit Plan/Schemes currently or formerly applicable to Employees engaged or employed immediately prior to Closing wholly or primarily in the United States, United Kingdom (including Liabilities under Section 75 of the UK Pensions Act of 1995), or Australia, and any other Liabilities under any Employee Benefit Plan/Scheme that are not Assumed Liabilities;

(e)                                  any indebtedness for borrowed money of any Seller or any Liability related thereto;

(f)                                   any Seller Transaction Expenses;

(g)                                  any Liabilities of any Seller relating to or arising from any workers’ compensation claims for employees in the United States for claims occurring prior to the Closing Date;

(h)                                 any Liability for (i) Income Taxes of Graco (or any Affiliate of Graco) or relating to the Liquid Finishing Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the Gema Separation Transactions, the consummation of the transactions contemplated hereby (except as otherwise expressly provided in this Agreement (including, but not limited to, Section 6.4(d)) or that are the responsibility of Graco pursuant to Section 6.4; or (iii) except to the extent constituting Assumed Liabilities pursuant to Section 2.3(m), other Taxes of Graco (or any Affiliate of Graco) of any kind or description (including any Liability for Taxes of Graco (or any Affiliate of Seller) that becomes a Liability of Purchaser Parent or US Purchaser or any Affiliate of Purchaser Parent or US Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(i)                                     any Intra-Liquid Finishing Business Intercompany Accounts Payable, which accounts are subject to Section 6.1(i);

(j)                                    Graco’s and each Asset Selling Subsidiary’s obligations under the ITW Purchase Agreement to the extent not relating to the Liquid Finishing Business, including, but not limited to, any obligation of Graco or any Asset Selling Subsidiary to take or refrain from taking any action relating to the Powder Finishing Business; and

(k)                                 subject to and in accordance with, in each case, the terms, conditions and limitations contained in Article 8 of the ITW Purchase Agreement:  all of Graco’s and each Asset Selling Subsidiary’s Liabilities under Section 8.3(b) or (c) of the ITW Purchase Agreement to indemnify the ITW Purchase Agreement Seller Group against, and hold the ITW Purchase Agreement Seller Group harmless from, any and all ITW Purchase Agreement Damages that are incurred by the ITW Purchase Agreement Seller Group arising from or relating to the matters: (A) set forth in Section 8.3(b) of the ITW Purchase Agreement, solely to the extent such ITW Purchase Agreement Damages arise from or relate to Graco’s or the Asset Selling Subsidiaries’ failure to discharge and satisfy, or failure to cause to be discharged and satisfied, the Excluded Liabilities described in Section 2.4(j) hereof; and (ii) set forth in Section 8.3(c) of the ITW Purchase Agreement, solely to the extent such ITW Purchase Agreement Damages does not arise from or relate to an Assumed Liability.

For the avoidance of doubt, notwithstanding the foregoing, any and all of the Liabilities of the Acquired Subsidiaries constitute Assumed Liabilities (and not Excluded Liabilities) for all purposes of this Agreement.  In addition, Graco believes that certain of the Liabilities described in this Section 2.4 also constitute Excluded Liabilities under and as defined in the ITW Purchase

Agreement, and nothing herein shall be construed to suggest that such Liabilities are not Excluded Liabilities under and as defined in the ITW Purchase Agreement.

ARTICLE 3
PURCHASE PRICE

3.1.                            Purchase Price and Initial Purchase Price.

(a)                                 The purchase price for the Acquired Assets is (i) Five Hundred Ninety Million Dollars ($590,000,000.00) (the “Initial Purchase Price”), (ii) plus any Cash and Cash Equivalents (as determined following the Closing pursuant to Section 3.2), (iii) minus any Debt of any Asset Selling Subsidiary (to the extent constituting Assumed Liabilities) as of the Closing Date and any Debt of any Acquired Subsidiary as of the Closing Date (as determined following the Closing pursuant to Section 3.2), (iv) plus the amount (if any) by which the Net Working Capital as of the Closing Date (as determined following the Closing pursuant to Section 3.2) exceeds Fifty-Three Million One Hundred Thirty-Nine Thousand Dollars ($53,139,000) (the “Upper Net Working Capital Target Amount”) or minus the amount (if any) by which the Net Working Capital as of the Closing Date (as determined following the Closing pursuant to Section 3.2) is less than Fifty-One Million One Hundred Thirty-Nine Thousand Dollars ($51,139,000) (the “Lower Net Working Capital Target Amount”) (the Initial Purchase Price, as adjusted pursuant to the foregoing clauses (ii)-(iv), being the “Purchase Price”).  For the avoidance of doubt, in the event that the Net Working Capital as of the Closing Date (as determined following the Closing pursuant to Section 3.2) is equal to the Lower Net Working Capital Target Amount, or is equal to the Upper Net Working Capital Target Amount or is greater than the Lower Net Working Capital Target Amount and less than the Upper Net Working Capital Target Amount, there shall be no adjustment to the Purchase Price based upon the Net Working Capital as of the Closing Date.  For the further avoidance of doubt, the Purchase Price shall not be subject any adjustment for the amount of any Debt-Like Liabilities.

(b)                                 At the Closing, Purchaser Parent shall pay to Graco, by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Graco no later than three (3) Business Days prior to the Closing Date, an amount equal to the Initial Purchase Price.

3.2.                            Post-Closing Purchase Price Adjustment.

(a)                                 Within 60 days after the Closing Date, Purchaser Parent shall prepare and deliver to Graco: (i) an unaudited consolidated balance sheet of the Liquid Finishing Business (the “Final Closing Balance Sheet”) as of and at the Effective Time on the Closing Date (but before giving effect to the consummation of the transactions contemplated by this Agreement), prepared in good faith in accordance with the policies used in deriving the Audited Annual Financial Statements (other than the departures from such policies as are described on Schedule 3.2(a)) consistently applied in accordance with past practice (except that, for the avoidance of doubt, any Excluded Assets and Excluded Liabilities shall be excluded from such balance sheet), and (ii) an accompanying statement substantially in the form used in preparing the example calculation set forth on Schedule 3.2(a) (the “Final Closing Statement”) showing Purchaser Parent’s calculation, as of the Closing Date, of: (1) Net Working Capital, Cash and

Cash Equivalents, any Debt of the Asset Selling Subsidiaries (to the extent constituting Assumed Liabilities) and any Debt of any Acquired Subsidiaries, each based upon the Final Closing Balance Sheet and calculated in accordance with the methodologies used to prepare Schedule 3.2(a); (2) the resulting final Purchase Price (as determined in accordance with Section 3.1(a)) based on the foregoing amounts shown on the Final Closing Statement; and (3) the Final Adjustment Amount due to Graco or Purchaser Parent (if any), such “Final Adjustment Amount” being the difference between the Initial Purchase Price and the final Purchase Price shown on the Final Closing Statement.  For the avoidance of doubt, the Final Adjustment Amount shall be due to Graco if the Initial Purchase Price is less than the final Purchase Price shown on the Closing Statement, and the Final Adjustment Amount shall be due to Purchaser Parent if the Initial Purchase Price is greater than the final Purchase Price shown on the Closing Statement.

(b)                                 Graco may dispute Purchaser Parent’s calculation of the Final Closing Balance Sheet or the Final Closing Statement (collectively, the “Final Closing Documents”) (or any element thereof) by notifying Purchaser Parent in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within 30 days after Graco’s receipt of the Final Closing Balance Sheet.  In the event that Graco does not deliver a Notice of Objection to Purchaser Parent within such 30 day period, Graco shall be deemed to have accepted Purchaser Parent’s calculation of the Final Adjustment Amount set forth in the Final Closing Documents.  In the event that a Notice of Objection is timely delivered, Purchaser Parent and Graco shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other party for a period of 30 days after Purchaser Parent’s receipt of the Notice of Objection, or such longer period as Graco and Purchaser Parent may agree in writing, to resolve any disagreements set forth in the Notice of Objection.  If Purchaser Parent and Graco are unable to resolve such disagreements within such 30-day period and if (x) the items that remain in dispute at the end of such period (the “Unresolved Items”) total less than One Hundred Thousand Dollars ($100,000.00), then the Unresolved Items shall be deemed to have been resolved by Graco and Purchaser Parent by splitting equally the amount of such Unresolved Items, and the calculations of the Final Closing Documents shall be finally modified so as to reflect such resolution of the Unresolved Items; or (y) the Unresolved Items total at least One Hundred Thousand Dollars ($100,000.00), then, within 30 days thereafter, either Graco or Purchaser Parent may require that an independent accounting firm of recognized national standing as may be mutually selected by Purchaser Parent and Graco (the “Independent Firm”) shall resolve the Unresolved Items; provided that if Graco and Purchaser Parent are unable to agree on an Independent Firm, the parties agree that the Chicago, Illinois office of RSM McGladrey shall serve as the Independent Firm.  Purchaser Parent and Graco shall instruct the Independent Firm to determine as promptly as practicable, and in any event within 30 days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement, and the written presentations by Graco and Purchaser Parent, and not on an independent review, whether and to what extent (if any) the calculations of Final Closing Documents require adjustment; provided, however, that in resolving any Unresolved Item, the Independent Firm (A) may not assign a value to any item greater than the greatest value for such item claimed by Graco or Purchaser Parent or less than the smallest value for such item claimed by Graco or Purchaser Parent, (B) may not take oral testimony from the parties hereto or any other Person, and (C) shall not consider any facts that have occurred after the Closing Date.  Graco and Purchaser Parent shall give each other copies of any written submissions at the same time as they are submitted to the Independent Firm.  The fees and expenses of the Independent

Firm shall be allocated between Graco and Purchaser Parent based upon the percentage which the portion of the contested amount not awarded to each of Graco and Purchaser Parent bears to the amount actually contested by each of Graco and Purchaser Parent.  The determination of the Independent Firm shall be set forth in a written statement delivered to Graco and Purchaser Parent and shall be final, conclusive and binding on the parties, absent fraud or manifest error.

(c)                                  If, following completion of the procedures described in Sections 3.2(a) and (b), the Final Closing Statement shows that an amount is due Purchaser Parent (because the Initial Purchase Price is greater than the final Purchase Price shown on the Final Closing Statement), Graco shall promptly pay such difference to Purchaser Parent, in cash.  If the Final Closing Statement shows that an amount is due Graco (because the Initial Purchase Price is less than the final Purchase Price shown on the Final Closing Statement), Purchaser Parent shall promptly pay such excess to Graco, in cash.

(d)                                 Capitalized terms used in this Section 3.2, but not defined herein shall be as defined or used in Schedule 3.2(a).

3.3.                            Allocation of Purchase Price.  Purchaser Parent and US Purchaser will (and will cause Purchasers and Purchaser Parent’s and US Purchaser’s respective Affiliates (including the Acquired Subsidiaries following the Closing) to) and Graco will (and will cause Sellers and Graco’s Affiliates to) allocate the Purchase Price substantially in accordance with Schedule 3.3 and Applicable Law.  Graco shall prepare the final allocation of the Purchase Price consistent with Schedule 3.3, and such final allocation, as prepared by Graco, shall be binding on Purchaser Parent, US Purchaser and Purchasers (such final allocation of the Purchase Price, as prepared by Graco in accordance with the foregoing, being the “Final Allocation”).  Following the Closing, Purchaser Parent and Graco will, and will cause their respective Affiliates (including Purchasers, the Acquired Subsidiaries and Sellers, as applicable) to, make consistent use of the Final Allocation as adjusted to reflect any adjustment pursuant to Section 3.2, if any. With respect to the Final Allocation, each of Purchaser Parent, Purchasers, and Sellers (1) will be bound by the Final Allocation, (2) will (and will cause its respective Affiliates to) act in accordance with the Final Allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax proceeding relating thereto, (3) will (and will cause its respective Affiliates to) take no position inconsistent with the Final Allocation for Tax purposes (including in connection with any proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code, and (4) not later than 30 days before the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein, will deliver to each other a true, correct and complete copy of such IRS Forms.

3.4.                            Bulk Sales Compliance.  Purchaser Parent and US Purchaser, for themselves and on behalf of Purchasers, hereby waive, to the fullest extent permitted by Applicable Law, compliance by Sellers with the provisions of all laws based on the Uniform Commercial Code relating to bulk transfers (the “Bulk-Transfer Laws”) in connection with the sale of the Acquired Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF GRACO AND GRACO US FINISHING BRANDS

To induce Purchaser Parent and US Purchaser to enter into this Agreement, Sellers jointly and severally represent and warrant as follows:

4.1.                            Authority; Consents.

(a)                                 Except as set forth in Schedule 4.1(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers (as applicable) and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary organizational action on the part of Sellers and the Acquired Subsidiaries (as applicable) and do not and shall not (i) conflict with or violate any provision of the organizational documents of any Seller or any Acquired Subsidiary, (ii) conflict with or result in a violation or breach of any provision of any Applicable Law to which any Seller or any Acquired Subsidiary or any of their respective assets may be subject, (iii) conflict with, result (with or without notice or the lapse of time, or both) in a default of, constitute a default under, require the consent of any Person under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, or impose any material penalty or material additional payment obligations under any Scheduled Contract or any Real Property Lease, or (iv) result in an imposition or creation of any Lien on any Acquired Asset.

(b)                                 Each Seller (as applicable) has full power and authority and has taken all actions necessary to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to carry out the transactions contemplated hereby and thereby.

(c)                                  This Agreement has been duly and validly executed and delivered by each of Graco and Graco US Finishing Brands and is, and each Ancillary Agreement contemplated hereby when executed and delivered by Sellers (as applicable) shall be, the legal, valid and binding obligation of each Seller that is a party hereto or thereto, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

(d)                                 Other than the consents, authorizations, orders, approvals and filings contemplated by or in connection with the FTC-Related Matters, and except as listed in Schedule 4.1(d), no material consent, authorization, order, or approval of or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Sellers (as applicable) and the consummation by Sellers (as applicable) of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.2.                            Organization and Qualification.  Each Seller and each Acquired Subsidiary is an organization duly organized, lawfully existing and in good standing under the laws of the jurisdiction of its organization (as listed in Schedule 4.2) with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.  Except as would not reasonably be expected to have a Material Adverse Effect, each Seller and each Acquired Subsidiary is duly qualified to transact business in, and is in good standing under the laws of, each jurisdiction in which it is so required by Applicable Law.  Sellers have made available to Purchasers correct and complete copies of the organizational documents, as amended to date, of each Seller and each Acquired Subsidiary.

4.3.                            Acquired Subsidiaries.

(a)                                 Schedule 4.3 sets forth, with respect to each Acquired Subsidiary, the number of equity interests thereof issued and outstanding, the names of all owners of such equity interests, and the amount of equity owned by each such equity owner.

(b)                                 Except as set forth on Schedule 4.3, the outstanding equity interests of each Acquired Subsidiary are validly issued, fully paid, and non-assessable, and all such equity interests are owned by the applicable Sellers listed on Schedule 4.3, free and clear of any Liens, other than Permitted Liens.  Except as set forth on Schedule 4.3, Graco owns, directly or indirectly, 100.0% of the outstanding equity ownership interests of each Subsidiary Seller. There are no existing options, warrants, calls, rights, or Contracts or arrangements of any nature requiring, and there are no securities of any Acquired Subsidiary outstanding that upon conversion or exchange would require, the issuance of any equity interests of any Acquired Subsidiary or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interests in any Acquired Subsidiary.  Except as set forth in Schedule 4.3, neither Graco nor any of its Affiliates nor, to Sellers’ Knowledge, any other Person is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer, or other disposition of the ownership interests of any Acquired Subsidiary.  Schedule 4.3 lists all Contracts relating in any way to the ownership interests of any Acquired Subsidiary.  All of the equity interests of the Acquired Subsidiaries have been issued in compliance with all Applicable Law.

(c)                                  Except for Sellers and the Acquired Subsidiaries, no other Affiliates of Graco are engaged in the Liquid Finishing Business.  Except for engaging in the Powder Finishing Business, the Acquired Subsidiaries are not engaged in any business other than the Liquid Finishing Business.

(d)                                 Graco UK Finishing Brands was formed on June 2, 2011 for the purpose of acquiring the assets of ITW Limited, a company incorporated and registered under the laws of England and Wales, in connection with the transactions contemplated by the ITW Purchase Agreement.  Graco UK Finishing Brands did not have any business operations or Liabilities prior to the consummation of the transactions contemplated by the ITW Purchase Agreement.  Since the consummation of the transactions contemplated by the ITW Purchase Agreement, Graco UK Finishing Brands has incurred no Liability other than in the ordinary course of the Liquid Finishing Business.  Since the consummation of the transactions contemplated by the ITW Purchase Agreement, Graco UK Finishing Brands has not incurred any material Liabilities except for (i) Liabilities disclosed in Schedule 4.21 or on the balance sheet included in the Latest Financial Statements; (ii) Liabilities (other than Debt) arising or incurred in the ordinary course of business since the date of the Latest Financial Statements, consistent with the past practice;

(iii) Liabilities under Contracts entered into in the ordinary course of business consistent with past practice (none of which Liabilities results from, arises out of, or relates to any material breach thereof or default thereunder); and (iv) Liabilities incurred in connection with the transactions contemplated by this Agreement.

4.4.                            Good Title; Sufficiency of Assets.

(a)                                 Sellers and the Acquired Subsidiaries are in possession of and have good and marketable title to, or (so long as the Latest Financial Statements do not purport to treat such assets as owned by the Sellers or the Acquired Subsidiaries) a valid leasehold interest in or valid rights under written agreements to use, all personal property, equipment, plants, buildings, structures, facilities and all other assets and properties used in the conduct of the Liquid Finishing Business, including all assets reflected on the Latest Financial Statements and any assets acquired since the date of the Latest Financial Statements, other than assets disposed of since such date in the ordinary course of business consistent with past practice.  Except as set forth on Schedule 4.4(a), Sellers have, and Purchasers shall receive at Closing, good and marketable title to, or, (so long as the Latest Financial Statements do not purport to treat such assets as owned by the Sellers or the Acquired Subsidiaries) a valid leasehold interest in or valid rights under written agreements to use, the Acquired Assets, free and clear of all Liens except for Permitted Liens.

(b)                                 Except for the Excluded Assets, the Asset Selling Subsidiaries Acquired Assets, together with the assets, properties, rights, claims, privileges, and interests of the Acquired Subsidiaries and right, claims, privileges and interests in the Acquired ITW Ancillary Agreements, constitute all of the assets, properties, rights, claims privileges and interests used by Graco and its Affiliates in the Liquid Finishing Business.

4.5.                            Financial Statements; Internal Controls.

(a)                                 Attached as Schedule 4.5(a) are the audited financial statements of the Liquid Finishing Business as of December 31, 2010, 2011, 2012 and 2013 and for the years then ended (collectively, the “Audited Annual Financial Statements”).  Except as disclosed in Schedule 4.5(a), all of the Audited Annual Financial Statements have been prepared from the books and records of Sellers and the Acquired Subsidiaries in accordance with GAAP consistently applied and fairly present in all material respects the financial condition of the Liquid Finishing Business as of their respective dates and the results of its operations for the periods covered thereby.

(b)                                 Attached as Schedule 4.5(b) are the unaudited financial statements of the Liquid Finishing Business as of March 31, 2014 and for the three-month period then ended (the “Latest Financial Statements”).  Except as set forth on Schedule 4.5(b), the Latest Financial Statements have been prepared in accordance with GAAP and in all material respects in a manner consistent with the Audited Annual Financial Statements.  Subject to the foregoing and otherwise except as disclosed in Schedule 4.5(b), the Latest Financial Statements fairly present in all material respects the financial condition of the Liquid Finishing Business as of March 31, 2014 and the results of its operations for the three-month period then ended.

(c)                                  The Sellers’ system of internal controls over financial reporting with respect to the Liquid Finishing Business and the Acquired Subsidiaries’ system of internal controls over financial reporting are sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of their assets that would materially affect their financial statements.

4.6.                            No Material Change.  Since December 31, 2013, except (i) in connection with the transactions contemplated by the ITW Purchase Agreement, (ii) the FTC-Related Matters and (iii) as otherwise set forth on Schedule 4.6:

(a)                                 there has been no change, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect;

(b)                                 Sellers and the Acquired Subsidiaries have conducted the Liquid Finishing Business only in the ordinary course of business consistent with past practice; and

(c)                                  no Seller (with respect to the Liquid Finishing Business or the Acquired Assets) nor any Acquired Subsidiary has:

(i)                                     mortgaged or pledged any of its assets or properties or subjected them to any Lien (except for Permitted Liens);

(ii)                                  had any Contract involving more than $500,000.00 accelerated, terminated, modified, or cancelled;

(iii)                               incurred any Liability involving more than $500,000.00 individually or $1,000,000.00 in the aggregate, except liabilities incurred in the ordinary course of business consistent with past practice;

(iv)                              canceled or compromised any Debt or claim outside the ordinary course of business consistent with past practice, or waived or released any right having an aggregate value of more than $500,000.00;

(v)                                 suffered any material damage, destruction or casualty loss, whether or not covered by insurance having an aggregate value of more than $500,000.00;

(vi)                              granted any license, sublicense, or waiver of, or any covenant not to sue based on, any rights under or with respect to any Business Intellectual Property, other than licenses, sublicenses, waivers, or covenants granted under Contracts with customers in the ordinary course of business consistent with past practice;

(vii)                           made any capital expenditures or capital additions or betterments in excess of an aggregate of $1,000,000.00 or outside the ordinary course of business;

(viii)                        made or granted any bonus or any wage or compensation increase to any director, manager, officer, agent or Employee or changed any other material term of employment of any Employee, in each case except in the ordinary course consistent with past practice or in respect of Liquid Finishing Transferred Employees;

(ix)                              adopted, amended or terminated any Employee Benefit Plan/Scheme, in each case except in the ordinary course consistent with past practice;

(x)                                 any actual employee strikes, work-stoppages, slowdowns or lock-outs relating to Employees, entered into any collective bargaining agreement or other union or works council Contract with respect to Employees or modified the terms of any such existing agreement, or had any material change in its relations with its Employees, agents, customers or suppliers or materially changed its number of Employees;

(xi)                              made any change in its selling, pricing, advertising or personnel practices outside the ordinary course of business consistent with past practice;

(xii)                           made any material change in accounting methods or practices;

(xiii)                        made or changed any Tax election or settled or compromised any material federal, state, local, or foreign Tax liability;

(xiv)                       other than in the ordinary course of business, entered into any compromise or settlement of any suit, action, claim or proceeding; or

(xv)                          entered into a written agreement to do any of the things described in the preceding paragraphs of this Section.

4.7.                            Inventory.  Since April 2, 2012, the inventory relating to the Liquid Finishing Business has been maintained in the ordinary course of business consistent with past practice.  All of the inventory relating to the Liquid Finishing Business is of a quality and quantity normally maintained by Sellers and the Acquired Subsidiaries in the ordinary course of business consistent with past practice, subject only to the reserve for slow and obsolete inventory reflected on the Latest Financial Statements and the provision to eliminate intercompany profit in ending inventory.  All of the inventory relating to the Liquid Finishing Business is in good and merchantable condition and is usable or salable in the ordinary course of business, subject only to the reserve for slow and obsolete inventory reflected on the Latest Financial Statements.

4.8.                            Tax Matters.

(a)                                 Each Seller has timely filed with the appropriate Governmental Authorities all Tax Returns and Tax reports relating to the Liquid Finishing Business or the Acquired Assets required to be filed on or prior to the Closing Date.  Each Acquired Subsidiary has timely filed with the appropriate Governmental Authorities all Tax Returns and Tax reports required to be filed on or prior to the Closing Date.  All such Tax Returns and reports are correct and complete in all material respects.  Sellers have paid all Taxes relating to or arising from the Liquid Finishing Business or the Acquired Assets and each Acquired Subsidiary has paid all

Taxes, in each case which are due and payable (whether or not shown or required to be shown on any Tax Return).  No Seller (relating to or arising from the Liquid Finishing Business or the Acquired Assets) nor any Acquired Subsidiary has agreed to the extension of the periods for the assessment or collection of any Taxes.  No Seller has waived any statute of limitations in respect of Taxes relating to or arising from the Liquid Finishing Business or the Acquired Assets, and no Acquired Subsidiary has waived any statute of limitations in respect of any Taxes.

(b)                                 Except as set forth on Schedule 4.8(b), no Seller is currently the subject of any Tax audit relating to the Liquid Finishing Business or the Acquired Assets nor is any Acquired Subsidiary currently the subject of any Tax audit, nor has any Seller or Acquired Subsidiary received notice of any such audit.  Except as set forth on Schedule 4.8(b), there is no material dispute or claim concerning any Tax Liability of any Seller relating to or arising from the Liquid Finishing Business or the Acquired Assets or of any Acquired Subsidiary, either (A) claimed or raised by any authority in writing, or (B) as to which Sellers have Knowledge.

(c)                                  Except for Graco Japan Finishing Brands, no Acquired Subsidiary has ever been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal Tax Return.  No Seller is a party to any Tax allocation or sharing agreement relating to the Liquid Finishing Business or the Acquired Assets, and no Acquired Subsidiary is a party to any Tax allocation or sharing agreement.  No Acquired Subsidiary has any Liability for the Taxes of any other Person (i) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.  No Acquired Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under any circumstances could obligate it to make any material payments that are not deductible under Code Section 280G or similar provision of Applicable Law.

(d)                                 No Acquired Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction made on or prior to the Closing Date, or (D) as a result of any prepaid amount received on or prior to the Closing Date.

(e)                                  No Seller nor any Acquired Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(f)                                   There are no Liens for Taxes upon the Acquired Assets, except for Permitted Liens.

(g)                                  No claim has been made by any Governmental Authority in a jurisdiction in which any Seller or any Acquired Subsidiary does not currently file a Tax Return that the Liquid Finishing Business, the Acquired Assets, any Acquired Subsidiary or any of the Sellers (with respect to the Liquid Finishing Business or the Acquired Assets) may be subject to a Tax by that jurisdiction.

(h)                                 Except for Graco Brazil Finishing Brands, Graco Japan Finishing Brands and Graco UK Finishing Brands, no Acquired Subsidiary is classified as other than a disregarded entity for United States federal income tax purposes.

(i)                                     To Sellers’ Knowledge, the Cash and Cash Equivalents held by each Acquired Subsidiary at the Closing Date represent fully distributable earnings of each Acquired Subsidiary as calculated under local law.

4.9.                            Real Property.

(a)                                 Schedule 4.9 sets forth (i) the street address of all real property and all interests in real property, in each case that is owned in fee by any Asset Selling Subsidiary in connection with the Liquid Finishing Business or by any Acquired Subsidiary (collectively, the “Owned Real Property”; the Owned Real Property owned by any Asset Selling Subsidiary is referred to herein collectively as the “Seller Owned Real Property”), indicates the Asset Selling Subsidiary or Acquired Subsidiary that is the owner thereof and indicates whether such Owned Real Property is used in the Powder Finishing Business; and (ii) the street address of all real property and all interests in real property, in each case that is leased or occupied by any Asset Selling Subsidiary in connection with the Liquid Finishing Business or by any Acquired Subsidiary or that any Asset Selling Subsidiary (in connection with the Liquid Finishing Business) or any Acquired Subsidiary has the right to lease or occupy, now or in the future (each such agreement, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”), indicates the Asset Selling Subsidiary or Acquired Subsidiary that is the tenant or holds the future right to occupy under such Real Property Lease, and indicates whether such Leased Real Property is used in the Powder Finishing Business.  The Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property.”

(b)                                 All of the land, buildings, structures and other improvements used by any Asset Selling Subsidiary or any Acquired Subsidiary in the conduct of the Liquid Finishing Business are included in the Real Property.  Except for the Real Property Leases and any subleases with respect to the Real Property identified on Schedule 4.9, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property.  There is no pending or, to Sellers’ Knowledge, threatened condemnation or other eminent domain proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation.  No Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.

(c)                                  Each Asset Selling Subsidiary and each Acquired Subsidiary has a valid leasehold interest under its respective Real Property Leases.  No Asset Selling Subsidiary nor any Acquired Subsidiary is in default or otherwise in breach under any Real Property Lease and, to Sellers’ Knowledge, no other party is in default or otherwise in breach thereof, except where such default or breach would not have a Material Adverse Effect.  No Asset Selling Subsidiary, no Acquired Subsidiary and, to Sellers’ Knowledge, no other party has exercised any termination right with respect to any Real Property Lease.  Graco has provided to Purchaser Parent a true, correct and complete copy of each Real Property Lease.  Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and, to Sellers’

Knowledge, there are no other agreements, whether oral or written, between such parties.  All rent and other sums and charges payable by any Asset Selling Subsidiary or any Acquired Subsidiary as tenant under any Real Property Lease are current.  No Asset Selling Subsidiary, no Acquired Subsidiary has and, to Sellers’ Knowledge, no other party has repudiated any provision of any Real Property Lease, and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease.  The applicable Asset Selling Subsidiary or Acquired Subsidiary has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Liens, except any (i) Permitted Liens, or (ii) Liens on the applicable fee title, the payment or performance of which is not the responsibility of any Asset Selling Subsidiary or any Acquired Subsidiary as tenant under the applicable Real Property Lease.  No Asset Selling Subsidiary nor any Acquired Subsidiary has received written or, to Sellers’ Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of any Asset Selling Subsidiary or any Acquired Subsidiary under the applicable Real Property Lease.

(d)                                 Except as listed in Schedule 4.9(d):  (i)  there is no purchase option, right of first refusal, first option or other right held by any Asset Selling Subsidiary or any Acquired Subsidiary with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease; and (ii) no Asset Selling Subsidiary nor any Acquired Subsidiary has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

(e)                                  Each Asset Selling Subsidiary and Acquired Subsidiary has good, marketable and valid fee title to its respective Owned Real Property, free and clear of all Liens except Permitted Liens.  No Asset Selling Subsidiary nor any Acquired Subsidiary has received written or, to Sellers’ Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Owned Real Property for continuance of a policy insuring any Owned Real Property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(f)                                   There is no development agreement or other Contract that limits the ability to protest any real property Tax, fix any minimum real property Tax or require any continued business operation with respect to any Owned Real Property or, to Sellers’ Knowledge, any Leased Real Property.  The use and occupancy of all Owned Real Property and, to Sellers’ Knowledge, all Leased Real Property, are in material compliance with all Applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit.

(g)                                  No portion of any Owned Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such Owned Real Property to fulfill any zoning, building code or other requirement under Applicable Law, except where such reliance would not have a Material Adverse Effect.  To Sellers’ Knowledge, there is no material defect in any structural component of any improvement on any Real Property or any of the electrical, plumbing, HVAC, life safety or other building systems of any Real Property.

4.10.                     Intellectual Property.

(a)                                 Schedule 1.2(a), Schedule 1.3 and Schedule 1.4 collectively list: (i) all patents as of October 3, 2014 constituting Business Intellectual Property owned by any Asset Selling Subsidiary or any Acquired Subsidiary, and all published applications for patents as of October 3, 2014 constituting Business Intellectual Property that have been filed by or for any Asset Selling Subsidiary or Acquired Subsidiary, (ii) all registered Internet domain names as of June 24, 2014 constituting Business Intellectual Property, and (iii) all registered trademarks as of October 3, 2014 constituting Business Intellectual Property owned by any Asset Selling Subsidiary or any Acquired Subsidiary, and all applications for trademark registration as of October 3, 2014 constituting Business Intellectual Property that have been filed by or for any Asset Selling Subsidiary or any Acquired Subsidiary (the foregoing being the “Business Registered Intellectual Property”).  To Sellers’ Knowledge, the Asset Selling Subsidiaries and the Acquired Subsidiaries have taken all reasonable actions necessary to maintain the Business Registered Intellectual Property, including compliance with any statutes requiring payments to inventors.  All registration, maintenance and renewal fees, payments and other similar actions required to maintain the foregoing applications and registrations in effect have been paid in full and, except as set forth in Schedule 1.2(a), Schedule 1.3 or Schedule 1.4, no renewal fee, payment or other similar actions are required to be paid or made by any Asset Selling Subsidiary or any Acquired Subsidiary within the six (6) months following the date hereof with respect to such maintenance, renewals, applications or registrations of the Business Registered Intellectual Property.  Each such registration was properly registered and is in good standing.

(b)                                 The Asset Selling Subsidiaries and the Acquired Subsidiaries have the right to bring actions for infringement, misappropriation, misuse, or other violation of any Business Intellectual Property, including the right to sue for past damages.  Except as set forth on Schedule 4.10(b), all Business Registered Intellectual Property is owned and transferable by the Asset Selling Subsidiaries and the Acquired Subsidiaries, free and clear of all Liens, other than Permitted Liens.  Except as set forth on Schedule 4.10(b), no actions for annulment or cancellation are pending or, to Sellers’ Knowledge, threatened with respect to the Business Registered Intellectual Property and no actions for recovery have been made or threatened.  To Sellers’ Knowledge, except as set forth on Schedule 4.10(b), all Business Registered Intellectual Property is valid and enforceable.

(c)                                  To Sellers’ Knowledge, except as set forth on Schedule 4.10(c), since April 15, 2008, no Person is infringing upon any rights of any Asset Selling Subsidiary or any Acquired Subsidiary with respect to any Business Intellectual Property.  Except as set forth on Schedule 4.10(c), since April 15, 2008, no Asset Selling Subsidiary nor any Acquired Subsidiary is infringing on any Intellectual Property rights of any Person with respect to the conduct of the Liquid Finishing Business.  Since April 15, 2008, no Asset Selling Subsidiary nor any Acquired Subsidiary has received any written communication relating to the Liquid Finishing Business that requests or offers a license or grant of immunity from any Person with respect to any Intellectual Property.  Except as set forth on Schedule 4.10(c), since April 15, 2008, no Asset

Selling Subsidiary nor any Acquired Subsidiary has been and or is a party to, or is the subject of any, pending or, to Sellers’ Knowledge, threatened suit, action, investigation or proceeding by or before any Governmental Authority that involves any claim (a) against any Asset Selling Subsidiary or any Acquired Subsidiary of infringement, unauthorized use, misappropriation or violation of any Intellectual Property of any Person with respect to the Liquid Finishing Business, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property or (b) contesting the right of any Asset Selling Subsidiary or any Acquired Subsidiary to use, sell, exercise, license, transfer or dispose of any Products.  Except for the FTC-Related Matters or as otherwise set forth on Schedule 4.10(c), there is no order or judgment from any Governmental Authority restricting the use, transfer or licensing by any Asset Selling Subsidiary or any Acquired Subsidiary of, or affecting the validity of, any Business Intellectual Property, or that restricts the operation of the Liquid Finishing Business as currently conducted.

(d)                                 To Sellers’ Knowledge, no director, manager, officer, or employee of any Asset Selling Subsidiary or any Acquired Subsidiary owns, directly or indirectly, in whole or in part, any Intellectual Property rights which any Asset Selling Subsidiary or any Acquired Subsidiary uses or has used in the conduct of the Liquid Finishing Business. Each Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and Acquired Subsidiary employs a process to obtain all rights to Intellectual Property created by employees and consultants and to ensure the protection of confidential or proprietary information.  During the period after the date hereof and prior to the Closing Date, Graco will, and will cause Sellers to, use commercially reasonable efforts to obtain from each Employee a valid agreement regarding assignment of intellectual property rights to the applicable Asset Selling Subsidiary or Acquired Subsidiary and the protection of proprietary information executed by such Employee.

(e)                                  Schedule 4.10(e) lists all non-confidential material Contracts constituting Acquired Assets relating to or affecting the use or ownership of any Intellectual Property related to the Liquid Finishing Business (other than that part of the Stray Powder Business comprised of developing, assembling, manufacturing, distributing, selling and servicing Ransburg Powder Finishing Products) or related to Divested Stray Ransburg Powder IP or Retained Stray Ransburg Powder IP, Graco’s form confidentiality and non-disclosure agreement, assignments or agreements to assign, development agreements, settlement agreements, and other similar agreements.  All material Contracts relating to or affecting the use or ownership of the Intellectual Property described in the first sentence of this Section 4.10(e) are the valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.  No Asset Selling Subsidiary nor any Acquired Subsidiary is in material violation or breach of or material default under any such Contract and, to Sellers’ Knowledge, no other party to any such Contract is in material violation or breach thereof or material default thereunder.  Except as noted in Schedule 4.10(e), the transactions contemplated by this Agreement do not require the consent of any party to any such Contract, shall not result in a violation or breach of or default under any such Contract, and shall not otherwise cause any such Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

(f)                                   To Sellers’ Knowledge, except as set forth on Schedule 4.10(f), no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Business Intellectual Property or any Products, and no governmental entity, university, college, other educational institution or research center has any claim or right in or to any Business Intellectual Property or any Products.

(g)                                  Each Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and Acquired Subsidiary is in material compliance with all Applicable Laws, contractual requirements, privacy policies or statements, and all other applicable policies concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information. No Asset Selling Subsidiary nor any Acquired Subsidiary is the subject of any investigation, claim or lawsuit relating to the information privacy or data security practices (including collection, transfer, or use) of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary. There has been no data security breach of any computer systems or networks, or unauthorized use of any personally identifiable information that is owned, used, stored, received, or controlled by or on behalf of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Applicable Laws relating to privacy or any privacy policies or procedures of any Asset Selling Subsidiary or any Acquired Subsidiary.

(h)                                 The Asset Selling Subsidiaries and the Acquired Subsidiaries own, lease or license software, hardware, databases, computer equipment and other material information technology (collectively, “Computer Systems”) that were used for the operations of the Liquid Finishing Business prior to Closing.  The Asset Selling Subsidiaries and the Acquired Subsidiaries have purchased the number of licenses for all Computer Systems necessary to conduct the Liquid Finishing Business as it was conducted prior to Closing.  Notwithstanding the above, except as otherwise expressly provided in this Agreement, no representations and/or warranties are made with respect to the accuracy, completeness and/or transferability of any Computer Systems.

4.11.                     Material Contracts.

(a)                                 Schedule 4.11(a) lists all of the following Contracts to which any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary is a party or by which any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary is bound, or to which any Acquired Assets or any assets of any Acquired Subsidiary are subject (the “Scheduled Contracts”):

(i)                                     all employment agreements (a) involving any Employee with an annual base salary in excess of $150,000.00 and not terminable at will or (b) providing for the possibility of severance benefits in excess of $100,000.00 beyond the requirements of Applicable Law;

(ii)                                  any collective bargaining or other union or works council Contract relating to Employees;

(iii)                               any loan or advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance or investment, in each case relating to the Liquid Finishing Business or any Acquired Subsidiary, other than ordinary course advances for travel expenses or any loan or advance for an amount less than $10,000.00;

(iv)                              any Contract containing any guarantee or other Liability by any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary with respect of any indebtedness of any other Person;

(v)                                 any management, service, independent contractor or consulting agreement involving any Person with a historical annual cost in excess of $150,000.00 that is not terminable within one year or any other similar Contract relating to the Liquid Finishing Business or to which any Acquired Subsidiary is a party;

(vi)                              any Contract that materially limits the freedom of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary to engage in any line of business or to compete with any Person;

(vii)                           any Contract (or groups of related Contracts with the same party or any group of affiliated parties) relating to the Liquid Finishing Business which require or may in the future require payment of aggregate consideration to or by the Asset Selling Subsidiaries and the Acquired Subsidiaries in excess of $500,000.00, except for any Contracts for the purchase of raw materials or supplies in the ordinary course at normal market prices that are terminable without penalty within 90 days;

(viii)                        any Contract for the purchase of raw materials or supplies for, or the furnishing of services to, the Liquid Finishing Business, (A) for which, to Sellers’ Knowledge, comparable goods or services are not readily available in the ordinary course of business, at prices at or similar to those which the applicable Asset Selling Subsidiary or Acquired Subsidiary has agreed to pay under such Contract, or (B) the quantities of which are in excess of the normal operating practices of the Liquid Finishing Business, in each case involving aggregate payments in excess of $500,000.00;

(ix)                              any distributor, sales representative or agency Contract relating to the Liquid Finishing Business or to which any Acquired Subsidiary is a party involving aggregate payments in excess of $500,000.00;

(x)                                 any joint venture or partnership Contract relating to the Liquid Finishing Business or to which any Acquired Subsidiary is a party;

(xi)                              any Contract for the sale or license of, or grant of any third-party interest in, any Acquired Assets or any assets of any Acquired Subsidiary, other than in the ordinary course of business, except as already listed in Schedule 4.10(e);

(xii)                           any note, debenture, mortgage, indenture, deed of trust, security agreement, purchase money agreement, capital lease or other Contract evidencing or securing indebtedness relating to the Liquid Finishing Business or to which any Acquired

Subsidiary is a party, or any sale-leaseback arrangement pertaining to any Acquired Assets or any assets of any Acquired Subsidiary;

(xiii)                        any Contract providing for the payment of any cash or other compensation or benefits upon consummation of the transactions contemplated by this Agreement (other than Contracts described in clause (i) of this Section 4.11(a));

(xiv)                       any lease, conditional sales or other Contract pursuant to which any Asset Selling Subsidiary (in connection with the Liquid Finishing Business) or Acquired Subsidiary leases, has purchased or sold or holds possession of, but not title to, any real or personal property, whether as lessor, lessee, purchaser, seller, bailee, pledgee or the like, in each case involving aggregate payments in excess of $500,000.00, in each case except for any Real Property Lease; and

(xv)                          any Contract for the acquisition of a business by any Acquired Subsidiary or any Asset Selling Subsidiary (in connection with the Liquid Finishing Business) containing provisions that are currently operative (including ongoing earn-out or indemnity obligations).

(b)                                 Each Scheduled Contract and each Acquired ITW Ancillary Agreement is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.  No Asset Selling Subsidiary nor any Acquired Subsidiary is in material violation or breach of or default under (either with or without the lapse of time, giving of notice, or both) any Scheduled Contract, and Graco is not in material violation or breach of or default under (either with or without the lapse of time, giving of notice, or both) any Acquired ITW Ancillary Agreement.  To Sellers’ Knowledge, no other party to any Scheduled Contract or any Acquired ITW Ancillary Agreement is in material violation or breach of or default under (either with or without the lapse of time, giving of notice, or both) any Scheduled Contract or Acquired ITW Ancillary Agreement, as applicable.

(c)                                  Sellers have made available to Purchaser Parent a true, correct and complete (in all material respects) copy of each written Scheduled Contract and Acquired ITW Ancillary Agreement, and a true, correct and complete (in all material respects) written description of each oral Scheduled Contract.

(d)                                 As of the Closing, Purchaser will be an intended third-party beneficiary of that certain Consent and Release, dated as of June 6, 2013, entered into by and among Graco, 3M Company and 3M Innovative Properties Company, which is an Excluded Asset.

4.12.                     Employee Matters.

(a)                                 Except as disclosed in Schedule 4.12(a) since January 1, 2008, none of the Employees is represented by any union or subject to any collective bargaining agreement or other union or works council agreement with any union or labor organization or employee group, and, to Sellers’ Knowledge, no Employees are engaged in any union, labor organization or employee group to organize any Employees.

(b)                                 Except as set forth on Schedule 4.12(b), to Sellers’ Knowledge, none of the Employees has suffered or is suffering from any illness or disease caused directly or indirectly by any employment-related condition or by contact with any materials within the scope of such Employee’s employment.

(c)                                  Except as disclosed in Schedule 4.12(c), to Sellers’ Knowledge, there has been no complaint, grievance, or unfair labor practice charge filed with any union, labor organization, employee group, Governmental Authority or other body against Graco or any of its Affiliates alleging unfair labor practices, human rights violations, employment discrimination charges, or similar matters relating to the Liquid Finishing Business or any Employee.

(d)                                 Since January 1, 2008, neither Graco nor any of its Affiliates (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has experienced any work stoppages, slowdowns, walkouts or strikes.

(e)                                  Except as disclosed in Schedule 4.12(e), Graco and its Affiliates (with respect to the Liquid Finishing Business) and each Acquired Subsidiary has complied with all Applicable Laws relating to the employment of the Employees, including Applicable Laws relating to wages, hours, working time, equal opportunity, occupational health and safety, workers’ compensation, collective bargaining, equal pay or treatment, discrimination on the grounds of any class protected by Applicable Law, information and consultation, maternity, paternity and parental leave and pay, immigration control, information and data privacy and security, and the withholding and payment of social security and other Taxes, and continuation coverage with respect to group health plans, except where the failure to comply would not have a Material Adverse Effect.

(f)                                   To Sellers’ Knowledge, except for any Liquid Finishing Transferred Employee or as otherwise set forth on Schedule 4.12(f), no management-level or higher Employee has any plans to terminate employment with Graco or its applicable Affiliates (with respect to the Liquid Finishing Business) or any Acquired Subsidiary or not accept employment with Purchaser Parent or the applicable Purchaser following the Closing, and, to Sellers’ Knowledge, none of the executive officers of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary intends to resign within one (1) year after the Closing.

(g)                                  To Sellers’ Knowledge, no Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Employee to carry out fully all activities of such Employee in furtherance of the Liquid Finishing Business, in each case either before or after the Closing.

(h)                                 A properly completed Form I-9 is on file with respect to each Employee for whom such Form I-9 is required under Applicable Law.  Graco and its applicable Affiliates (with respect to the Liquid Finishing Business) and each Acquired Subsidiary has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder.

(i)                                     To Sellers’ Knowledge, neither Graco nor any of its Affiliates (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has classified or treated any of its common-law employees as an independent contractor.

(j)                                    To Sellers’ Knowledge, no variation in any Contract of employment has been agreed to for the future in respect of any Employee other than in the ordinary course of business.

(k)                                 Except as listed in Schedule 4.12(k), and except for normal pay raises in the ordinary course of business consistent with past practices, neither Graco nor any of its Affiliates (with respect to the Liquid Finishing Business) has altered the terms and conditions of employment of any management-level or higher Non-U.S. Employee (other than any Liquid Finishing Transferred Employee) in the 12 months immediately prior to Closing.

(l)                                     No material Liability has been incurred by Graco or any of its Affiliates (with respect to the Liquid Finishing Business) or any Acquired Subsidiary for breach of any contract of employment with any Non-U.S. Employee, including in respect of redundancy payments, protection awards, compensation for wrongful dismissal, unfair dismissal, sex, race or disability discrimination or failure to comply with any order for the reinstatement or re-engagement in relation to or for or on behalf of any of any Non-U.S. Employee.

(m)                             Neither Graco nor any of its Affiliates (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has engaged in any workforce reduction or other action related to any Employee that has resulted in any unsatisfied liability or which could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or the Trade Union and Labour Relations (Consolidation) Act of 1992 or under any similar or comparable Applicable Laws, and neither Graco nor any of its Affiliates (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has issued any notice that any such action is to occur in the future.

(n)                                 Schedule 4.12(n) (the “Employee List”) contains a complete and accurate list identifying: (x) as of October 6, 2014, all Employees engaged or employed wholly or primarily in the United States or Canada and specifying the information described in clauses (i)-(viii) below for each such Employee; and (y) as of the most recent date for which applicable information has been made available to Graco and Graco US Finishing Brands prior to the date hereof, all Employees engaged or employed wholly or primarily outside the United States and Canada and specifying the information described in clauses (i)-(viii) below for each such Employee:

(i)                                     date of hire or initial service;

(ii)                                  job title;

(iii)                               status as full-time or part-time (with “full-time” being defined as at least 40 hours per week or such number of hours per week as allowed by Applicable Law to be classified as full-time), or on disability or other leave of absence;

(iv)                              classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable);

(v)                                 current annual salary, draw, or hourly-rate of compensation (as applicable);

(vi)                              primary work location, including city and country, and whether such Employee primarily performs services from a home office;

(vii)                           status as a Liquid Finishing Transferred Employee (as applicable); and

(viii)                        all other information required to be provided to Purchasers by Graco or any of its Affiliates under Applicable Law in connection with the transfer of any Non-U.S. Employees (as applicable).

4.13.                     Litigation.  Except (i) for any ordinary course of business customer claims or employment related claims, including claims related to injuries or accidents, in each case that do not seek damages in excess of $500,000.00 (for any such claim or series of related claims), criminal penalties, or relief other than money damages (such claims, the “Minor Claims”), (ii) the FTC-Related Matters or (iii) as otherwise set forth in Schedule 4.13, as of the date hereof, there are no lawsuits, actions, arbitrations, proceedings or investigations relating to the Liquid Finishing Business or any Acquired Subsidiary for which any Seller or Acquired Subsidiary has received written notice.  Except for any Minor Claims and the FTC-Related Matters, or except as set forth in Schedule 4.13, to Sellers’ Knowledge, there are no claims or complaints by or before any Governmental Authority pending or threatened against any Seller or any Acquired Subsidiary (i) relating to the Liquid Finishing Business or its business or properties, or (ii) seeking to enjoin the transactions contemplated hereby.  Except for the FTC-Related Matters or as otherwise set forth in Schedule 4.13, as of the date hereof, the Liquid Finishing Business is not subject to any order, writ, judgment, investigation or decree of any court or Governmental Authority.

4.14.                     Compliance with Laws; FCPA.

(a)                                 Each Asset Selling Subsidiary is and since April 2, 2012 has been in material compliance with all Applicable Laws with respect to the operation of the Liquid Finishing Business and the Acquired Assets, and each Acquired Subsidiary is and since April 2, 2012 has been in material compliance with all Applicable Laws.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or against any Acquired Subsidiary alleging any failure to so comply. No Asset Selling Subsidiary nor any Acquired Subsidiary has received written notice at any time since April 2, 2012 to the effect that any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary is not in material compliance with any Applicable Laws.

(b)                                 Each Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and each Acquired Subsidiary is and at all times since April 2, 2012 has been in material compliance with all applicable export-control, trade and economic sanctions laws, rules, and regulations (whether federal, state, foreign, or other), including the U.S. Commerce Department’s Export Administration Regulations and all sanctions laws, rules and regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions laws, rules and regulations maintained by other jurisdictions, to the extent that no such laws, rules, regulations, or sanctions programs of any other jurisdiction are in contravention of any U.S. law, rule or regulation.

(c)                                  Since April 2, 2012, no Asset Selling Subsidiary (with respect to the conduct of the Liquid Finishing Business) nor any Acquired Subsidiary (i) has engaged, directly or indirectly, in any violation of the FCPA, or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control laws, rules, or regulations or sanctions programs; (ii) has conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation of U.S. Applicable Law; or (iii) has ever been the subject of any bribery, money laundering or anti-kick-back investigation by any Governmental Authority.  Without limiting the foregoing, (1) since April 2, 2012, no Asset Selling Subsidiary (with respect to the conduct of the Liquid Finishing Business) nor any Acquired Subsidiary, nor any of their respective directors, officers, agents, distributors, employees or other Persons acting on their behalf has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; (2) each Asset Selling Subsidiary (with respect to the Liquid Finishing Business) and each Acquired Subsidiary maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintains a system of adequate internal accounting controls; (3) no portion of the Purchase Price will be used to fund payments in connection with securing improperly any approvals or any other improper advantages from any Governmental Authority; and (4) none of the officers, directors, employees or agents of any Asset Selling Subsidiary or any Acquired Subsidiary are Government Officials.  For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) person acting for or on behalf of any Governmental Authority or instrumentality thereof, or (iv) a member of a royal family.

4.15.                     Permits and Licenses.  Except as disclosed on Schedule 4.15, the Asset Selling Subsidiaries and the Acquired Subsidiaries have all material Permits used in the operation of the Liquid Finishing Business as currently conducted.  All such Permits are currently effective and valid and are sufficient to enable the Asset Selling Subsidiaries and the Acquired Subsidiaries to conduct the Liquid Finishing Business in material compliance with all Applicable Laws.  The execution, delivery or performance of this Agreement by the parties shall not have any effect on the continued validity or sufficiency of such Permits, nor, to Sellers’ Knowledge, shall any additional material Permits be required by virtue of the execution, delivery or performance of this Agreement by the parties hereto to enable Purchasers to conduct the Liquid Finishing Business after Closing in the same manner in which it is currently being conducted.  To Sellers’ Knowledge, except as disclosed on Schedule 4.15, each Permit that is included in the Asset Selling Subsidiaries Acquired Assets is transferable to Purchasers.  The Asset Selling Subsidiaries and the Acquired Subsidiaries have all material Permits necessary for the operation of the Liquid Finishing Business as currently conducted and have procured each such item in a manner that complies in all material respects with all Applicable Laws.  There is no pending or, to Sellers’ Knowledge, threatened action, suit, proceeding, hearing, investigation, arbitration, or other proceedings by any Governmental Authority that would reasonably be expected to adversely affect any of the Permits.

4.16.                     Environmental Matters.

(a)                                 The operations of the Liquid Finishing Business and the operations of the Acquired Subsidiaries have at all times been conducted in material compliance with, and are in material compliance with, all Environmental Laws and, to Sellers’ Knowledge, there are no circumstances which may prevent or interfere with such material compliance in the future.  Except as set forth in Schedule 4.16(a), no Asset Selling Subsidiary (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws, or any Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, in each case which has not been cured.

(b)                                 Except as set forth in Schedule 4.16(b), there are no pending or, to Sellers’ Knowledge, threatened suits, proceedings, claims, encumbrances, or other restrictions of any nature, resulting from, arising under or pursuant to any Environmental Laws, relating to or affecting any Asset Selling Subsidiary (with respect to the Liquid Finishing Business), any Acquired Subsidiary, the Liquid Finishing Business, any Owned Real Property, any other Acquired Assets, or any other assets of any Acquired Subsidiary.

(c)                                  No Asset Selling Subsidiary nor any Acquired Subsidiary has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Materials in any manner so as to create any material Liability under any Environmental Law or any other material Liability for any Asset Selling Subsidiary with respect to the Liquid Finishing Business, for any Acquired Subsidiary, or for any Purchaser or Purchaser Parent. Except as set forth in Schedule 4.16(c), no material contamination from any Hazardous Material has been created, exacerbated or exists on or under any of the Owned Real Property or any other real property currently used in connection with the Liquid Finishing Business or by any Acquired Subsidiary.  There has been no treatment, storage, release or threatened release of any Hazardous Material at or from any of the Owned Real Property or any other real property currently used in connection with the Liquid Finishing Business or by any Acquired Subsidiary, except in material compliance with applicable Environmental Laws.  There has been no disposal of any Hazardous Materials at any of the Owned Real Property or any other real property currently used in connection with the Liquid Finishing Business or by any Acquired Subsidiary so as to create any material Liability under any Environmental Law or any other material Liability.  To Sellers’ Knowledge, there has been no arrangement for disposal of any Hazardous Material by any Asset Selling Subsidiary (in connection with the Liquid Finishing Business) or any Acquired Subsidiary on any property or facility not owned by an Asset Selling Subsidiary or an Acquired Subsidiary, except in accordance with Environmental Laws.  To Sellers’ Knowledge, no Asset Selling Subsidiary (with respect to the Liquid Finishing Business) nor any Acquired Subsidiary has sent any Hazardous Material to any site that, pursuant to any Environmental Law, has been placed on the National Priorities List or any similar federal, state or other list.

(d)                                 Neither this Agreement nor the consummation of the transactions contemplated hereby shall result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other Person, pursuant to any Environmental Laws.

(e)                                  None of the Asset Selling Subsidiaries (with respect to the Liquid Finishing Business) nor any of the Acquired Subsidiaries, nor any of their respective predecessors or Affiliates, has, either expressly or by operation of law, assumed or undertaken any Liability associated with any Owned Real Property or Leased Real Property or the current Liquid Finishing Business operations at any Owned Real Property or Leased Real Property, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(f)                                   Except as set forth on Schedule 4.16(f), there are no underground storage tanks or related piping or surface impoundments located on or at any of the Owned Real Property or any other real property currently used in connection with the Liquid Finishing Business or by any Acquired Subsidiary, and no such tank, piping or impoundments has been removed from any Owned Real Property or any other real property currently used in connection with the Liquid Finishing Business or by any Acquired Subsidiary, except in compliance with all applicable Environmental Laws.

(g)                                  Graco has delivered to Purchaser Parent all known environmental audits, surveys, reports and other material environmental documents in Graco’s possession or control, including all such reports and documents received from ITW, relating to the operation of the Liquid Finishing Business at any past or current properties, facilities and operations of any Asset Selling Subsidiary or any Acquired Subsidiary.

4.17.                     Insurance.  The Asset Selling Subsidiaries Acquired Assets, the operation of the Liquid Finishing Business, and the assets and operations of the Acquired Subsidiaries are insured under insurance policies of the types, and providing coverage of the scope and magnitude, as are reasonable and customary for a business of a similar size operating in the industry in which the Liquid Finishing Business operates.  All such policies are in full force and effect and all premiums due and payable with respect to such policies have been timely paid.  Schedule 4.17 sets forth an accurate and complete list of all claims in excess of $500,000.00 (for any single claim or series of related claims) which have been made by any Asset Selling Subsidiary (with respect to the Liquid Finishing Business) or any Acquired Subsidiary within the past two (2) years under any insurance policy, including any workmen’s compensation, general liability or property insurance policy.  Except as set forth on Schedule 4.17, there are no pending or threatened claims in excess of $500,000.00 (for any single claim or series of related claims) under any insurance policy with respect to the Liquid Finishing Business or by any Acquired Subsidiary.  Purchaser Parent and US Purchaser acknowledge that all such policies listed on Schedule 4.17 will not be available to Purchasers, Purchaser Parent or US Purchaser after the Closing Date.

4.18.                     Benefit Plans/Schemes.

(a)                                 Schedule 4.18(a) lists each Employee Benefit Plan/Scheme that any Asset Selling Subsidiary or Acquired Subsidiary maintains that will be assumed or continued by Purchaser Parent,  US Purchaser, any Purchaser or any Acquired Subsidiary, to which any Asset Selling Subsidiary or Acquired Subsidiary contributes or has any obligation to contribute that will be assumed or continued by Purchaser Parent, US Purchaser, any Purchaser or any Acquired Subsidiary, or with respect to which any Acquired Subsidiary has any Liability.

(i)                                     For each Employee Benefit Plan/Scheme maintained by an Acquired Subsidiary or with respect to which Purchaser Parent, US Purchaser or any Purchaser will be assuming liabilities, each such Employee Benefit Plan/Scheme (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan/Scheme, the terms of any applicable collective bargaining agreement and Applicable Law.

(ii)                                  For each Employee Benefit Plan/Scheme maintained by an Acquired Subsidiary or with respect to which Purchaser Parent, US Purchaser or any Purchaser will be assuming liabilities, all material required reports and descriptions (including annual reports (such as IRS Form 5500 in the United States), summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the requirements of Applicable Law with respect to each such Employee Benefit Plan/Scheme.

(iii)                               All contributions (including all employer contributions and employee contributions) that are due have been made within the time periods prescribed by Applicable Law to each such Employee Benefit Plan/Scheme, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan/Scheme or accrued in accordance with the past custom and practice of the applicable Asset Selling Subsidiary or Acquired Subsidiary and applicable accounting standards.  With respect to each such Employee Benefit Plan/Scheme, all premiums or other payments for all periods ending on or before the Closing Date have been paid or will be paid within 30 days of Graco’s receipt of a valid invoice for such premiums with respect to each such Employee Benefit Plan/Scheme.

(iv)                              Each such Employee Benefit Plan/Scheme which is intended to meet the requirements of Applicable Law regarding qualification or registration for tax-favored status is so qualified or registered, and nothing has occurred since the date of such qualification or registration that would reasonably be expected to materially adversely affect the tax-favored status of any such Employee Benefit Plan/Scheme.  Each such Employee Benefit Plan/Scheme has been timely amended to reflect in all material respects the provisions of Applicable Law in effect for any period prior to the Closing, and there are no material plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected in accordance with Applicable Law with respect to any such Employee Benefit Plan/Scheme.

(v)                                 There have been no transactions engaged in with respect to any such Employee Benefit Plan/Scheme that are prohibited by Applicable Law.  Further, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan/Scheme.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan/Scheme (other than routine claims for benefits) is pending or, to Sellers’ Knowledge, threatened.

(vi)                              For each Employee Benefit Plan/Scheme maintained by an Acquired Subsidiary or with respect to which Purchaser Parent, US Purchaser or any Purchaser will be assuming liabilities, Graco has delivered to Purchaser Parent correct and complete copies of all plan governing documents and current employee booklets and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan/Scheme.

(vii)                           For each Employee Benefit Plan/Scheme maintained by an Acquired Subsidiary or with respect to which Purchaser Parent, US Purchaser or any Purchaser will be assuming liabilities, any Employee Benefit Plan/Scheme that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in full documentary and operational compliance with Section 409A of the Code.

(viii)                        For each Employee Benefit Plan/Scheme maintained by an Acquired Subsidiary or with respect to which Purchaser Parent, US Purchaser or any Purchaser will be assuming liabilities, no Employee Benefit Plan/Scheme is subject to Section 457A of the Code.

(b)                                 Except as disclosed in Schedule 4.18(b), no Asset Selling Subsidiary (with respect to any Employee) nor any Acquired Subsidiary nor any Affiliate of any Asset Selling Subsidiary (with respect to any Employee) or any Acquired Subsidiary maintains, contributes to, has any obligation to contribute to, or has any Liability under or with respect to any defined benefit or superannuation plan or scheme or any plan sponsored by or affiliated with a collective bargaining unit.  Except as disclosed in Schedule 4.18(b), with respect to any defined benefit or superannuation plan or scheme that any Asset Selling Subsidiary (with respect to any Employee) or Acquired Subsidiary maintains, to which any Asset Selling Subsidiary (with respect to any Employee) or Acquired Subsidiary contributes or has any obligation to contribute, or with respect to which any Asset Selling Subsidiary (with respect to any Employee) or Acquired Subsidiary has any Liability, the fair market value of the assets of such plan or scheme is at least equal to the present value of the Liability with respect to such plan or scheme, as determined in accordance with GAAP (or in accordance with comparable generally accepted standards in effect in the country in which such plan or scheme is located).

(c)                                  No Asset Selling Subsidiary nor any Acquired Subsidiary maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, any Employee Benefit Plan/Scheme (excluding any Employee Benefit Plan/Scheme maintained by any Asset Selling Subsidiary with respect to which Purchaser Parent, US Purchaser or any Purchaser is not assuming liabilities) which provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, managers, officers or Employees (or any spouse or other dependent thereof) other than in accordance with Applicable Law.

(d)                                 Except as set forth in Schedule 4.18(d), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further act or events, including, without limitation, the termination of employment of any directors, managers, officers or Employees) result in (i) any payments or acceleration of any payments, (ii) any additional vesting, or (iii) any benefit accruals to or with respect to any current or former director, manager, officer or Employee.

(e)                                  No Asset Selling Subsidiary or any Acquired Subsidiary has made any legally enforceable agreement to modify the terms, or not modify the terms, of any Employee Benefit Plan/Scheme, other than such changes or amendments as may be required by Applicable Law.  No restriction on the ability of any Asset Selling Subsidiary or any Acquired Subsidiary to amend or terminate any Employee Benefit Plan/Scheme has been contractually assumed by any Asset Selling Subsidiary or Acquired Subsidiary that is not required to have been assumed by Applicable Law.

(f)                                   Prior to Closing, Graco shall deliver to Purchaser Parent the material terms of any Employee Benefit Plan/Scheme maintained by the Asset Selling Subsidiaries in which Employees participated immediately prior to Closing and with respect to which Purchaser Parent, US Purchaser and Purchasers are not assuming any liabilities.

4.19.                     Books and Records.  The Books and Records of the Liquid Finishing Business and the Acquired Subsidiaries are true and complete in all material respects.

4.20.                     Transactions with Related Parties.  Except as set forth on Schedule 4.20, no director, manager, officer, employee, agent, equity holder, or Affiliate of any Asset Selling Subsidiary or any Acquired Subsidiary (or any individual related by blood, marriage, or adoption to any such Person or any entity in which any such Person owns any beneficial interest) (i) has any material interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or relating to the Liquid Finishing Business or any material property (whether real, personal, or mixed and whether tangible or intangible) of any Acquired Subsidiary, except for any property constituting Excluded Assets; (ii) owns, of record or as a beneficial owner, any material equity interest or any other material financial or profit interest in any Person that (A) has any material business dealings, or a material financial interest in any transaction, with any Asset Selling Subsidiary relating to the Liquid Finishing Business or with any Acquired Subsidiary, or (B) engages in competition with the Liquid Finishing Business, except to the extent such competition relates to the operation of the Graco Liquid Finishing Business or the Powder Finishing Business; or (iii) is a party to any Contract with any Asset Selling Subsidiary (relating to the Liquid Finishing Business) or any Acquired Subsidiary, in each case involving amounts in excess of $500,000.00.

4.21.                     No Undisclosed Liabilities.  Except for such Liabilities which would not have a Material Adverse Effect, no Asset Selling Subsidiary has any Liability relating to the Liquid Finishing Business and no Acquired Subsidiary has any Liability, except for (i) Liabilities disclosed in Schedule 4.21 or on the balance sheet included in the Latest Financial Statements; (ii) Liabilities (other than Debt) arising or incurred in the ordinary course of business since the date of the Latest Financial Statements, consistent with the past practice; (iii) in the case of the Asset Selling Subsidiaries, Liabilities under Acquired Contracts that constitute Assumed Liabilities, and in the case of the Acquired Subsidiaries, Liabilities under Contracts entered into in the ordinary course of business consistent with past practice (none of which Liabilities results from, arises out of, or relates to any material breach thereof or default thereunder); and (iv) Liabilities incurred in connection with the transactions contemplated by this Agreement.

4.22.                     Major Customers and Suppliers.  Schedule 4.22 contains a list of the ten (10) largest customers and the ten (10) largest suppliers of the Liquid Finishing Business for the year ended December 31, 2013, and includes the net sales or purchases by the Liquid Finishing Business attributable to each such customer or supplier for such period.  No customer or supplier listed in Schedule 4.22, nor any other material customer or supplier of the Liquid Finishing Business, has cancelled or otherwise terminated (or, to Sellers’ Knowledge, threatened to cancel or terminate) its relationship with the Liquid Finishing Business or notified any Asset Selling Subsidiary or any Acquired Subsidiary in writing of any potential material change to its arrangements with the Liquid Finishing Business.  To Sellers’ Knowledge, no customer or supplier listed in Schedule 4.22, nor any other material customer or supplier of the Liquid Finishing Business, intends to cease doing business with the Liquid Finishing Business or decrease the amount or nature of business it does with the Liquid Finishing Business in any material respect.

4.23.                     Product Warranties.  Except as set forth on Schedule 4.23, each product manufactured, sold, leased or delivered by the Asset Selling Subsidiaries in connection with the Liquid Finishing Business or by the Acquired Subsidiaries was at all times when such actions occurred in material conformance with all applicable contractual obligations, including all applicable express and implied warranties.  Except as set forth on Schedule 4.23, no Asset Selling Subsidiary nor any Acquired Subsidiary has any Liability for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product warranty claims shown on the balance sheet included in the Latest Financial Statements.  No Product is subject to any guarantee, warranty or other indemnity beyond the applicable terms and conditions of sale or lease for such Product.

4.24.                     Brokers or Agents.  No Seller nor any Acquired Subsidiary has employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby, other than brokers, consultants or investment bankers, the fees, commissions and expenses of which shall be payable by Sellers.

4.25.                     ITW Purchase Agreement.  Schedule 4.25 contains a list of: (a) all claims for indemnification made by the Purchaser Group (as defined under the ITW Purchase Agreement) under Article 8 of the ITW Purchase Agreement which are pending or, to Sellers’ Knowledge, threatened; and (b) all claims for indemnification made by the Seller Group (as defined under the ITW Purchase Agreement) under Article 8 of the ITW Purchase Agreement which are pending or, to Sellers’ Knowledge, threatened.  Other than in connection with a claim set forth on Schedule 4.25, neither Karen Park Gallivan nor Christian E. Rothe has actual knowledge (after making reasonable inquiry with the Hold Separate Trustee and the Hold Separate Managers (as

defined in the Hold Separate Order)) of any breach of, or inaccuracy in, any representation or warranty contained in Article 4 of the ITW Purchase Agreement which satisfies both of the following conditions: (1) such representation or warranty relates to the Liquid Finishing Business; and (2) the Liquid Finishing Business has incurred or will incur ITW Purchase Agreement Damages in excess of $1,000,000.00 as a result of such breach or inaccuracy.

4.26.                     Scope of Representations and Warranties of Graco and Graco US Finishing Brands.  For the avoidance of doubt, the parties acknowledge and agree that it is their intent that the representations and warranties set forth in this Article 4 cover all of the operations of the Liquid Finishing Business (exclusive of the operations of the Stray Powder Business, where indicated) regardless of which Subsidiaries of Graco conduct the Liquid Finishing Business as of the date hereof or as of the Closing Date, and that references to Sellers and Acquired Subsidiaries in this Article 4 should be read broadly to include all Subsidiaries of Graco that engage in the Liquid Finishing Business or through which the Liquid Finishing Business is conducted or that own assets used in the Liquid Finishing Business.

4.27.                     No Additional Representations.  Except for the representations and warranties set forth in this Agreement, none of the Sellers or any Acquired Subsidiary or any other Person acting on any such entity’s behalf, makes any representation or warranty with respect to the Liquid Finishing Business.  Graco (for itself and on behalf of its Affiliates) hereby disclaims any implied warranty, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING PAST OR FUTURE FINANCIAL PERFORMANCE OF THE ACQUIRED ASSETS OR AS TO ANY FINANCIAL INFORMATION, INCLUDING BUT NOT LIMITED TO BALANCE SHEET OR PROFORMA FINANCIALS OR FINANCIAL PROJECTIONS MADE AVAILABLE TO PURCHASERS REGARDING THE ACQUIRED ASSETS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
 OF PURCHASER PARENT AND US PURCHASER

To induce Graco and Graco US Finishing Brands to enter into this Agreement, Purchaser Parent and US Purchaser jointly and severally represent and warrant as follows:

5.1.                            Authority; Consents.

(a)                                 The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchasers, Purchaser Parent and US Purchaser (as applicable) and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary organizational action on the part of Purchasers, Purchaser Parent and US Purchaser (as applicable) and do not and shall not (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of any Purchaser, Purchaser Parent or US Purchaser, (ii) conflict with or result in a violation or breach of any provision of any Applicable Law to which any Purchaser, Purchaser Parent or US Purchaser or any of their respective assets may be subject; or (iii)

conflict with, result (with or without notice or the lapse of time, or both) in a default of, constitute a default under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, or impose any material penalty or material additional payment obligations under any material Contract to which any Purchaser, Purchaser Parent or US Purchaser is a party or by which it is bound or to which any of its assets is subject.

(b)                                 Each of Purchasers, Purchaser Parent and US Purchaser (as applicable) has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to carry out the transactions contemplated hereby and thereby.

(c)                                  This Agreement has been duly and validly executed and delivered by Purchaser Parent and US Purchaser and is, and each Ancillary Agreement contemplated hereby when executed and delivered by it shall be, the legal, valid and binding obligation of Purchasers, Purchaser Parent and US Purchaser (as applicable), enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

(d)                                 Other than the consents, authorizations, orders, approvals and filings contemplated by or in connection with the FTC-Related Matters, and except as listed in Schedule 5.1(d), no material consent, authorization, order, or approval of or filing with any Governmental Authority or other Person is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Purchasers, Purchaser Parent and US Purchaser and the consummation by Purchasers, Purchaser Parent and US Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2.                            Organization and Qualification.  Each of Purchaser Parent and US Purchaser is, and at Closing each other Purchaser will be, an entity lawfully existing and in good standing under the laws of the jurisdiction of its formation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.  US Purchaser is an indirect wholly owned subsidiary of Purchaser Parent.

5.3.                            Financial Ability.  At the Closing, Purchaser Parent will have sufficient funds to permit Purchasers, Purchaser Parent and US Purchaser to consummate the transactions contemplated by this Agreement, including payment of the Initial Purchase Price.  Purchaser Parent’s and US Purchaser’s respective obligations under this Agreement are not subject to any conditions regarding Purchaser Parent’s or US Purchaser’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.4.                            Brokers or Agents.  None of any Purchaser, Purchaser Parent or US Purchaser has employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby, other than brokers, consultants or investment bankers, the fees, commissions and expenses of which shall be payable by Purchasers, Purchaser Parent or US Purchaser.

ARTICLE 6
COVENANTS

6.1.                            Pre-Closing Covenants.  Except to the extent not permitted by the Final Order, the parties agree as follows with respect to the period prior to the Closing:

(a)                                 General.  Each of the parties shall use (and shall cause their respective Affiliates to use) its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7); provided, however, that nothing in this Section 6.1(a) shall require any party (or any party’s Affiliates) to commence or participate in litigation.

(b)                                 Consents.  Graco and Graco US Finishing Brands shall, and shall cause the Subsidiary Sellers and the Acquired Subsidiaries to, use commercially reasonable efforts to obtain all third-party consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

(c)                                  Access.  Graco and Graco US Finishing Brands shall in good faith work with the Hold Separate Trustee to provide Purchaser Parent and its representatives: (i) reasonable access to the Asset Selling Subsidiaries’ and the Acquired Subsidiaries’ respective employees, accountants, lenders, attorneys, insurers and other third-party representatives engaged with respect to the Liquid Finishing Business, (ii) reasonable access to the Asset Selling Subsidiaries’ and the Acquired Subsidiaries’ properties, Contracts, Books and Records, and other documents and information in each case relating to the Liquid Finishing Business; (iii) copies of all such Contracts, Books and Records, and other documents and information relating to the Liquid Finishing Business as they may reasonably request; and (iv) such additional financial, operating, and other data and information relating to the Liquid Finishing Business as they may reasonably request.  Graco and Graco US Finishing Brands shall in good faith work with the Hold Separate Trustee to cooperate and assist, to the extent reasonably requested by Purchaser Parent and its representatives, with Purchaser Parent’s investigation of the properties, assets, and financial condition of the Liquid Finishing Business.  Purchaser Parent and US Purchaser acknowledge and agree that Graco’s and its Affiliates’ ability to provide Purchaser Parent and its representatives with information about the Liquid Finishing Business is in all respects subject to the limitations imposed by the FTC (including, but not limited to, the Final Order and the Hold Separate Trustee.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Purchaser Parent or US Purchaser or any of their respective Affiliates or their respective representatives be entitled to conduct any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment in respect of the Owned Real Property or the Leased Real Property, on or before the Closing Date without the written consent of Graco; provided, however, that Graco shall obtain from Graco’s environmental consultants a reliance letter to allow Purchaser Parent and US Purchaser to rely upon any and all Phase I Environmental Site Assessments prepared by such environmental consultants in respect of the Owned Real Property and the Leased Real Property located in the United States, it being acknowledged and agreed that, if any such Phase I Environmental Site Assessments must be updated in order to allow Purchaser Parent and US Purchaser to rely on same, Graco shall, upon the request of Purchaser

Parent, cause such Phase I Environmental Site Assessments to be updated, with the costs and expenses associated with such updates to be borne by Purchaser Parent.

(d)                                 Conduct of Liquid Finishing Business.  To the extent that Graco and Graco US Finishing Brands have the ability to control any of the following in light of the limitations and requirements imposed by the FTC (including, but not limited to, the Final Order and the Hold Separate Trustee, Graco and Graco US Finishing Brands shall, and shall cause the Asset Selling Subsidiaries and the Acquired Subsidiaries to, do the following, and to the extent that that Graco and Graco US Finishing Brands do not have the ability to control any of the following in light of the limitations and requirements imposed by the FTC (including, but not limited to, the Final Order) and the Hold Separate Trustee, Graco and Graco US Finishing Brands shall work in good faith with the Hold Separate Trustee in an effort to cause the Hold Separate Trustee to do the following (provided, however, that, in any event, Graco and Graco US Finishing Brands shall be liable for any failure of the Liquid Finishing Business to be conducted in compliance with this Section 6.1(d)): (i) conduct the Liquid Finishing Business in the ordinary course and in substantially the same manner as the Liquid Finishing Business has been conducted since April 2, 2012, including maintaining in full force and effect all insurance policies applicable to the Liquid Finishing Business or the Acquired Subsidiaries or substantially equivalent replacements therefor; (ii) use their best efforts to preserve the current business organization of the Liquid Finishing Business, keep available the services of the Asset Selling Subsidiaries’ and the Acquired Subsidiaries’ current officers, employees (other than the Liquid Finishing Transferred Employees) and agents engaged in the Liquid Finishing Business, and maintain the relations and goodwill with all suppliers, customers, distributors, landlords, creditors, and other Persons having business relationships with the Liquid Finishing Business; and (iii) not enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax, if any of the foregoing would have the effect of increasing the Tax Liability of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business or the Acquired Assets) or any Acquired Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of any Asset Selling Subsidiary (with respect to the Liquid Finishing Business or the Acquired Assets) or any Acquired Subsidiary.

(e)                                  Notice of Developments.  Graco shall promptly notify Purchaser Parent in writing of any of the following about which Sellers have or obtain Knowledge: (i) any event, change, or development occurring after the date of this Agreement that would cause or constitute a breach of any representation or warranty made by Graco or Graco US Finishing Brands in this Agreement if such representation or warranty had been made after the time of such event, change, or development, and (ii) any material breach of any covenant or agreement made herein by Graco or Graco US Finishing Brands; provided, however, that, subject in all cases to the terms and conditions of Section 6.1(k), any such notice or any additional disclosure related thereto shall have no effect on the determination of the satisfaction of any conditions to the obligation of the other parties to consummate the transaction contemplated by this Agreement set forth in Article 7 or on the determination of the presence of a breach of any representation or warranty in this Agreement or any party’s right to indemnification under this Agreement.  Graco and Graco US Finishing Brands shall, and shall cause the Asset Selling Subsidiaries and the Acquired Subsidiaries to, promptly provide Purchaser Parent with such additional information in any Seller’s or Acquired Subsidiary’s possession as Purchaser Parent may reasonably request relating to any notice provided in accordance with the preceding sentence.

(f)                                   Exclusivity.  Graco and Graco US Finishing Brands shall not, and shall not permit any Seller or Acquired Subsidiary or any representative of any Seller or any Acquired Subsidiary to, directly or indirectly: (i) solicit, initiate, seek, or encourage any inquiry, proposal or offer from any Person (other than Purchaser Parent, US Purchaser and Purchasers) relating to any transaction involving the sale of the Liquid Finishing Business or any assets relating to the Liquid Finishing Business (other than sales of inventory and the disposal of obsolete equipment in the ordinary course of business) or any of the ownership interests of any Acquired Subsidiary, whether by merger, tender offer, purchase, share exchange, joint venture, business combination, or otherwise (such inquiry, proposal or offer being an “Acquisition Proposal”); (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser Parent, US Purchaser and Purchasers) relating to or in connection with an Acquisition Proposal; (iii) consider, entertain or accept any Acquisition Proposal from any Person (other than Purchaser Parent, US Purchaser and Purchasers); or (iv) take any other action that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.  Graco shall promptly notify Purchaser Parent in writing of any Acquisition Proposal.

(g)                                  Competition Approvals.  In connection with the transactions contemplated by this Agreement, after the date hereof, Graco shall submit to the FTC an application for approval of divestiture (the “Application for Approval of Divestiture”) pursuant to Section 2.41(f) of the FTC’s Rules of Practice and Procedure, 16 C.F.R. § 241, and the Final Order.  Notwithstanding anything to the contrary contained in this Agreement, Graco shall be entitled to provide copies of this Agreement, the Disclosure Schedules and all Ancillary Agreements to the FTC in connection with Graco’s submission of the Application for Approval of Divestiture.  Purchaser Parent and US Purchaser shall, and shall cause their respective Affiliates to, provide to Graco all information reasonably requested by Graco and its Affiliates to enable Graco to timely prepare and submit the Application for Approval of Divestiture; provided, however, that Purchaser Parent and US Purchaser shall not be required to provide Graco with any business plan for the Liquid Finishing Business or any other business of Purchaser Parent and US Purchaser and their respective Affiliates or other competitively sensitive information and that Purchaser Parent and US Purchaser may designate information as Confidential — Outside Counsel Only, in which event Purchaser Parent and US Purchaser may provide such Confidential — Outside Counsel Only information to Graco’s outside counsel, who shall not share it with any Person except the FTC.  Purchaser Parent and US Purchaser further covenant and agree that, in connection with Graco’s submission of the Application for Approval of Divestiture and the FTC’s consideration of the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser Parent and US Purchaser shall, and shall cause their respective Affiliates to, submit to the FTC any information required or requested by the FTC to be submitted by Purchaser Parent or US Purchaser or any of their respective Affiliates.  Without limiting the foregoing,  the parties shall, and shall cause their respective Affiliates to, comply with any requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by the FTC and any other U.S. or non-U.S. antitrust authority.  Purchaser Parent and US Purchaser, on the one hand, and Graco and Graco US Finishing Brands, on the other hand, shall cooperate with each other and use their respective reasonable best efforts to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to satisfy the conditions in Article 7 and to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, none of Purchaser Parent or US Purchaser nor any of their respective Subsidiaries shall be required to agree to any divestitures, licenses, hold separate arrangements or similar matters (including agreeing to any limitations on the ability of any Purchaser, Purchaser Parent, US Purchaser or any of their Affiliates to acquire, hold, or exercise full rights of ownership of the Liquid Finishing Business and the Acquired Assets) in order to obtain approval of the transactions contemplated by this Agreement under applicable competition laws; and provided further that nothing in this Section 6.1(g) shall require any party to commence or participate in litigation. Graco and Graco US Finishing Brands (i) shall, and shall cause its Affiliates to provide to Purchaser Parent all information reasonably requested by Purchaser Parent to enable Purchaser Parent to timely prepare and make any submissions required to be made with any Governmental Authority, and (ii) shall in good faith work with the Hold Separate Trustee to cooperate and assist, to the extent reasonably requested by Purchaser Parent and its representatives, to provide to Purchaser Parent all information reasonably requested by Purchaser Parent to enable Purchaser Parent to timely prepare and make any submissions required to be made with any Governmental Authority; provided, however, that Graco shall not be required to provide Purchaser Parent with any business plan for any business of Graco and its Affiliates or other competitively sensitive information and that Graco may designate information as Confidential — Outside Counsel Only, in which event Graco may provide such Confidential — Outside Counsel Only information to Purchaser Parent’s outside counsel, who shall not share it with any Person except the FTC.  Each party, to the extent permitted by Applicable Law and the appropriate Governmental Authority, shall promptly notify the other parties of any written communication to that party from any Governmental Authority relating to antitrust or competition laws in connection with the transactions contemplated by this Agreement and, subject to Applicable Law, shall cooperate with the other parties in connection with all matters contemplated by this Section 6.1(g); provided, however, that information shared among the parties in the course of such cooperation shall be subject to a confidentiality or joint defense agreement mutually agreed upon by the parties.

(h)                                 Damages to Acquired Assets.  To the extent Graco or any of its Affiliates has in force any policies of insurance insuring any of the Acquired Assets or any properties or assets of any Acquired Subsidiary, any proceeds of any insurance payable in respect of any event that occurs from and after the date of this Agreement and before the Closing shall be received by Graco, or the relevant Affiliate, in trust for the applicable Purchaser and, to the extent the damage to the properties or assets to which the proceeds pertain has not been repaired or restored prior to the Closing, such proceeds shall be paid over to such Purchaser at the Closing or, if no proceeds have been received before the Closing, Graco shall assign or cause its Affiliates to assign any of their claims thereto to such Purchaser at the Closing.  In addition to paying over or assigning to the applicable Purchaser proceeds of any policy of property and casualty insurance as provided above, Graco shall pay and shall cause it Affiliates to pay to such Purchaser at the Closing any related deductible amount provided under any such policy of insurance, provided that Purchasers shall in no event be entitled to receive any payments from Graco or any Affiliate of Graco pursuant to this Section 6.1(h) in excess of the economic value of such damaged properties or assets.  Nothing in this Section 6.1(h) limits the conditions set forth in Section 7.1.

(i)                                     Intercompany Accounts.  On or before the Closing Date, Graco shall cause Sellers to settle all Intra-Liquid Finishing Business Intercompany Accounts Receivable and Intra-Liquid Finishing Business Intercompany Accounts Payable.  For the avoidance of doubt, Net Working Capital shall be determined without giving effect to any Intra-Liquid Finishing Business Intercompany Accounts Receivable or Intra-Liquid Finishing Business Intercompany Accounts Payable or the cancellation thereof.  Graco shall not be required to (but may), and shall not be required to cause any Seller to (but may), settle any Extra-Liquid Finishing Business Intercompany Accounts Receivable or Extra-Liquid Finishing Business Intercompany Accounts Payable on or before the Closing Date.  For the avoidance of doubt, Net Working Capital shall be determined by giving effect to all Extra-Liquid Finishing Business Intercompany Accounts Receivable and Extra-Liquid Finishing Business Intercompany Accounts Payable which have not been settled on or before the Closing Date.

(j)                                    Non-U.S. Subsidiary Purchases.

(i)                                     Graco will (at its sole cost and expense) cause the organization structure of its Subsidiaries involved in the Liquid Finishing Business (i.e., the Asset Selling Subsidiaries and the Acquired Subsidiaries) and the ownership of the Acquired Assets, immediately prior to the Closing, to be as set forth on Schedule 6.1(j)(i).

(ii)                                  As soon as reasonably practicable following the date hereof, (1) Purchaser Parent will notify Graco of the identity of each Subsidiary of Purchaser Parent that will execute a Non-U.S. Subsidiary Purchase Agreement.  Graco shall, and shall cause the Subsidiary Sellers to, duly execute and deliver, and Purchaser Parent shall, and shall cause its applicable Subsidiaries (whether existing as of the date hereof or formed after the date hereof) to, duly execute and deliver, the Non-U.S. Subsidiary Purchase Agreements at Closing, or in the case of Graco China Finishing Brands, as soon as reasonably practicable following the date hereof to facilitate the government approval necessary to transfer the shares of Graco China Finishing Brands.  Each Subsidiary of Purchaser Parent that executes a Non-U.S. Subsidiary Purchase Agreement shall be deemed to be a Purchaser for all purposes under this Agreement (including for purposes of the representations and warranties set forth in Article 5), and, if such Subsidiary is formed after the date hereof, such Subsidiary shall nonetheless be deemed to be and shall be a Purchaser for all purposes under this Agreement as if such Subsidiary existed as of the date hereof.

(k)                                 Disclosure Schedules; Supplemental Disclosure.

(i)                                     With respect to the disclosure schedules of Sellers referenced herein as “Disclosure Schedules”: (i) the inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission of any liability or obligation of the Sellers or any Acquired Subsidiary to any third Person, or an admission against the interest of the Liquid Finishing Business, the Sellers or any Acquired Subsidiary to any third Person; (ii) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract, laws or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (iii) the contents of all documents and written contracts referred to in the Disclosure Schedules are incorporated by reference into the Disclosure Schedules as though fully set forth therein, if (and only if) Graco has provided or made available true, correct, and complete (in all material respects) copies of such documents and contracts (except those listed on Schedule 4.10(b)) to Purchaser Parent or its representatives prior to the date of this Agreement (or, in the event of a Disclosure Schedule Update described in Section 6.1(k)(ii) or an update, supplement or amendment described in Section 6.1(k)(iii) below, concurrently with the delivery thereof); (iv) to the extent an item is disclosed therein with respect to a particular Section (or sub-section) of this Agreement, the applicable portions of such Section (or sub-section) herein shall be deemed to be modified by such disclosure, regardless of whether such Section (or sub-section) specifically refers to a Disclosure Schedule; (v) disclosure of any fact or item in any Disclosure Schedule shall not necessarily mean that such fact or item is material to the Liquid Finishing Business; and (vi) any item or matter disclosed on any Disclosure Schedule shall be deemed to be disclosed for all purposes on all other Disclosure Schedules to the extent the applicability of such item or matter is reasonably apparent on the face of such disclosure.

(ii)                                  At any time and from time to time prior to the Closing, Graco and Graco US Finishing Brands shall be entitled to: (x) update, supplement and amend any Incomplete Disclosure Schedule to correct or complete any information that, as of the date hereof, is inaccurate or incomplete in light of the disclosures called for by the representations and warranties contained in this Agreement; and (y) update, supplement and amend the Disclosure Schedules to include one or more new schedules in the Disclosure Schedules to modify any Unqualified Representation that, as of the date hereof, is inaccurate or incomplete (each such update, supplement or amendment described in the foregoing clauses (x) and (y) being a “Disclosure Schedule Update”).  Each Disclosure Schedule Update shall be deemed to update, supplement and amend the Disclosure Schedule(s) to which each such Disclosure Schedule Update relates (and, for the avoidance of doubt, in the case of a Disclosure Schedule Update made pursuant to clause (y) above, shall also be deemed to add a new schedule to the Disclosure Schedules) for all purposes of this Agreement (including, but not limited to, for purposes of satisfying the conditions to Closing set forth in Section 7.1), and any and all Disclosure Schedule Updates shall be deemed to cure any breach of or inaccuracy in the representations and warranties made by Graco or Graco US Finishing Brands that are subject to or qualified by such Disclosure Schedule Updates, but only to the extent of the information included in such Disclosure Schedule Updates.  Accordingly, notwithstanding anything to the contrary contained in this Agreement: (A) in no event shall any Purchaser or member of the Purchaser Group be entitled to seek indemnification under Article 8 for any Damages arising out of any event, circumstance or change that first arose prior to the execution and delivery of this Agreement to the extent such event, circumstance or change is disclosed in the Disclosure Schedules, taking into account all Disclosure Schedule Updates; (B) in no event shall Purchaser Parent or any Purchaser be entitled to terminate this Agreement due to any update, supplement or amendment contained in a Disclosure Schedule Update, any breach of or inaccuracy in any representation or warranty made by Graco or Graco US Finishing Brands in this Agreement that is subject to or qualified by one or more Incomplete Disclosure Schedules, or any breach of or inaccuracy in any Unqualified Representations; and (C) in no event shall any update, supplement or amendment contained in a Disclosure

Schedule Update be deemed to have, or reasonably expected to have, a Material Adverse Effect.

(iii)                               Graco shall give prompt notice to Purchaser Parent in writing of (x) any event which would reasonably be expected to cause any representation or warranty that is subject to or qualified by a Completed Disclosure Schedule to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will result in the failure to satisfy any of the conditions specified in Article 7, and (y) any event, circumstance or change that first arises after the execution and delivery of this Agreement that will result in the failure to satisfy any of the conditions specified in Article 7.  From the date hereof until the Closing, Graco and Graco US Finishing Brands may update or supplement the Disclosure Schedules to account for any event, circumstance or change that first arises after the execution and delivery of this Agreement that would make any representation or warranty in this Agreement inaccurate if such representation or warranty were given at Closing; provided, however, that the delivery of an updated, supplemented or amended Disclosure Schedule pursuant to this Section 6.1(k)(iii) shall not constitute a failure by Sellers to satisfy the condition to Purchasers’ obligations to consummate the Closing set forth in Section 7.1; provided, further, that, notwithstanding anything to the contrary set forth in this Agreement, no such update, supplement or amendment described in this Section 6.1(k)(iii) shall affect or in any way limit Purchasers’, Purchaser Parent’s or the Purchaser Group’s right to indemnification under Article 8 or the determination of the presence of a breach of any representation or warranty made on the Closing Date for purposes of Article 8.  Purchaser Parent’s and the Purchaser Group’s sole remedy for any Damages uncovered by any updated, supplemented or amended Disclosure Schedule pursuant to this Section 6.1(k)(iii) shall be the Purchaser Group’s right to indemnification under Article 8 (if indemnification is available therefor).

(iv)                              From the date of execution of this Agreement and prior to Closing, in the event that any patents, patent applications, trademarks and/or trademark applications are listed on Schedule 4.10(b) due to Sellers’ questions related to ownership, transferability or maintenance, Graco shall cause Sellers to use their best efforts to confirm in good faith ownership, transferability or maintenance of such patents, patent applications, trademarks and/or trademark applications, and if applicable, move such patents, patent applications, trademarks and/or trademark applications to Schedule 1.2(a), Schedule 1.3 or Schedule 1.4, as applicable.

(l)                                     Public Announcements.  Except as otherwise provided in Section 6.1(g) or 9.9, the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Graco and Purchaser Parent; provided that each party may make any such announcement which it in good faith believes, based on advice of counsel, is required by law.  Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with and agree on the language of any announcement with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement.

(m)                             Assumption of Contracts.  Notwithstanding anything otherwise set forth herein, Purchasers’ rights under Contracts of the Liquid Finishing Business, including the Scheduled Contracts, the Acquired ITW Ancillary Agreements and any Acquired Contracts assumed hereunder, are assumed subject to the rights of third parties to the extent such third parties have contractual rights that require prior approval or consent in connection with the transfer or assignment of the Contracts pursuant to the terms of any such Contracts.  In the event that any such consent, approval or waiver shall not have been obtained prior to the Closing Date, and thereafter if any other party to a contract objects to the transfer of an Acquired Contract as a breach of such Contract, then as of the Closing, this Agreement, to the extent permitted by Applicable Law and such Contract, shall constitute full and equitable assignment by Sellers to Purchasers of all of Sellers’ right, title and interest in, to and under such assumed contracts (provided, however, that, except as otherwise expressly set forth in Article 4, Graco and Graco US Finishing Brands make no representation or warranty with respect to the transfer or assignability of any such contract).  Upon request, Graco shall, and shall cause Sellers to, use commercially reasonable efforts to assist Purchasers in obtaining consents or approvals from third parties as may be necessary to complete any transfer of any such contract.  To the extent that any such requested consents and waivers are not obtained, (i) until the impediments to any such assignment are resolved, Graco shall, and shall cause Sellers to, use commercially reasonable efforts to (a) provide to Purchasers the benefits of any such contract, (b) hold all monies and other consideration received by Sellers thereunder on and after the Closing Date in trust for the account of Purchasers, (c) remit such money or other consideration to Purchasers reasonably promptly and (d) enforce, at the request of and for the account of Purchasers, at Purchasers’ sole expense, any rights of Sellers arising from any such contract against any third Person.  From and after the Closing Date, Sellers authorize Purchasers to receive all the benefits of Sellers under any such contracts, and appoint Purchasers their attorney-in-fact to act in its name on its behalf with respect thereto.  The provisions of this Section 6.1(m) shall not limit, modify or otherwise affect any representation or warranty of Graco or Graco US Finishing Brands under this Agreement.

(n)                                 Gema Separation Transactions.  The parties acknowledge that: (i) as of the date hereof, certain assets and employees relating to, used in or arising out of the Powder Finishing Business, in addition to the Liquid Finishing Transferred Employees, are owned or employed by, or reside within, the Gema Separation Acquired Subsidiaries (all of such assets (including inventory) and employees, including the Liquid Finishing Transferred Employees, but excluding the Retained Powder Assets, being the “Trapped Gema Assets and Employees”); and (ii) it is the parties’ intention that the Gema Separation Acquired Subsidiaries consummate various transactions (such transactions being, as to each Gema Separation Acquired Subsidiary and the Trapped Gema Assets and Employees owned or employed by, or residing within, each such Gema Separation Acquired Subsidiary, a “Gema Separation Transaction” and, collectively, the “Gema Separation Transactions”) with one or more Affiliates of Graco (which are not Acquired Subsidiaries or Asset Selling Subsidiaries) pursuant to which all of the Gema Separation Acquired Subsidiaries’ Trapped Gema Assets and Employees become owned or employed by, and become resident within, such Affiliates of Graco.  Graco and Purchaser Parent shall use their commercially reasonable efforts to negotiate the terms of such Contracts as are necessary or advisable in order to consummate the Gema Separation Transactions, and to cause the Gema Separation Transactions to be consummated on or before the Closing Date pursuant to such Contracts.

6.2.                            Post-Closing Covenants.  The parties agree as follows with respect to the period from and after the Closing:

(a)                                 Litigation Support.  In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, audit, charge, complaint, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller or any Acquired Subsidiary, each of the parties shall cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under this Agreement).

(b)                                 Access and Information.  After the Closing, Purchaser Parent and US Purchaser shall make available and shall cause the Liquid Finishing Business to make available to Graco and its accountants, agents and representatives, at reasonable times and upon prior written request, any and all books, records, contracts and other information of the Liquid Finishing Business existing at the Closing to the extent reasonably requested by Sellers for tax or accounting purposes.  Purchaser Parent and US Purchaser will cause the Liquid Finishing Business to hold all material books and records of the Liquid Finishing Business on the Closing Date and will retain and not destroy such records in accordance with Purchaser Parent’s standard record retention policy.

(c)                                  Financial Reporting.  Within six (6) days following the Closing Date, Purchaser Parent shall provide to Graco the normal quarter and/or month end balance sheet and other financial information of the type that the Liquid Finishing Business provided to Graco via its financial reporting system for past reporting periods, covering the period ending as of the Closing Date.

(d)                                 Confidentiality.

(i)                                     Purchasers, Purchaser Parent and US Purchaser acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Nondisclosure Agreement, dated June 28, 2012, between Purchaser Parent and Graco.  Effective upon Closing, such confidentiality agreement shall terminate.  Purchasers, Purchaser Parent and US Purchaser further acknowledge and agree that Graco’s outside counsel, Lindquist & Vennum LLP and Covington and Burling LLP, have each entered into Confidentiality Agreements with the Hold Separate Business (as defined in the Hold Separate Order), which Confidentiality Agreements, among other things, limit or prohibit the disclosure of “Competitively Sensitive Evaluation Material” (in each case, as defined in such Confidentiality Agreements) to Graco and its Affiliates and require Lindquist & Vennum LLP and Covington and Burling LLP to return such Competitively Sensitive Evaluation Material to the Hold Separate Managers (as defined in the Hold Separate Order) upon consummation of the transactions contemplated by this Agreement.  After the Closing, Purchasers, Purchaser Parent and US Purchaser shall, upon request, make such

Competitively Sensitive Evaluation Material available to Graco’s outside counsel, on a “confidential-outside counsel only” basis and subject to such other reasonable confidentiality restrictions as may be mutually agreed upon, to enable Graco’s outside counsel to advise Graco and its Affiliates in connection the enforcement of their respective rights under this Agreement or the defense or making of any claim pursuant to this Agreement.

(ii)                                  Graco shall, and shall cause Sellers and Graco’s others Affiliates to, for a period of five (5) years from the Closing Date, treat and hold as confidential all, and not disclose any, of the Confidential Information or the Carlisle Confidential Information and refrain from using any of the Confidential Information or the Carlisle Confidential Information except, in each case, only with respect the Confidential Information, but not the Carlisle Confidential Information:  (A) in connection with performance of Sellers’ obligations under this Agreement or (B) as is otherwise necessary for Tax reporting purposes, statutory accounting purposes or to enforce Sellers’ rights under this Agreement.  In the event that any Seller or other Affiliate of Graco is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information or Carlisle Confidential Information, Graco shall notify Purchaser Parent promptly of the request or requirement so that Purchasers may seek an appropriate protective order or waive compliance with the provisions of this Section.  If, in the absence of a protective order or a duly given waiver by Purchaser Parent, such Seller or other Affiliate of Graco is, on the advice of counsel, compelled to disclose any Confidential Information or Carlisle Confidential Information to any tribunal or else stand liable for contempt, such Seller or other Affiliate of Graco may disclose such Confidential Information or Carlisle Confidential Information to the tribunal; provided, however, that Graco shall cause the disclosing Seller or Affiliate to use its reasonable best efforts to obtain, at the request of Purchaser Parent, an order or other assurance that confidential treatment shall be accorded to the Confidential Information or Carlisle Confidential Information required to be disclosed.

(iii)                               Purchaser Parent and US Purchaser shall, and shall cause Purchasers, the Acquired Subsidiaries and Purchaser Parent’s and US Purchaser’s other Affiliates to, for a period of five (5) years from the Closing Date, treat and hold as confidential all, and not disclose any, of the Graco Confidential Information and refrain from using any of the Graco Confidential Information for any purpose whatsoever except as is otherwise necessary for Tax reporting purposes, statutory accounting purposes or to enforce Purchasers’ rights under this Agreement.  With respect to the foregoing, Purchaser Parent and US Purchaser have been informed by Graco that the Liquid Finishing Business is in possession of certain Graco Confidential Information related to Powder Finishing Business customers, as to which Purchaser Parent and US Purchaser hereby agree to limit access during such five-year period to those personnel of Purchaser Parent and its Affiliates in finance or tax-related positions, to be used by such persons only for the purpose of enabling Purchaser Parent and its Affiliates to comply with requirements of Applicable Laws after the Closing.  In addition, Graco has informed Purchaser Parent and US Purchaser that certain Employees may be aware of information concerning the Powder Finishing Business due to the integration of portions of the Liquid

Finishing Business with the Powder Finishing Business prior to the consummation of the transactions contemplated by the ITW Purchase Agreement (which information, for the avoidance of doubt, constitutes Graco Confidential Information); in connection therewith, Purchaser Parent and US Purchaser hereby agree to cause the Liquid Finishing Business not to exploit intentionally such information (A) for the commercial benefit of the Liquid Finishing Business or, (B) in connection with the discharge of any such Employee’s duties as an employee of the Liquid Finishing Business, to the commercial detriment of the Powder Finishing Business, in each case, during such five-year period, and Graco agrees that the awareness of such information by such Employees (without any intentional exploitation of such information in violation of the foregoing terms and conditions) shall not prevent, in any manner, the Liquid Finishing Business from competing with the Powder Finishing Business after the 18-month anniversary of the Closing.  In the event that any Purchaser, Acquired Subsidiary or other Affiliate of Purchaser Parent or US Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Graco Confidential Information, Purchaser Parent shall notify Graco promptly of the request or requirement so that Sellers may seek an appropriate protective order or waive compliance with the provisions of this Section.  If, in the absence of a protective order or a duly given waiver by Graco, such Purchaser, Acquired Subsidiary or other Affiliate of Purchaser Parent or US Purchaser is, on the advice of counsel, compelled to disclose any Graco Confidential Information to any tribunal or else stand liable for contempt, such Purchaser, Acquired Subsidiary or other Affiliate of Purchaser Parent or US Purchaser may disclose such Graco Confidential Information to the tribunal; provided, however, that Purchaser Parent shall cause the disclosing Purchaser, Acquired Subsidiary or Affiliate to use its reasonable best efforts to obtain, at the request of Graco, an order or other assurance that confidential treatment shall be accorded to the Graco Confidential Information required to be disclosed.

(e)                                  Non-Solicitation/Hiring of Liquid Finishing Business Employees.

(i)                                     To further ensure that Purchasers, Purchaser Parent and US Purchaser receive the expected benefits of acquiring the Liquid Finishing Business, Graco agrees that, throughout the period that begins on the Closing Date and ends on the fourth (4th) anniversary of the Closing Date, Graco will not, and will cause each of its Affiliates not to, directly or indirectly, knowingly employ, attempt to employ, or solicit for employment any individual who on the Closing Date is an Employee (other than Liquid Finishing Transferred Employees) or otherwise interfere with or disrupt the employment relationship (contractual or other) of any such Employee with any Purchaser or any Affiliate of any Purchaser; provided, however, that nothing herein prohibits any Seller or any Affiliate of any Seller from any (A) solicitation for employment or hiring of any Liquid Finishing Transferred Employees or (B) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any Employee.

(ii)                                  Graco, for itself and on behalf of Sellers, acknowledges and agrees that (1) this Section 6.2(e) is reasonable and necessary to ensure that Purchaser Parent,

US Purchaser and Purchasers receive the expected benefits of acquiring the Liquid Finishing Business, (2) Purchaser Parent and US Purchaser have refused to enter into this Agreement in the absence of this Section 6.2(e) and (3) breach of this Section 6.2(e) will harm Purchaser Parent, US Purchaser and Purchasers to such an extent that monetary damages alone would be an inadequate remedy and Purchaser Parent, US Purchaser and Purchasers would not have an adequate remedy at law.  Therefore, in the event of a breach by any Seller of this Section 6.2(e), Purchaser Parent, US Purchaser and Purchasers (in addition to all other remedies they may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining such Seller from committing or continuing such breach and to enforce specifically this Agreement and its terms.

(f)                                   Powder Finishing Business Non-Solicitation.

(i)                                     Purchaser Parent and US Purchaser agree that, throughout the period that begins on the Closing Date and ends on the eighteen (18) month anniversary of the Closing Date, Purchaser Parent and US Purchaser will not, and will cause each of their respective Affiliates (including, but not limited to, the Acquired Subsidiaries) not to, directly or indirectly, sell or offer to sell to any Existing Powder Finishing Business Customer, or otherwise solicit any Existing Powder Finishing Business Customer for the sale to any such Existing Powder Finishing Business Customer of, any product (a “Competitive Powder Finishing Product” and, collectively, “Competitive Powder Finishing Products”) that is competitive with any product offered by the Powder Finishing Business; provided, however, that, during such 18-month period, nothing in this Section 6.2(f)(i) shall prohibit Purchaser Parent, US Purchaser or any of their respective Affiliates from selling or offering to sell DeVilbiss Powder Finishing Products to any Person within the DeVilbiss Powder Finishing Products Field of Use, including any Existing Powder Finishing Business Customer within the DeVilbiss Powder Finishing Products Field of Use; and, provided, further, that, during such 18-month period, nothing in this Section 6.2(f)(i) shall prohibit Purchaser Parent, US Purchaser or any of their respective Affiliates from selling or offering to sell any Ransburg Powder Finishing Products to any Person within the Ransburg Powder Finishing Products Field of Use, including any Existing Powder Finishing Business Customer within the Ransburg Powder Finishing Products Field of Use.  In addition, notwithstanding the foregoing terms and conditions of this Section 6.2(f)(i), in the event that, following the Closing, Purchaser Parent, US Purchaser or any Affiliate of Purchaser Parent or US Purchaser acquires a business that manufactures and sells Competitive Powder Finishing Products and an Existing Powder Finishing Business Customer is a customer of such business as of the date of such acquisition, Purchaser Parent, US Purchaser or any such Affiliate of Purchaser Parent or US Purchaser (through such acquired business) shall be entitled to continue to sell such Competitive Powder Finishing Products to such Existing Powder Finishing Business Customers.  In the event of a breach of the covenants contained in this Section 6.2(f)(i) as determined by a court of competent jurisdiction, the duration of the covenants contained in this Section 6.2(f)(i) shall be extended by a period of time equal to the period of the duration of such breach.  For the avoidance of doubt, Graco acknowledges and agrees that, after the 18-month anniversary of the Closing Date (as such date may be extended in accordance with the immediately-preceding sentence), the restrictions and limitations contained in this Section 6.2(f)(i) shall no longer be of any force or effect, and Purchaser Parent, US Purchaser and their respective Affiliates (including, after the Closing, the Liquid Finishing Business) shall be permitted, directly and indirectly, to sell or offer to sell to any Existing Powder Finishing Business Customer, and otherwise to solicit any Existing Powder Finishing Business Customer for the sale to any such Existing Powder Finishing Business Customer of, any Competitive Powder Finishing Product or Competitive Powder Finishing Products.

(ii)                                  Purchaser Parent and US Purchaser further agree that, throughout the period that begins on the Closing Date and ends on the fourth (4th) anniversary of the Closing Date, Purchaser Parent and US Purchaser will not, and will cause each of their respective Affiliates not to, directly or indirectly, knowingly employ, attempt to employ, or solicit for employment any individual, other than any Employee, who on the Closing Date is an employee of Graco or any Affiliate of Graco, or otherwise interfere with or disrupt the employment relationship (contractual or other) of any such employee with any Seller or any Affiliate of any Seller; provided, however, that nothing herein prohibits Purchaser Parent, US Purchaser or any of their respective Affiliates from any general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any such employee.

(iii)                               Purchaser Parent and US Purchaser, for themselves and on behalf of Purchasers, acknowledges and agrees that (1) Graco and Graco US Finishing Brands have refused to enter into this Agreement in the absence of this Section 6.2(f) and (2) a breach of this Section 6.2(f) will harm Graco, Graco US Finishing Brands and their Affiliates to such an extent that monetary damages alone would be an inadequate remedy and Graco and Graco US Finishing Brands would not have an adequate remedy at law.  Therefore, in the event of a breach by any Purchaser of this Section 6.2(f), Graco and Graco US Finishing Brands (in addition to all other remedies they may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining such Purchaser (and such Purchaser’s Affiliates) from committing or continuing such breach and to enforce specifically this Agreement and its terms.

(g)                                  Covenants Not to Sue.

(i)                                     From and after, and conditioned upon, the Closing, Graco, on behalf of itself and its Affiliates (whether or not presently existing, and including Sellers): (A) covenants not to sue Purchasers, Purchaser Parent, US Purchaser and their respective Affiliates (whether or not presently existing), integrators, distributors, licensees, manufacturers and customers, on the grounds that the research, development, manufacture, use, importation, exportation, distribution, offer to sell or sale, prior to the Closing Date (1) of any Historical Liquid Finishing Products, (2) of any Historical DeVilbiss Powder Finishing Products, or (3) of any Historical Ransburg Powder Finishing Products, infringes any Acquired ITW Intellectual Property that is not Business Intellectual Property; (B) covenants not to sue Purchasers, Purchaser Parent, US Purchaser and their respective Affiliates (whether or not presently existing), integrators, distributors, licensees, manufacturers and customers, on the grounds that the research, development, manufacture, use, importation, exportation, distribution, offer to sell or sale, after the Closing Date (1) of any Historical Liquid Finishing Products anywhere in the world, (2) of any Historical DeVilbiss Powder Finishing Products anywhere in South America, or (3) of any Historical Ransburg Powder Finishing Products in the transportation and related supply chain markets, infringes any Acquired ITW Intellectual Property that is not Business Intellectual Property; and (C) covenants not to seek to challenge or invalidate any of the Business Intellectual Property in a civil action or administrative proceeding.  For purposes hereof, “Acquired ITW Intellectual Property” means any and all Intellectual Property that was acquired by Graco and its Affiliates from ITW Parent and its Affiliates in connection with the transactions contemplated by the ITW Purchase Agreement and, immediately prior to the Closing, is an asset of Graco or an Affiliate of Graco.

(ii)                                  From and after, and conditioned upon, the Closing, Purchaser Parent, on behalf of itself and its Affiliates (whether or not presently existing, and including Purchasers): (A) covenants not to sue Graco, Sellers, Graco US Finishing Brands and their respective Affiliates (whether or not presently existing), integrators, distributors, licensees, manufacturers and customers, on the grounds that the research, development, manufacture, use, importation, exportation, distribution, offer to sell or sale of any Historical Gema Powder Finishing Products anywhere in the world infringes any of the Acquired ITW Intellectual Property that is Business Intellectual Property; and (B) covenants not to seek to challenge or invalidate any of the Acquired ITW Intellectual Property that is not Business Intellectual Property in a civil action or administrative proceeding.

6.3.                            Employee Matters.

(a)                                 Purchaser Parent and US Purchaser shall cause the applicable Purchasers to adopt and assume at and as of the Closing each of the Employee Benefit Plan/Schemes, and each trust, insurance contract, annuity contract or other funding arrangement with respect thereto, of the Asset Selling Subsidiaries or the Acquired Subsidiaries set forth on Schedule 6.3(a) as such plans relate to Employees employed immediately prior to Closing (other than Liquid Finishing Transferred Employees) or retirees of the Liquid Finishing Business (the “Assumed Benefit Plans/Schemes”), and shall assume and exercise any and all rights, authorities, discretions and obligations as sponsor, named fiduciary and plan administrator of the Assumed Benefit Plans/Schemes.  Such Purchasers shall cause the Assumed Benefit Plans/Schemes to be amended, as applicable, to treat employment with the Asset Selling Subsidiaries or the Acquired Subsidiaries prior to the Closing the same as employment with such Purchaser from and after the Closing Date for purposes of eligibility and vesting and the respective Assumed Benefit Plans/Schemes shall be responsible for group health plan continuation coverage required under Applicable Law for any qualified beneficiary under such Assumed Benefit Plans/Schemes as of the Closing Date.

(b)                                 No later than ten (10) Business Days prior to the Closing Date, Graco will deliver to Purchaser Parent an updated Employee List setting forth the information required by Section 4.12(n), as of ten (10) Business Days prior to the Closing Date, rather than as of the dates referenced in Section 4.12(n). At least five (5) Business Days before the Closing Date,

Purchaser Parent and US Purchaser will, or will cause the applicable Purchaser to, offer employment to each Employee identified on the updated Employee List who is an Employee of Graco or an Affiliate of Graco (or than an Acquired Subsidiary) immediately prior to the Closing (other than any Liquid Finishing Transferred Employee), with such employment to be effective immediately following, and contingent upon the occurrence of, the Closing (or, in the case of any Employee of Graco or an Affiliate of Graco (other than an Acquired Subsidiary) on long-term disability or other leave of absence as disclosed on Schedule 4.12(n) (each, an “Inactive Employee”), effective upon the date such Inactive Employee is able to return to active employment as determined by Purchaser Parent or the applicable Purchaser provided that such return occurs within one (1) year following the Closing Date, except in the case of any Inactive Employee disclosed on Schedule 6.3(b) as of the date of this Agreement, effective immediately following, and contingent upon the occurrence of, the Closing).  Purchaser Parent and US Purchaser acknowledge and agree that: (i) the Liquid Finishing Transferred Employees are employees (whether full-time, part-time or contract) of certain of the Acquired Subsidiaries and are engaged in the Liquid Finishing Business; and (ii) notwithstanding the foregoing, the Liquid Finishing Transferred Employees shall be transferred from such Acquired Subsidiaries to an Affiliate of Graco engaged in the Powder Finishing Business.

(c)                                  With respect to each Employee of Graco or an Affiliate of Graco (other than an Acquired Subsidiary) who Purchaser Parent, US Purchaser or the applicable Purchaser offers employment to under Section 6.3(b), such offer shall include base salary compensation substantially comparable to such Employee’s base salary compensation immediately prior to Closing and medical benefits through the twelve-month anniversary of the Closing Date that are substantially comparable to such Employee’s medical benefits immediately prior to Closing.  Nothing in this Section 6.3(c) or this Agreement shall be deemed to interfere with Purchaser Parent’s, US Purchaser’s or the applicable Purchaser’s ability to classify the Hired Employees as employees “at will.”

(d)                                 Graco and Purchaser Parent shall, and shall cause Sellers and Purchasers (as applicable) to, as applicable, exercise commercially reasonable efforts to persuade all Employees of Graco and its Affiliates (other than the Acquired Subsidiaries) offered employment with Purchaser Parent, US Purchaser or any Purchaser under Section 6.3(b) to accept such offers of employment.  Neither Graco nor any of its Affiliates will seek to induce any Employee of Graco or any Affiliate of Graco (other than an Acquired Subsidiary) to reject any offer of employment from Purchaser Parent, US Purchaser or any Purchaser.  Employees who accept offers of employment from Purchaser Parent, US Purchaser or any Purchaser shall become employees of Purchaser Parent, US Purchaser or such Purchaser (as applicable) immediately following the Closing (or, in the case of any Inactive Employee not identified on Schedule 6.3(b), upon the date each such Inactive Employee is able to return to active employment as determined by Purchaser Parent, US Purchaser or the applicable Purchaser subject to such limitation as identified in Section 6.3(b)) and shall then cease to be employees of Graco or its applicable Affiliates (provided that, in the case of Inactive Employees, Graco or its applicable Affiliates retains discretion to terminate employment of Inactive Employees at any date it deems appropriate which is no later than the date of hire by Purchaser Parent, US Purchaser or any Purchaser).  Such Employees of Graco and its Affiliates (other than the Acquired Subsidiaries) who accept offers of employment from Purchaser Parent, US Purchaser or any Purchaser and who complete all necessary documents in order to commence employment with Purchaser Parent, US Purchaser or such Purchaser (as applicable), and commence employment with Purchaser Parent, US Purchaser or any Purchaser immediately following the Closing (or, in the case of any Inactive Employee not identified on Schedule 6.3(b), immediately following the date each such Inactive Employee is able to return to active employment), together with all employees of any Acquired Subsidiary as of the Closing Date (other than the Liquid Finishing Transferred Employees), shall be the “Hired Employees.”  Neither Graco nor any of its Affiliates shall state or represent to any Employees not identified on the Employee List (as updated in accordance with the first sentence of Section 6.3(b)) that Purchaser Parent, US Purchaser or any Purchaser is obligated to continue such Employees’ employment or will offer such Employees employment.

(e)                                  Graco, Purchaser Parent and each of their applicable Affiliates acknowledge that certain employee transfer regulations may apply to the transfer of certain Non-U.S. Employees under Applicable Law, and Graco, Purchaser Parent and each of their applicable Affiliates agree to satisfy and comply with any employee transfer regulations that apply to the transfer of Non-U.S. Employees in accordance with and subject to Applicable Law.

(f)                                   Purchaser Parent and US Purchaser agree to, and shall cause each applicable Purchaser to agree to, continue to be bound by and comply with the terms of any written employment agreements between any Employee, on the one hand, and Graco and any Affiliate of Graco, on the other hand, for each Employee who becomes a Hired Employee, subject to and only to the extent required under Applicable Law; provided that nothing in this Section 6.3(f) shall obligate Purchaser Parent, US Purchaser or any Purchaser to continue to be bound by or comply with the terms of any such employment agreement for any period longer than as required under such employment agreement or under Applicable Law.

(g)                                  Purchaser Parent and US Purchaser hereby agree that, from and after the Closing Date, Purchaser Parent and US Purchaser shall, and shall cause the applicable Purchaser and the Acquired Subsidiaries to, grant all Hired Employees credit for any service with Graco or its Affiliates earned prior to the Closing Date (i) for eligibility and vesting purposes (but for no other purpose) under any employee benefit plan, program or arrangement established or maintained by Purchaser Parent, US Purchaser the applicable Purchaser or the applicable Acquired Subsidiary in which such Hired Employees participate on or after the Closing Date, whether or not such plan, program or arrangement is an Employee Benefit Plan/Scheme, (ii) for purposes of vacation and severance benefits, and (iii) for any other purpose as required under Applicable Law.

(h)                                 On and after the Closing Date, to the extent legally applicable, Graco shall (or cause each of its applicable Affiliates to) have all responsibility and liability for meeting all requirements under “COBRA” with respect to each Person who is or becomes an “M & A qualified beneficiary,” within the meaning of Treas. Reg. Sec. 54.4980B-9, Q/A-4(b), with respect to the Liquid Finishing Business (including any individual who has a qualifying event as a result of the transactions contemplated by this Agreement).

(i)                                     Graco shall (or shall cause each of its applicable Affiliates to) pay all employment-related benefits, excluding all amounts owed for accrued vacation or other paid leave (which amounts shall be assumed by Purchasers, but only to the extent such amounts are included in the Final Closing Balance Sheet), earned or accrued through the Closing Date for all Employees not employed by an Acquired Subsidiary, including for all Hired Employees (other than Employees employed by an Acquired Subsidiary) in accordance with Applicable Law and Sellers’ past practices.  Graco shall (or shall cause each of its applicable Affiliates to) pay all severance that may due and payable as a result loss or deemed on constructive termination of employment in connection with the transactions contemplated by this Agreement.  Graco or its applicable Affiliates shall make any payments required to be made under this Section 6.3(i) either by making such payments directly to such Employees or, in the event Purchaser Parent, US Purchaser or any Purchaser pays any Employee any such amount, by reimbursing Purchaser Parent, US Purchaser or the applicable Purchaser for such payment to the degree such payment was not reflected on the Final Closing Balance Sheet.

(j)                                    With respect to any Hired Employees, as applicable:

(i)                                     Sellers and Purchaser Parent, US Purchaser or the applicable Purchaser shall treat the applicable Purchaser employer as a “successor employer” and Sellers as a “predecessor employer” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act; and

(ii)                                  Sellers will utilize, or will cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(k)                                 Graco and its Affiliates shall use commercially reasonable efforts, before and after the Closing, to provide such information as Purchaser Parent, US Purchaser or any Purchaser may reasonably request for purposes of fulfilling their obligations under this Section 6.3.

6.4.                            Tax Matters.

(a)                                 Payment of Taxes.  Sellers, jointly and severally, will satisfy (or cause to be satisfied) in full when due all Income Taxes with respect to (1) any Seller or any Acquired Subsidiary with respect to any Pre-Closing Tax Period, (2) the Liquid Finishing Business with respect to any Pre-Closing Tax Period, (3) any member of an affiliated, consolidated, combined or unitary group of which any Seller (or any predecessor thereto) or Acquired Subsidiary is or was a member before Closing, including Income Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law, and (4) any Person (other than a Seller) imposed on any Seller or any Acquired Subsidiary or with respect to the Liquid Finishing Business for any period as a transferee or successor with respect to any transaction occurring on or before the Closing Date, by Applicable Law, Contract or otherwise (all of such Taxes being the “Pre-Closing Income Taxes”).  Purchaser Parent and US Purchaser will satisfy (or cause to be satisfied) in full when due all Income Taxes attributable to the Liquid Finishing Business with respect to any period that is not a Pre-Closing Tax Period, including Income Taxes of each Acquired Subsidiary that are not Pre-Closing Income Taxes.  If Purchaser Parent or US Purchaser is required under Section 6.4(b) to file a Tax Return that involves Pre-Closing Income Taxes, then no later than five (5) Business Days before the filing of any such Tax Return, Graco will pay to Purchaser

Parent or US Purchaser an amount equal to the amount of Income Taxes shown due on such Tax Return for which any Seller is obligated under this Section 6.4(a) with respect to such Tax Return.

(b)                                 Filing Responsibility.  Subject to such Tax Returns as are to be prepared and filed (or caused to be prepared and timely filed) by ITW Parent and its Affiliates pursuant to the ITW Purchase Agreement, Graco will, or will cause Sellers to, prepare and timely file (or cause to be prepared and timely filed) all (1) Tax Returns of any Seller or any Acquired Subsidiary required to be filed on or before the Closing Date (after taking into account extensions therefor) and (2) all Tax Returns involving Income Taxes with respect to the Liquid Finishing Business or the Acquired Assets with respect to any Pre-Closing Tax Period that are required to be filed on or after the Closing Date.  To the extent that any such Tax Returns filed by Sellers relate to any Acquired Subsidiary, such Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by Applicable Law).  Subject to such Tax Returns as are to be prepared and filed (or caused to be prepared and timely filed) by ITW Parent and its Affiliates pursuant to the ITW Purchase Agreement, Purchaser Parent and US Purchaser will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns that Sellers and the Acquired Subsidiaries are not obligated to file (or cause to be filed) pursuant to this Section 6.4(b).  Purchaser Parent, US Purchaser and Sellers will discharge all Income Tax liabilities shown on any Tax Return based on the assumption and allocation of Income Tax liabilities provided in this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Income Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than one (1) Business Day prior to the filing of such Tax Return.

(c)                                  Straddle Periods.  In the case of a Straddle Period, the amount of any Pre-Closing Income Taxes shall be determined based on an interim closing of the books as of the Effective Time on the Closing Date (and for such purpose, the taxable period of any Acquired Subsidiary that is a partnership or other pass-through entity shall be deemed to terminate at such time), and the amount of other Income Taxes for the Straddle Period that are treated as Pre-Closing Income Taxes shall be deemed to be the amount of such Income Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Income Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)                                 Transfer Taxes.  Graco and Purchaser Parent each shall pay one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”); provided, however, that if the aggregate amount of all such Transfer Taxes exceeds $1,000,000, Graco shall pay all Transfer Taxes to the extent they exceed $1,000,000. Graco shall and shall cause Sellers to, at their own expense, file all necessary Tax Returns, reports, forms, and other documentation with respect to all such Taxes, fees and charges.

(e)                                  Tax-Sharing Agreements.  Each Seller and each Acquired Subsidiary will terminate all Tax-sharing agreements and similar arrangements with respect to any Acquired

Subsidiary or the Liquid Finishing Business before or as of the Closing Date to the extent required to cause no Acquired Subsidiary to be bound therefor or have any Liability thereunder after the Closing Date.

(f)                                   Audits and Contests Regarding Taxes.

(i)                                     If any Seller, on the one hand, or any Purchaser or Acquired Subsidiary, on the other hand, receives any notice of a pending or threatened Income Tax audit, assessment, or adjustment relating to an Acquired Subsidiary or the Liquid Finishing Business that may give rise to a liability of the other (a “Tax Proceeding”), Graco or Purchaser Parent (as applicable) shall promptly notify the other within ten (10) Business Days of the receipt of such notice; provided, however, that failure to give such notice shall not affect the indemnification obligations under Article 8 unless (and only to the extent that) such failure prejudices the indemnifying party.  The parties each agree to consult with and to keep each other informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Tax Proceeding could affect such other party (including indemnity obligations hereunder).

(ii)                                  Sellers shall have the right to represent their interests in any Tax Proceeding and to employ counsel of their choice and at their expense, to the extent such Tax Proceeding pertains to a Pre-Closing Tax Period of an Acquired Subsidiary, and no such Tax Proceeding shall be closed, settled, or otherwise terminated without the prior written consent of the Sellers, which consent will not be unreasonably withheld.

(g)                                  Cooperation on Tax Matters.  Purchaser Parent and Graco shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Income Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) access to the records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available as reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Subject to the requirements of the ITW Purchase Agreement, the Sellers shall retain all books and records with respect to Tax matters pertinent to the Liquid Finishing Business relating to any Income Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchasers, any extensions thereof) of the respective Tax periods, and abide by all record-retention agreements entered into with any Governmental Authority.

(h)                                 338(g) Election.  Purchaser Parent and US Purchaser shall not, and shall not permit any Purchaser or Acquired Subsidiary to, file an election under section 338(g) of the Code (or any corresponding provision of state, local or non-U.S. law) with respect to any Acquired Subsidiary, other than Graco Brazil Finishing Brands and Graco UK Finishing Brands, without the prior written consent of Graco, it being acknowledged and agreed that such an election may be made with respect to Graco Brazil Finishing Brands and Graco UK Finishing Brands without the prior written consent of Graco.

(i)                                     Survival of Obligations.  The obligations of the parties set forth in this Section 6.4 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable period of limitations on assessments.

6.5.                            Environmental Investigation and Remediation.  Graco shall not be responsible for any investigation or remediation costs if such investigation or remediation is not required to comply with relevant Environmental Laws.  Purchasers, Purchaser Parent and US Purchaser shall conduct any required environmental investigation of the Owned Real Property or any Leased Real Property in a commercially reasonable manner consistent with the American Society for Test and Measurement (“ASTM”) “E1527-05 Standard Practice for Environmental Site Assessments; Phase I Environmental Site Assessment Process” and, if intrusive investigation is prudent, ASTM “E1903-97 (2002) Standard Guide for Environmental Site Assessments; Phase II Environmental Site Assessment Process” or substantially equivalent consensus standards.  When intrusive investigation is prudent, analytical results for environmental media samples shall be compared to relevant screening and cleanup standards consistent with commercial-industrial land use.  Graco shall not be responsible for costs to delineate contamination or remediate soil or groundwater to comply with unrestricted land use standards (including but not limited to residential standards).  Purchasers, Purchaser Parent and US Purchaser shall, where applicable, utilize site-specific risk assessment, engineered barriers, and environmental land use restrictions in lieu of active in situ or ex situ remediation techniques to satisfy requirements of relevant Environmental Law.  Following the Closing Date, Purchasers, Purchaser Parent and US Purchaser shall (1) keep Graco informed of the commencement and progress of any required investigation or remediation of the Owned Real Property or any Leased Real Property and provide Graco with copies of analytical results for environmental media samples from investigation or remediation and copies of reports submitted to any Governmental Authority; and (2) provide reasonable advance notice to Graco of meetings with any Governmental Authority or affected third party regarding investigation or remediation of the Owned Real Property or any Leased Real Property and allow Graco’s representative to attend such meetings.

6.6.                            FTC-Required Compliance Training Programs.  Following the Closing Date and for so long as is reasonably requested by the FTC (but, in any event, not exceeding two (2) years), each of Graco and Purchaser Parent shall maintain and participate in any FTC-required antitrust compliance programs related to the transactions contemplated hereby.

6.7.                            Retained Powder Finishing Accounts Receivable.

(a)                                 Following the Closing, Purchaser Parent shall, and shall cause its Affiliates (including, but not limited to, the Acquired Subsidiaries) to, use commercially reasonable efforts to collect all Retained Powder Finishing Business Accounts Receivable; provided, however, that in seeking to collect upon or recover any amounts under any Retained Powder Finishing Business Accounts Receivable, Purchaser Parent shall not, and shall cause its Affiliates to not, take any action (including, but not limited to, taking or threatening to take any legal action) which could reasonably be expected to adversely affect the business relationship between Graco or any Affiliate of Graco, on the one hand, and any account debtor or third party business relationship of the Powder Finishing Business, on the other hand.  Any payment received from an account debtor on a Retained Powder Finishing Business Account Receivable shall be applied in accordance with the remittance advice accompanying such payment and, in the absence of such remittance advice, in priority of the oldest of such account debtor’s Retained Powder Finishing Business Accounts Receivable to the most recent of such account debtor’s Retained Powder Finishing Business Accounts Receivable.

(b)                                 On or before the 50th day following the Closing Date, Purchaser Parent shall deliver a written notice to Graco identifying all Retained Powder Finishing Business Accounts Receivable which have not been collected in full by Purchaser Parent and its Affiliates on or before the 45th day following the Closing Date, together with the amounts thereof.  In addition, on or before the 95th day following the Closing Date, Purchaser Parent shall deliver a written notice to Graco identifying all Retained Powder Finishing Business Accounts Receivable which have not been collected in full by Purchaser Parent and its Affiliates on or before the 90th day following the Closing Date, together with the amounts thereof.

(c)                                  On or before the 125th day following the Closing Date, Purchaser Parent shall deliver a written notice to Graco identifying all Retained Powder Finishing Business Accounts Receivable which have not been collected in full by Purchaser Parent and its Affiliates on or before the 120th day following the Closing Date (such Closing Date Accounts Receivable which have not been collected in full by Purchaser Parent and its Affiliates on or before the 120th day following the Closing Date being the “Past Due Retained Powder Finishing Business Accounts Receivable”), together with the amounts thereof.  In the event that the aggregate amount of Past Due Retained Powder Finishing Business Accounts Receivable exceeds the amount of the reserve (if any) for doubtful accounts in respect of the Retained Powder Finishing Business Accounts Receivable taken in account in calculating Net Working Capital on the Final Closing Statement (following completion of the procedures described in Sections 3.2(a) and (b)) (the amount of such excess, if any, being the “Retained Powder Finishing Business Accounts Receivables Repurchase Amount”), then at Purchaser Parent’s option, Graco and its Affiliates shall be obligated to purchase from Purchaser Parent and its Affiliates all of the Past Due Retained Powder Finishing Business Accounts Receivable for the Retained Powder Finishing Business Accounts Receivables Repurchase Amount.  Purchaser Parent may exercise such option by delivering a written notice (the “Retained Powder Finishing Business Accounts Receivables Repurchase Notice”) of such exercise to Graco at any time within thirty (30) days following the later of (x) completion of the procedures described in Sections 3.2(a) and (b) and payment of any amounts due and owing under Section 3.2(c) and (y) Purchaser Parent’s delivery of the written notice described in this first sentence of this Section 6.7(c).  Within ten (10) days of Purchaser Parent’s delivery of the Retained Powder Finishing Business Accounts Receivable Repurchase Notice, Graco and its Affiliates shall pay to Purchaser Parent (in immediately-available funds) an amount equal to the Retained Powder Finishing Business Accounts Receivables Repurchase Amount.  Upon Purchaser Parent’s receipt of the Retained Powder Finishing Business Accounts Receivables Repurchase Amount, Purchaser Parent shall, and shall cause its Affiliates to, assign to Graco and its Affiliates, without recourse, all Past Due Retained Powder Finishing Business Accounts Receivable, and Graco and its Affiliates shall thereafter be entitled to seek to collect, for their own account, all Past Due Retained Powder Finishing Business Accounts Receivable so repurchased.

ARTICLE 7
CONDITIONS TO CLOSING AND CLOSING DELIVERIES

7.1.                            Conditions of Purchasers’ Obligations.  Purchasers’, Purchaser Parent’s and US Purchaser’s obligations to effect the transactions contemplated by this Agreement are subject to fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by Purchaser Parent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by Graco and Graco US Finishing Brands in this Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true in all material respects as of such earlier date).  Solely for purposes of this Section 7.1(a), any representation or warranty made by Sellers herein (other than the representation in Section 4.6(a)) that is qualified by materiality or Material Adverse Effect will be read as if each such qualifier were not present.

(b)                                 Covenants.  Graco and Graco US Finishing Brands shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any change, event, or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Approvals; Absence of Certain Legal Proceedings.  The parties shall have received all approvals, authorizations, and consents of all Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement and any waiting period under non-U.S. antitrust or competition laws applicable to the transactions contemplated hereby shall have expired or shall have been duly terminated, and all approvals and clearances required under U.S. and non-U.S. antitrust or competition laws applicable to the transactions contemplated hereby shall have been received.  No suit or other legal proceeding shall be pending or shall have been commenced that seeks to restrict or prohibit the transactions contemplated by this Agreement.

(e)                                  Consents.  The third-party consents and approvals necessary to consummate the transactions contemplated by this Agreement and listed on Schedule 7.1(e) shall have been obtained, in form and substance reasonably satisfactory to Purchaser Parent, and delivered to Purchaser Parent.

(f)                                   Approvals of FTC.  The FTC shall have approved (and not withdrawn such approval) Purchasers as purchasers of the Acquired Assets, the Application for Approval of Divestiture, this Agreement and the Ancillary Agreements and any and all other matters required to be approved by the FTC in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and any applicable notice and comment periods relating to the foregoing shall have expired without any additional material requirements, restrictions or limitations having been imposed on Purchaser Parent, its Affiliates or the transactions contemplated by this Agreement.

(g)                                  Gema Separation Transactions.  The Gema Separation Transactions shall have been completed, upon such terms and subject to such conditions as are reasonably acceptable to Purchaser Parent.

(h)                                 Sellers’ Closing Deliveries.  Sellers shall have delivered to Purchaser Parent (or such other party as appropriate) the following:

(i)                                     a certificate, dated as of the Closing Date, duly executed by the Secretary of Sellers, certifying as to (1) true and complete copies of the organizational documents of each Seller, (2) true and complete copies of the resolutions of the boards of directors of each Seller approving this Agreement and the Ancillary Agreements, and (3) setting forth the names of each of the officers of each Seller authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

(ii)                                  a certificate, dated as of the Closing Date, from Graco and Graco US Finishing Brands, duly executed by an officer of each of Graco and Graco US Finishing Brands, certifying that the conditions specified in Sections 7.1(a), (b), and (c) have been satisfied as of the Closing Date;

(iii)                               a Certificate of Good Standing of each Seller and each Acquired Subsidiary from the applicable Governmental Authority, dated no more than ten (10) days prior to the Closing Date;

(iv)                              the Bill of Sale, duly executed by Graco and Graco US Finishing Brands, in addition to such other assignments and assumptions (including, but not limited to, the Transition Services Assignment and Assumption Agreement and the Transitional Trademark License Assignment and Assumption Agreement), duly executed by Graco, in respect of Acquired ITW Ancillary Agreements under which Graco is assigning to Purchaser Parent some, but not all, of Graco’s rights and Purchaser Parent is assuming some, but not all, of Graco’s liabilities;

(v)                                 assignments, in form and substance reasonably satisfactory to Purchaser Parent, duly executed by the appropriate Sellers, transferring all of Sellers’ right, title and interest in and to the Business Intellectual Property to Purchaser Parent or Carlisle Fluid Technologies, Inc., a Delaware corporation, as Purchaser Parent’s designee;

(vi)                              certificates evidencing all of the outstanding ownership interests in the Acquired Subsidiaries, duly endorsed for transfer or accompanied by duly executed assignments separate from certificates in form suitable for transfer;

(vii)                           the Non-U.S. Subsidiary Purchase Agreements, duly executed by the applicable Sellers;

(viii)                        the Mutual Transition Services Agreement, duly executed by the Sellers parties thereto;

(ix)                              the Cross License Agreement, duly executed by Graco US Finishing Brands, Graco and Gema Switzerland GmbH;

(x)                                 The Transitional Trademark License and Permitted Use Agreement, duly executed by Graco;

(xi)                              assignments to the applicable Purchaser of each of the Real Property Leases to which any Asset Selling Subsidiary is a party, duly executed by the applicable Asset Selling Subsidiary, together with any consents required in connection with such assignments (and any consents required pursuant to any Real Property Lease to which any Acquired Subsidiary is a party in connection with the consummation of the transactions contemplated by this Agreement);

(xii)                           special or limited warranty deeds, duly executed by the applicable Asset Selling Subsidiaries and in recordable form, conveying the Owned Real Property of the Asset Selling Subsidiaries to the applicable Purchaser free and clear of all Liens, except for (1) Permitted Liens and (2) such matters as are acceptable to Purchaser Parent in its sole and absolute discretion, together with all documents or instruments that may be required under Applicable Law or reasonably required by Purchaser Parent’s title insurance company to transfer the Owned Real Property of the Asset Selling Subsidiaries to the applicable Purchasers subject only to Permitted Liens, including any Asset Selling Subsidiary’s affidavits, title affidavits, “gap undertakings” or non-imputation affidavits required by such title insurance company and any revenue or tax certificates or statements, or any certifications related to the environmental condition of such Owned Real Property;

(xiii)                        binding title insurance policies (which may be in the form of marked-up title insurance commitments) covering each parcel of the Owned Real Property, issued on a current form of ALTA owner’s title insurance policy by a title insurance company reasonably acceptable to Purchaser Parent, and insuring fee simple title to each parcel of the Owned Real Property in the applicable Purchaser or its designee as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels), with gap coverage from the Closing through the date of recording, subject to no exceptions to coverage that are not reasonably acceptable to Purchaser Parent, providing coverage in such amount as Purchaser Parent reasonably determines to be the value of each such parcel of Owned Real Property, and including an extended coverage endorsement (insuring over the general or standard exceptions) and ALTA Form 3.1 zoning or its equivalent (with parking and loading docks) and all other endorsements reasonably requested by Purchaser Parent, all in form and substance reasonably satisfactory to Purchaser Parent;

(xiv)                       releases, termination statements or satisfactions, as appropriate, as to all Liens on the Acquired Assets (other than Permitted Liens);

(xv)                          the third-party consents identified on Schedule 7.1(e), in form and substance reasonably satisfactory to Purchaser Parent;

(xvi)                       a certificate dated as of the Closing Date from each Asset Selling Subsidiary that is conveying any interest in real property in the United States, in the applicable form set forth in Section 1.1445-2(b)(2)(iii) of the United States Treasury Regulations, so that Purchaser Parent is exempt from withholding any portion of the Purchase Price thereunder; and

(xvii)                    all other documents, instruments or writings required to be delivered to Purchaser Parent, US Purchaser or any Purchaser at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Purchaser Parent may reasonably request.

7.2.                            Conditions of Sellers’ Obligations.  Sellers’ obligations to effect the transactions contemplated by this Agreement are subject to fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by Graco:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by Purchaser Parent and US Purchaser in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true in all material respects as of such earlier date).  Solely for purposes of this Section 7.2(a), any representation or warranty made by Purchasers herein that is qualified by materiality or will be read as if each such qualifier were not present.

(b)                                 Covenants.  Purchasers, Purchaser Parent and US Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by Purchasers, Purchaser Parent and US Purchaser prior to or as of the Closing Date.

(c)                                  Approvals; Absence of Certain Legal Proceedings.  The parties shall have received all approvals, authorizations, and consents of all Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement and any waiting period under non-U.S. antitrust or competition laws applicable to the transactions contemplated by hereby shall have expired or shall have been duly terminated, and all approvals and clearances required under U.S. and non-U.S. antitrust or competition laws applicable to the transactions contemplated hereby shall have been received.  No suit or other legal proceeding shall be pending or shall have been commenced that seeks to restrict or prohibit the transactions contemplated by this Agreement.

(d)                                 Approvals of FTC.  The FTC shall have approved (and not withdrawn such approval) Purchasers as purchasers of the Acquired Assets, the Application for Approval of Divestiture, this Agreement and the Ancillary Agreements and any and all other matters required to be approved by the FTC in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and any applicable notice and comment periods relating to the foregoing shall have expired without any additional material requirements, restrictions or limitations having been imposed on Graco, its Affiliates or the transactions contemplated by this Agreement.

(e)                                  Gema Separation Transactions.  The Gema Separation Transactions shall have been completed, upon such terms and subject to such conditions as are reasonably acceptable to Graco.

(f)                                   Purchaser’s Closing Deliveries.  Purchasers shall have delivered to Sellers (or such other party as appropriate) the following:

(i)                                     the Initial Purchase Price, payable in accordance with Section 3.1;

(ii)                                  a certificate, dated as of the Closing Date, from Purchaser Parent and US Purchaser, duly executed by an officer of Purchaser Parent, certifying that the conditions specified in Sections 7.2(a) and (b) have been satisfied as of the Closing Date;

(iii)                               the Bill of Sale, duly executed by the applicable Purchasers, in addition to such other assignments and assumptions (including, but not limited to, the Transition Services Assignment and Assumption Agreement and the Transitional Trademark License Assignment and Assumption Agreement), duly executed by Purchaser Parent, in respect of Acquired ITW Ancillary Agreements under which Graco is assigning to Purchaser Parent some, but not all, of Graco’s rights and Purchaser Parent is assuming some, but not all, of Graco’s liabilities;

(iv)                              the Non-U.S. Subsidiary Purchase Agreements, duly executed by the applicable Purchasers;

(v)                                 the Mutual Transition Services Agreement, duly executed by the Purchasers parties thereto;

(vi)                              the Cross License Agreement, duly executed by Purchaser Parent and US Purchaser;

(vii)                           The Transitional Trademark License and Permitted Use Agreement, duly executed by Purchaser Parent;

(viii)                        assignment agreements relating to each of the Real Property Leases to which any Asset Selling Subsidiary is a party, as necessary; and

(ix)                              all other documents, instruments or writings required to be delivered to Sellers at or prior to Closing pursuant to this Agreement.

(g)                                  Delivery of Disclosure Schedule Updates.  Graco shall have delivered to Purchaser Parent and US Purchaser such Disclosure Schedule Updates as Graco and Graco US Finishing Brands deem necessary or desirable.

ARTICLE 8
INDEMNIFICATION

8.1.                            Survival.

(a)                                 The representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except that (i) the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.2, 4.3, 4.4(a), 5.1(a), 5.1(b), 5.1(c), and 5.2 shall survive the Closing and continue in full force and effect indefinitely, (ii) the representations and warranties set forth in Sections 4.8, 4.24 and 5.4 shall survive the Closing and continue in full force and effect until 90 days following the expiration of the applicable statute of limitations, and (iii) the representations and warranties set forth in Section 4.16 shall survive the Closing and continue in full force and effect until April 2, 2017.  The expiration of the applicable survival period for the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a notice, given in compliance with Section 8.5 or Section 8.6 (as applicable), to the indemnifying party before the expiration of the applicable survival period.

(b)                                 No claim for indemnity may be made under Section 8.2(a)(iii)(B) unless notice thereof shall have been given to Graco on or before the ten-year anniversary of the Closing Date.

(c)                                  No claim for indemnity may be made under Section 8.2(a)(ix) unless notice thereof shall have been given to Graco on or before the three-year anniversary of the Closing Date.

(d)                                 No claim for indemnity may be made under Section 8.2(b) unless notice thereof shall have been given to Graco at least five (5) Business Days prior to the last day on which Graco may make a claim for indemnity against ITW Parent under the ITW Purchase Agreement in connection with such claim for indemnity made against Graco under Section 8.2(b).

8.2.                            Indemnification by Graco.

(a)                                 Subject to the terms, conditions and limitations contained in this Agreement (including, but not limited to, the terms, conditions and limitations contained in Section 8.4), Graco will indemnify Purchaser Parent, Purchasers and their affiliates (including, after the Closing, the Acquired Subsidiaries) and their respective directors, managers, officers, members, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Group”) from and against any and all Damages that are incurred by the Purchaser Group arising from or related to:

(i)                                     any breach of or inaccuracy in any representation or warranty made by Graco and Graco US Finishing Brands in this Agreement or in any certificate delivered by any Seller pursuant to this Agreement (except that any breaches of and inaccuracies in the representations and warranties in Section 4.16 shall be subject to Section 8.2(a)(iii)(A));

(ii)                                  any breach of or failure by any Seller to perform any covenant or obligation set out or contemplated in this Agreement;

(iii)                               (A) any breach of or inaccuracy in any representation or warranty contained in Section 4.16, or (B) any Liability with respect to any Owned Real Property or any Leased Real Property arising under any Environmental Law, except to the extent first arising out of acts first occurring after the Closing Date;

(iv)                              any Liability arising under or relating to any Environmental Law or relating to Hazardous Materials with respect to any real property formerly owned, leased, or occupied by any Seller or any Acquired Subsidiary;

(v)                                 any Excluded Assets or Excluded Liabilities;

(vi)                              any Liability of any Seller or Acquired Subsidiary (including Liabilities for Non-Income Taxes, but excluding any Liability of any Acquired Subsidiary under the executory portion of any Contract (except for any Contract not disclosed in Schedule 4.11 if (i) such non-disclosure constitutes a misrepresentation under Section 4.11 and (ii) the assumption of such Contract by any Purchaser would, in such Purchaser’s reasonable determination, materially and adversely affect Purchaser)) that does not appear on the Final Closing Balance Sheet or exceeds the amount of such liability shown on the Final Closing Balance Sheet, except to the extent arising out of acts of the Purchaser Group or any Acquired Subsidiary first occurring after the Closing Date;

(vii)                           any Liability of any Acquired Subsidiary arising under or relating to any pension or other retirement benefit plan for any Employees engaged or employed immediately prior to Closing wholly or primarily in the United States, the United Kingdom (including Liabilities under Section 75 of the UK Pensions Act 1995), or Australia, except to the extent arising out of acts of the Purchaser Group or any Acquired Subsidiary first occurring after the Closing Date;

(viii)                        any of the matters set forth on Schedule 2.3(g), except to the extent arising out of acts of the Purchaser Group or any Acquired Subsidiary first occurring after the Closing Date;

(ix)                              any Liability of any Seller or any Acquired Subsidiary with respect to any Products arising under any intellectual property law at any time, including, without limitation, laws relating to patent infringement, but excluding any of the matters set forth on Schedule 2.3(g); or

(x)                                 any noncompliance with any Bulk-Transfer Laws or any Liability under any Tax laws as a result of Purchasers succeeding to Sellers as the owners of the Acquired Assets (except to the extent any such Liabilities are Assumed Liabilities).

(b)                                 Subject to the terms, conditions and limitations contained in this Agreement (including, but not limited to, the terms, conditions and limitations contained in Section 8.4), Graco will indemnify the Purchaser Group from and against any and all Damages incurred by the Purchaser Group which satisfy both of the following conditions: (i) such

Damages arise from or relate to the Liquid Finishing Business; and (ii) ITW Parent would be obligated to indemnify the Purchaser Group for such Damages pursuant to Article 8 of the ITW Purchase Agreement (without giving effect to the limitations on indemnification contained in the ITW Purchase Agreement) assuming arguendo that the Purchaser Group were a direct beneficiary of the ITW Purchase Agreement Purchaser Group’s indemnification rights under Article 8 of the ITW Purchase Agreement and the Purchaser Group were entitled to bring an indemnification claim directly against ITW Parent pursuant to Article 8 of the ITW Purchase Agreement for such Damages.  For the avoidance of doubt, Graco’s obligation to indemnify the Purchaser Group pursuant to this Section 8.2(b) is not dependent or conditioned upon ITW Parent’s fulfillment of its obligation to indemnify the ITW Purchaser Group under Article 8 of the ITW Purchase Agreement for any Damages for which Graco is obligated to indemnify the Purchaser Group pursuant to this Section 8.2(b).

8.3.                            Indemnification by Purchaser.  Purchasers, Purchaser Parent and US Purchaser will, jointly and severally, indemnify Sellers and Sellers’ affiliates (other than, after the Closing, the Acquired Subsidiaries) and their respective directors, managers, officers, shareholders, members, agents, representatives, successors and assigns (collectively, the “Seller Group”) harmless from and against any and all Damages that are incurred by the Seller Group arising from or related to:

(a)                                 any breach of or inaccuracy in any representation or warranty made by Purchasers, Purchaser Parent or US Purchaser in this Agreement or in any certificate delivered by Purchasers, Purchaser Parent or US Purchaser pursuant to this Agreement;

(b)                                 any breach of or failure by any Purchaser, Purchaser Parent or US Purchaser to perform any covenant or obligation set out or contemplated in this Agreement; or

(c)                                  any Assumed Liability (except to the extent that Purchaser Group is entitled to indemnification with respect to such Assumed Liability under Section 8.2(a) or would be so entitled but for the limitations set forth in Section 8.1 and Section 8.4).

8.4.                            Limitations on Indemnification.

(a)                                 The maximum amount of indemnification payments the Purchaser Group shall be entitled to receive from Graco for (A) Damages under Section 8.2(a)(i) and (B)  ITW Section 8.2(a) Capped Damages under Section 8.2(b) (and not Damages under Sections 8.2(a)(ii) through (x) or Damages under Section 8.2(b) that are not ITW Section 8.2(a) Capped Damages, which shall not be subject to the limitations described in this Section 8.4(a)) shall be $78,000,000.00 in the aggregate (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply to, and Damages arising out of any of the following shall not be taken into consideration for purposes of determining whether the Indemnification Cap has been reached in respect of Damages under Section 8.2(a)(i): (i) any breach of the representations and warranties made by Graco and Graco US Finishing Brands in Section 4.1(a), 4.1(b), 4.1(c), 4.2, 4.3, 4.4(a), 4.8 or 4.24; or (ii) any breach of any representation or warranty made by Graco and Graco US Finishing Brands in this Agreement which constitutes fraud or intentional misrepresentation.

(b)                                 The maximum amount of indemnification payments the Purchaser Group shall be entitled to receive from Graco for (A) Damages under Section 8.2(a)(i) with respect to breaches of the representations and warranties made by Graco and Graco US Finishing Brands in Section 4.1(a), 4.1(b), 4.1(c), 4.2, 4.3, 4.4(a), 4.8 or 4.24 and (B) ITW Section 8.2(a) Cap-Excluded Damages under Section 8.2(b), shall in the aggregate be the amount of the Purchase Price.

(c)                                  Graco shall have no liability for (A) Damages under Section 8.2(a)(i) (other than with respect to any liability under Section 8.2(a)(i) for any breach of or inaccuracy in any representation or warranty set forth in Section 4.1(a), 4.1(b), 4.1(c), 4.2, 4.3, 4.4(a), 4.8 or 4.24, for which indemnification shall be available on a first-dollar basis) or (B) ITW Section 8.2(a) Capped Damages under Section 8.2(b), until the aggregate of all such Damages arising out of all matters set forth in Section 8.2(a)(i), taken together with all ITW Section 8.2(a) Capped Damages under Section 8.2(b), exceeds $1,600,000.00 (the “Basket”), and then only to the extent of the excess.

(d)                                 Graco shall have no liability for (A) Damages under Section 8.2(a)(iii) or (B) ITW Section 8.2(c) Damages under Section 8.2(b), until the aggregate of all such Damages arising out of all matters set forth in Section 8.2(a)(iii), taken together with all ITW Section 8.2(c) Damages under Section 8.2(b), exceeds $4,000,000.00, and then only to the extent of the excess.

(e)                                  Notwithstanding anything herein to the contrary, for purposes of indemnification pursuant to Section 8.2(a)(viii), Damages shall include only one-half (rather than all) of any court costs and reasonable attorneys’ fees and expenses; provided, however, that the limitations set forth in this Section 8.4(e) shall not apply if Graco shall have assumed the defense of the Third Party Claim giving rise to the claim under Section 8.2(a)(viii).

(f)                                   The maximum amount of indemnification payments the Purchaser Group shall be entitled to receive from Graco for (A) Damages under Section 8.2(a)(ix) and (B) ITW Section 8.2(j) Damages under Section 8.2(b), shall be $8,000,000.00 in the aggregate.

(g)                                  For purposes of this Article 8: (A) in determining the amount of Damages arising from or relating to any breach of or inaccuracy in any representation or warranty in this Agreement (but not for purposes of determining whether such a breach or inaccuracy occurred), all materiality and Material Adverse Effect qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to such qualifier; and (B) in determining the amount of Damages arising from or relating to any breach of or inaccuracy in any representation or warranty in the ITW Purchase Agreement for which the Purchaser Group may seek indemnification under Section 8.2(b), effect shall be given to the limitations contained in Section 8.4(g) of the ITW Purchase Agreement.

(h)                                 Limitations on Indemnification Obligations.

(i)                                     Notwithstanding anything in this Agreement to the contrary, the Purchaser Group shall not have a right to assert claims under, and Graco shall not have any liability to the Purchaser Group under, Section 8.2(a) of this Agreement for (1)

Damages to the extent that such Damages arise out of a fact, circumstance, occurrence, event, act or Liability occurring or arising on or before April 2, 2012, or (2) Damages arising out of a fact, circumstance, occurrence, event, act or Liability, to the extent that, by the terms of Article 8 of the ITW Purchase Agreement (and without giving effect to any of the limitations on indemnification contained in the ITW Purchase Agreement), ITW Parent has agreed to indemnify the ITW Purchase Agreement Purchaser Group for ITW Purchase Agreement Damages arising out of such fact, circumstance, occurrence, event, act or Liability.  The foregoing limitation applies notwithstanding the fact that (A) Damages could otherwise arise from or relate to the matters identified in Section 8.2(a) due to facts, circumstances, occurrences, events, acts or Liabilities occurring or arising prior to April 2, 2012 and (B) certain of the representations and warranties made by Graco and Graco US Finishing Brands contained in this Agreement may refer to facts, circumstances, occurrences, events and Liabilities on or before April 2, 2012 or have application to periods on or before April 2, 2012.  Nothing in this Section 8.4(h)(i) is intended to limit the Purchaser Group’s indemnification rights under Section 8.2(b).

(ii)                                  Notwithstanding anything in this Agreement to the contrary, indemnification pursuant to Section 8.2(b) shall be the sole and exclusive remedy for (1) Damages arising out of a fact, circumstance, occurrence, event, act or Liability occurring or arising on or before April 2, 2012 and (2) Damages arising out of a fact, circumstance, occurrence, event, act or Liability, to the extent that, by the terms of Article 8 of the ITW Purchase Agreement (and without giving effect to any of the limitations on indemnification contained in the ITW Purchase Agreement), ITW Parent has agreed to indemnify the ITW Purchase Agreement Purchaser Group for ITW Purchase Agreement Damages arising out of such fact, circumstance, occurrence, event, act or Liability.

(iii)                               The Purchaser Group shall not have a right to assert claims under any provision of this Agreement (including, but not limited to, Section 8.2(a) or (b)) for any Damages to the extent that such Damages arise out of actions taken by or omitted to be taken by Purchaser or the Liquid Finishing Business after the Closing Date.

(iv)                              The rights of the Purchaser Group to indemnification for (x) Damages pursuant to the provisions of Section 8.2(a)(i) and (iii)(A), (y) ITW Section 8.2(a) Capped Damages under Section 8.2(b), and (z) ITW Section 8.2(a) Cap-Excluded Damages under Section 8.2(b), are in each case subject to the following limitations: the amount of any and all Damages will be determined net of any (1) applicable accruals or reserves included in the calculation of the Net Working Capital on the Final Closing Statement; (2) amounts actually recovered by the Purchaser Group under indemnification agreements or arrangements with third parties or under insurance policies with respect to such Damages (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder), and (3) an amount equal to the Tax savings or benefits actually realized by the Purchaser Group that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Damages.  An Indemnified Party shall use commercially reasonable efforts to collect any applicable insurance proceeds (including (A) an assignment to the Indemnifying Party of its right to pursue claims thereto (to the extent freely assignable) and (B) providing the Indemnifying Party with reasonable assistance in pursuing any such assigned claim (at the Indemnifying Party’s sole cost and expense)).

(v)                                 Notwithstanding anything to the contrary contained herein, upon any Indemnified Party’s becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 8, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

(i)                                     Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy for Damages (but not for injunctive or other non-monetary relief) with respect to any and all claims (whether in contract or tort) relating to this Agreement, including any breach of the covenants, agreements, representations or warranties set forth herein, the subject matter of this Agreement and the transactions contemplated hereby, except to the extent of fraud or willful misconduct by any Person.

(j)                                    Purchaser Parent and US Purchaser covenant and agree that, following the Closing, Purchaser Parent and US Purchaser will not, and will cause its Affiliates (including, but not limited to, the Acquired Subsidiaries) to not, exercise any (or attempt to exercise any) indemnification rights they may have (or may purport to have) under the ITW Purchase Agreement.

8.5.                            Procedure for Indemnification of Third Party Claims.

(a)                                 Notice of Third Party Claims.  If any action, claim, suit, proceeding, arbitration, order, or governmental investigation or audit is filed or initiated by any third party (a “Third Party Claim”) against any party entitled to the benefit of indemnity under this Agreement (an “Indemnified Party”), written notice of such Third Party Claim shall be given to the party owing indemnity (an “Indemnifying Party”) as promptly as practicable (and in any event within 30 days after the service of the citation or summons, or on such earlier date as is required to comply with legal process); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(b)                                 Defense and Settlement.  If any Third Party Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, at its option (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party or (ii) the Indemnified Party has failed to assume the defense of the Third Party Claim within 15 days after receipt of notice thereof), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for which the Indemnifying Party may have an indemnification obligation pursuant to Section 8.2(a)(viii) or (ix).  If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Applicable Law or the rights of any Person by the Indemnified Party (or any of its affiliates or their respective directors, managers, officers, shareholders, members, agents, or representatives) and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (ii) the Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Party Claim effected without its consent.  If the Indemnifying Party assumes the defense of any Third Party Claim, then the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense and any compromise or settlement of such claim and will consult with, when appropriate, and consider any reasonable advice from, the Indemnified Party with respect to any such defense, compromise, or settlement.  If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within 15 days after the Indemnified Party’s notice is given, elect to assume the defense of such Third Party Claim, the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate at its own expense in such defense (including in any proceedings regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense.

(c)                                  Non-Monetary Claims.  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim would adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party shall not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.6.                            Procedure for Indemnification of Other Claims.  A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

8.7.                            Tax Treatment of Indemnity Payments.  The parties shall treat any indemnity payments made pursuant to this Article 8 as an adjustment to the Purchase Price for all federal, state, local, and foreign Tax purposes (unless otherwise required by a Governmental Authority).

ARTICLE 9
MISCELLANEOUS

9.1.                            Termination.

(a)                                 This Agreement may be terminated:

(i)                                     at any time prior to the Closing by mutual written agreement of Purchaser Parent and Graco;

(ii)                                  by Purchaser Parent, at any time prior to the Closing in the event that either Graco or Graco US Finishing Brands is in breach of any of the representations, warranties or covenants made by Graco or Graco US Finishing Brands in this Agreement such that the conditions contained in Sections 7.1(a) or (b) are not capable of being satisfied; provided, however, that such condition is not the result of any breach of any representation, warranty or covenant of any Purchaser, Purchaser Parent or US Purchaser set forth in this Agreement, and, provided, further, that for the avoidance of doubt Purchaser Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(ii) due to any update, supplement or amendment contained in a Disclosure Schedule Update, any breach of or inaccuracy in any representation or warranty made by Graco or Graco US Finishing Brands in this Agreement that is subject to or qualified by one or more Incomplete Disclosure Schedules, or any breach of or inaccuracy in any Unqualified Representations;

(iii)                               by Graco, at any time prior to the Closing in the event that any Purchaser, Purchaser Parent or US Purchaser is in breach of any of the representations, warranties or covenants made by any Purchaser, Purchaser Parent or US Purchaser in this Agreement such that the conditions contained in Sections 7.2(a) or (b) are not capable of being satisfied; provided, however, that such condition is not the result of any breach of any covenant representation, warranty or covenant of Sellers set forth in this Agreement;

(iv)                              by Purchaser Parent, if any condition in Section 7.1 becomes incapable of fulfillment at Closing; provided that Purchaser Parent has not waived such condition;

(v)                                 by Graco, if any condition in Section 7.2 becomes incapable of fulfillment at Closing; provided that Graco has not waived such condition; or

(vi)                              by Graco, at any time after January 7, 2015, if (A) the conditions set forth in Section 7.2(d) have not been waived by Graco or satisfied on or prior to such date (unless the failure to satisfy the conditions set forth in Section 7.2(d) resulted primarily from the breach of any representation, warranty or covenant contained in this Agreement by Graco or any other Seller), and (B) the Closing has not occurred on or prior to such date;

(vii)                           by Graco, at any time after February 7, 2015, if (A) the conditions set forth in Section 7.2(d) have been waived by Graco or satisfied on or prior to such date, (B) all of the other conditions set forth in Section 7.2, except for the conditions set forth in Section 7.2(g) and those conditions that by their terms cannot be satisfied until the Closing, have not been waived by Graco or satisfied on or prior to such date (unless the failure to satisfy any of such other conditions set forth in Section 7.2 resulted primarily from the breach of any representation, warranty or covenant contained in this Agreement by Graco or any other Seller), and (C) the Closing has not occurred on or prior to such date;

(viii)                        by Graco, on the one hand, or Purchaser Parent, on the other hand, at any time after April 4, 2015, if the Closing shall not have occurred by such date, unless the failure or delay resulted primarily from the breach of any representation, warranty or covenant contained in this Agreement by the party or parties initiating such termination.

(b)                                 Any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv), (v), (vi), (vii) or (viii) shall be effected by written notice from Graco to Purchaser Parent (if Graco is the terminating party) or Purchaser Parent to Graco (if Purchaser Parent is the terminating party), which notice shall specify the basis therefor.  Any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv), (v), (vi), (vii) or (viii) shall not terminate the liability of any party for any breach or default of any representation, warranty, covenant or other agreement set forth in this Agreement which exists at the time of such termination, and the provisions of Articles 8 and 9 shall survive any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv), (v), (vi), (vii) or (viii).

9.2.                            Expenses.  Except as otherwise expressly provided herein, each party to this Agreement shall pay all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal, accounting and financial advisors.

9.3.                            Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction.  Any action brought to enforce any provision of this Agreement shall be brought in the Delaware Court of Chancery, assuming that such Court has jurisdiction of such matter, and to any other federal or state court in the State of Delaware if the Court of Chancery does not have jurisdiction, and the parties hereto hereby consent to the jurisdiction of such courts; provided, however, that in the event an action is brought by the Purchaser Group to enforce its indemnification rights under Article 8 of this Agreement for a matter for which the ITW Purchase Agreement Purchaser Group is entitled to seek indemnification from ITW Parent pursuant to Article 8 of the ITW Purchase Agreement (including, but not limited to, any action brought by the Purchaser Group to enforce its indemnification rights under Section 8.2(b) of this Agreement), such action shall, to the fullest extent permitted by Applicable Law, be brought in such court in which the ITW Purchase Agreement Purchaser Group is required or permitted to bring an action to enforce its indemnification rights under Article 8 of the ITW Purchase Agreement.  TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4.                            Notices.  All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered in person, (ii) three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail addressed as set forth below, (iii) on the next Business Day after being deposited with a nationally recognized overnight courier service addressed as set forth below, or (iv) upon dispatch if sent by facsimile with confirmation of receipt from the intended recipient to the facsimile number set forth below (or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section, except that any notice of change of address shall not be deemed given until actually received by the party to whom directed):

If to any Seller:

Graco Inc.

88 Eleventh Avenue N.E.

Minneapolis, Minnesota 55413

Attn: General Counsel

Tel. No.: 612-623-6604

Fax No.: 612-623-6944

with a copy to:

Lindquist & Vennum LLP

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

Attn: Joseph J. Humke and Charles P. Moorse

Tel. No.:  Joseph J. Humke (612-371-2453)

Charles P. Moorse (612-371-5771)

Fax No.:  612-371-3207

If to any Purchaser:

c/o Carlisle Companies Incorporated

11605 North Community House Road, Suite 600

Charlotte, NC  28277

Attn:  General Counsel

Tel. No.:

Fax No.:  (704) 501-1190

with a copy to:

Dorsey & Whitney LLP

50 S. Sixth Street, Suite 1500

Minneapolis, MN  55402

Attn:                    Robert A. Rosenbaum

Jonathan A. Van Horn

Tel. No.:  (612) 340-2600

Fax No.:  (612) 340-2868

9.5.                            Entire Agreement; Amendment.  This Agreement, including the schedules and exhibits, constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral (including any letter of intent, term sheet, or memorandum of understanding).  This Agreement may not be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by the party to be bound thereby.  In addition, the parties acknowledge and agree that they shall not modify the terms of this

Agreement without the prior approval of the FTC, except as otherwise provided in Rule 2.41(f)(5) of the FTC’s Rules of Practice and Procedure, 16 C.F.R. § 241(f)(5).

9.6.                            Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving the term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.7.                            Benefit; Assignability.  This Agreement is enforceable by, and inures to the benefit of, the parties to this Agreement and their respective successors and assigns.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so shall be void; provided, however, that Purchaser Parent, US Purchaser or any Purchaser may assign any or all of its rights and interests hereunder (i) to one or more of its Affiliates, (ii) for collateral security purposes to any lender providing financing to Purchaser Parent or its Affiliates and any such lender may exercise all of the rights and remedies of Purchasers hereunder, and (iii) to any subsequent purchaser of Purchaser Parent, US Purchaser or any Purchaser or any material portion of their respective assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise).

9.8.                            Counterparts.  This Agreement may be executed in any number of counterparts and delivered via facsimile or other form of electronic transmission (including .pdf transmission), each of which shall be deemed an original and all of which shall constitute one agreement.

9.9.                            Publicity and Disclosures.  Sellers acknowledge that Purchaser Parent may be required to file this Agreement and related disclosures with the FTC, the SEC and the New York Stock Exchange.  Purchasers acknowledge that Graco may be required to file this Agreement and related disclosures with the FTC, the SEC and the New York Stock Exchange.  The parties hereby agree to seek confidential treatment of any information contained in any document filed with the SEC, as reasonably requested by any party.

9.10.                     No Third-Party Rights; Interplay with Final Order.  Except as expressly contemplated by this Agreement, nothing in this Agreement is intended, nor may be construed, to confer upon or give any Person, other than the parties hereto and the Persons entitled to indemnification under Article 8, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, Graco affirms that this Agreement, upon the approval of the FTC, shall constitute the Divestiture Agreement under and as defined in the Final Order and, as provided in the Final Order, Graco’s failure to comply with the terms of this Agreement shall constitute Graco’s failure to comply with the Final Order.

9.11.                     Headings.  The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.12.                     Remedies.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument.  The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by Applicable Law, the parties may enforce this Agreement by equitable relief (including, but not limited to, injunctive or mandatory relief) to be issued by or against the other parties, it being understood that both Damages and specific performance shall be proper modes of relief and are not to be understood as alternative remedies; provided, however, that Graco shall not, and shall cause its Affiliates not to, enforce Section 6.2(d)(iii) by seeking equitable relief following the 18-month anniversary of the Closing Date (it being acknowledged and agreed that Graco and its Affiliates may seek monetary damages following the 18-month anniversary of the Closing Date in the event of a breach of Section 6.2(d)(iii)).  Without limiting the generality of the foregoing, subject to any termination of this Agreement pursuant to Section 9.1: (a) in the event that the conditions to the Closing set forth in Sections 7.1(a)-(g) and Sections 7.2(a)-(e) have been satisfied or waived, then Purchaser Parent and US Purchaser shall, and shall cause Purchasers to, and Graco and Graco US Finishing Brands shall, and shall cause Sellers to, make the deliveries required by Sections 7.1(h) and 7.2(f), respectively, to effect the Closing; (b) Sellers shall be entitled to, but shall not be required to, obtain specific performance of this Agreement by Purchasers to effect the Closing; and (c) Purchasers shall be entitled to, but shall not be required to, obtain specific performance of this Agreement by Sellers to effect the Closing.

9.13.                     Further Assurances.  At the Closing and from time to time after the Closing, at the request of Purchaser Parent and without further consideration, Graco shall, and shall cause its Subsidiaries to, promptly execute and deliver to Purchaser Parent or the applicable Purchaser such documents, certificates, and other instruments (including instruments of sale, conveyance, assignment and transfer) and take such other action, as may reasonably be requested by Purchaser Parent to sell, convey, assign and transfer to and vest in Purchasers, or to put Purchasers in possession of, the Acquired Assets and all benefits related thereto and to carry out the purposes of this Agreement.

9.14.                     Disclosure Schedules.  The Disclosure Schedules set forth the exceptions to the representations and warranties contained in Article 4 under headings referencing the sections and subsections (if any) of this Agreement to which such exceptions apply.  The disclosures in the Disclosure Schedules relate only to the representations and warranties in the sections or subsections of the Agreement so indicated in the Disclosure Schedules and not to any other representation or warranty in this Agreement.

9.15.                     Severability of Invalid Provision.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

9.16.                     Interpretation; Construction.  In this Agreement: (a)  the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (b) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (c) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (d) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (e) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (f) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; (g) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; and (j) all dollar amounts are expressed in United States dollars unless otherwise expressly indicated.

9.17.                     Graco Guaranty.

(a)                                 Graco (i) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to the Purchaser Group the due and timely performance by Sellers of Sellers’ covenants, agreements, obligations, commitments, undertakings, and indemnities given or undertaken or expressed to be given or undertaken under this Agreement (collectively, the “Seller Guaranteed Obligations”), and (ii) shall indemnify the Purchaser Group and hold the Purchaser Group harmless against any Damages which the Purchaser Group may suffer, sustain or become subject to as a result of any Seller’s failure to perform any such Seller Guaranteed Obligations or enforcing this Section 9.17.

(b)                                 The guarantee provided by Graco in this Section 9.17 shall be a continuing guarantee, shall be independent of any other remedy any Purchaser, Purchaser Parent or US Purchaser may have to enforce the Seller Guaranteed Obligations, and shall be operative and binding notwithstanding that at any time or times the Seller Guaranteed Obligations shall cease or terminate, and the guarantee herein provided will not be considered as wholly or partially satisfied by the intermediate payment or satisfaction at any time of all or any part of the Seller Guaranteed Obligations. The liability of Graco under this Section 9.17 will not be discharged, diminished or in any way affected by any circumstance which might otherwise constitute, in whole or in part, a defense available to, or a discharge of, any Seller in respect of the Seller Guaranteed Obligations; provided, however, that the obligations and liability of Graco under this Section 9.17 shall be subject to the same express limitations and conditions as apply to the Sellers’ obligations in respect of the Seller Guaranteed Obligations under this Agreement.

9.18.                     Purchaser Parent Guaranty.

(a)                                 Purchaser Parent (i) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to the Seller Group the due and timely performance by Purchasers of Purchasers’ covenants, agreements, obligations, commitments, undertakings, and indemnities given or undertaken or expressed to be given or undertaken under this Agreement (collectively, the “Purchaser Guaranteed Obligations”), and (ii) shall indemnify the Seller Group and hold the Seller Group harmless against any Damages which the Seller Group may suffer, sustain or become subject to as a result of any Purchaser’s failure to perform any such Purchaser Guaranteed Obligations or enforcing this Section 9.18.

(b)                                 The guarantee provided by Purchaser Parent in this Section 9.18 shall be a continuing guarantee, shall be independent of any other remedy any Seller may have to enforce the Purchaser Guaranteed Obligations, and shall be operative and binding notwithstanding that at any time or times the Purchaser Guaranteed Obligations shall cease or terminate, and the guarantee herein provided will not be considered as wholly or partially satisfied by the intermediate payment or satisfaction at any time of all or any part of the Purchaser Guaranteed Obligations. The liability of Purchaser Parent under this Section 9.18 will not be discharged, diminished or in any way affected by any circumstance which might otherwise constitute, in whole or in part, a defense available to, or a discharge of, any Purchaser in respect of the Purchaser Guaranteed Obligations; provided, however, that the obligations and liability of Purchaser Parent under this Section 9.18 shall be subject to the same express limitations and conditions as apply to the Purchasers’ obligations in respect of the Purchaser Guaranteed Obligations under this Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED

/s/ Steven J. Ford
Name:	Steven J. Ford
Its:	Vice President and Chief Financial Officer

CARLISLE FLUID TECHNOLOGIES, INC.

/s/ Steven J. Ford
Name:	Steven J. Ford
Its:	Vice President and Secretary

GRACO INC.

/s/ Patrick J. McHale
Name:	Patrick J. McHale
Its:	President and Chief Executive Officer

FINISHING BRANDS HOLDINGS INC.

/s/ James A. Graner
Name:	James A. Graner
Its:	President

[Signature Page to Asset Purchase Agreement]